Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED IN THIS AGREEMENT, DEEMED BINDING ON ANY OF THE PARTIES TO THIS AGREEMENT.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto and as amended, supplemented, or otherwise modified from time to time in accordance with Section 13 hereof, this “Agreement”), is made and entered into as of April 2, 2019 (the “Execution Date”), by and among the following parties (each of the following described in sub clauses (i) through (iii) of this preamble, collectively, the “Parties”):(1)

i.                                          Jones Energy, Inc., Jones Energy, LLC, CCPR Sub LLC,  Jones Energy Finance Corp., Jones Energy Holdings, LLC, Jones Energy Intermediate, LLC, JRJ Opco, LLC, Nosley Acquisition, LLC, Nosley Assets, LLC, Nosley Midstream, LLC, and Nosley SCOOP, LLC (collectively, the “Company Parties”);

ii.                                       the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, First Lien Notes (collectively, the “Consenting First Lien Noteholders”) that have executed and delivered to Counsel to the Company Parties counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement; and

iii.                                    the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, 2022 Notes and 2023 Notes (collectively, the “Consenting Unsecured Noteholders” and, together with the Consenting First Lien Noteholders, the “Consenting Stakeholders”) that have executed and delivered to Counsel to the Company Parties counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement.

(1)         Capitalized terms used, but not defined in the preamble and recitals to this Agreement, have the meanings given to them in Section 1 of this Agreement or the Plan (defined herein), as applicable.

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arm’s length negotiated or been apprised of certain restructuring transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement and as specified in (i) the prepackaged chapter 11 plan of reorganization attached hereto as Annex 1 (the “Plan”), (ii) the Cash Collateral Order (as defined below) attached hereto as Annex 2, (iii) the Committed Exit Facility Term Sheet (as defined below) attached hereto as Annex 3, (iv) the Exit Commitment Letters (as defined below) attached hereto as Annex 4, (v) the Management Compensation Term Sheet (as defined below) attached hereto as Annex 5, (vi) the corporate governance term sheet attached hereto as Annex 6 (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “Governance Term Sheet”), and (vii) the term sheet for the New Warrants Documentation attached hereto as Annex 7 (as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, the “New Warrants Term Sheet” and, such transactions as described in this Agreement, the Plan, the Cash Collateral Order, the Committed Exit Facility Term Sheet, the Exit Commitment Letters, the Management Compensation Term Sheet, the Governance Term Sheet, and the New Warrants Term Sheet, the “Restructuring”);

WHEREAS, the Debtors intend to commence voluntary reorganization cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) to effect the Restructuring through the Plan;

WHEREAS, the Consenting First Lien Noteholders have agreed to the Company Parties’ use of cash collateral in accordance with the terms and conditions set forth in any order (a “Cash Collateral Order”) entered in the Chapter 11 Cases authorizing the use of cash collateral (whether interim or final), which order(s) shall be substantially in the form attached hereto as Annex 2;

WHEREAS, the Consenting Stakeholders or affiliates thereof committed to provide the reorganized Company Parties with an exit financing facility pro rata to each respective Consenting Stakeholder’s holdings of New Common Equity as of the Effective Date (the “Committed Exit Facility”) on the terms and conditions set forth in the term sheet attached hereto as Annex 3 (the “Committed Exit Facility Term Sheet”) and the commitment letter attached hereto as Annex 4 and related fee letters with respect thereto (the “Exit Commitment Letters”);

WHEREAS, as of the date hereof, the Consenting First Lien Noteholders hold, in the aggregate, approximately 84 percent of the aggregate principal amount outstanding under the First Lien Notes Indenture;

WHEREAS, as of the date hereof, the Consenting Unsecured Noteholders hold, in the aggregate, approximately 84 percent of the aggregate principal amount outstanding under the Unsecured Notes Indentures;

WHEREAS, the Parties agree that this Agreement, the Plan, and the Restructuring are the product of arm’s-length and good-faith negotiations among all of the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.                                          Definitions and Interpretation.

1.01.                     Definitions.  The following terms shall have the following definitions:

(a)                                 “2022 Notes” means the 6.75% Senior Notes due April 1, 2022 issued pursuant to the 2022 Notes Indenture.

(b)                                 “2022 Notes Indenture” means that certain indenture entered into among the Company Parties party thereto, and UMB Bank, National Association or any successors thereto, as indenture trustee, dated as of April 1, 2014, and as may be amended or supplemented from time to time in accordance with its terms.

(c)                                  “2023 Notes” means the 9.25% Senior Notes due March 15, 2023 issued pursuant to the 2023 Notes Indenture.

(d)                                 “2023 Notes Indenture” means that certain indenture entered into among the Company Parties party thereto, and UMB Bank, National Association or any successors thereto, as indenture trustee, dated as of February 23, 2015, and as may be amended or supplemented from time to time in accordance with its terms.

(e)                                  “Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules attached to this Agreement in accordance with Section 14.05 hereof (including the Plan).

(f)                                   “Agreement Effective Date” means the date on which the conditions set forth in Section 2 hereof have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

(g)                                  “Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to such Party.

(h)                                 “Alternative Exit Facility” means an exit financing facility to be provided in lieu of the Committed Exit Facility with the consent of, and on terms and conditions (and in an amount) reasonably acceptable to the Company Parties and the Required Consenting First Lien Noteholders.

(i)                                     “Alternative Restructuring Proposal” means any plan, inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, tender offer, exchange offer, consent solicitation, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to, in whole or in part, or is inconsistent with the terms of the Restructuring; provided, however, that “Alternative Restructuring Proposal” shall not include any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to any Alternative Exit Facility.

(j)                                    “Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

(k)                                 “Bankruptcy Court” has the meaning set forth in the recitals to this Agreement.

(l)                                     “Business Day” means any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange or the NASDAQ is closed for trading.

(m)                             “Cash Collateral Order” has the meaning set forth in the recitals to this Agreement.

(n)                                 “Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

(o)                                 “Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

(p)                                 “Committed Exit Facility” has the meaning set forth in the recitals to this Agreement.

(q)                                 “Committed Exit Facility Term Sheet” has the meaning set forth in the recitals to this Agreement.

(r)                                    “Company Claims and Interests” means any Claim against, or Interest in, a Company Party.

(s)                                   “Company Parties” has the meaning set forth in the recitals to this Agreement.

(t)                                    “Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring.

(u)                                 “Confirmation Hearing” has the meaning set forth in Section 4(a)(iv) hereof.

(v)                                 “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code.

(w)                               “Consenting First Lien Ad Hoc Group Noteholders” means the Consenting First Lien Noteholders that are members of the First Lien Ad Hoc Group.

(x)                                 “Consenting First Lien Noteholders” has the meaning set forth in the preamble to this Agreement.

(y)                                 “Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

(z)                                  “Consenting Unsecured Noteholders” has the meaning set forth in the preamble to this Agreement.

(aa)                          “Counsel to the Company Parties” means Kirkland & Ellis LLP and Jackson Walker LLP.

(bb)                          “Counsel to the Crossover Group” means Davis Polk & Wardwell LLP and Haynes and Boone, LLP.

(cc)                            “Counsel to the First Lien Ad Hoc Group” means Milbank LLP and Porter Hedges LLP.

(dd)                          “Crossover Group” means the ad hoc group of crossover holders of First Lien Notes and Unsecured Notes represented by Davis Polk & Wardwell LLP, Haynes and Boone, LLP, and Houlihan Lokey Capital Inc.

(ee)                            “Definitive Documents” means the documents set forth in Section 3.01 hereof.

(ff)                              “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto.

(gg)                            “Execution Date” has the meaning set forth in the preamble to this Agreement.

(hh)                          “Exit Commitment Letters” has the meaning set forth in the recitals to this Agreement.

(ii)                                  “Exit Facility” means the Committed Exit Facility and any Alternative Exit Facility, as applicable.

(jj)                                “Exit Facility Documents” means, collectively, the agreements, documents, or instruments related to the Exit Facility and any agreements, commitment letters, documents, or instruments related thereto.

(kk)                          “Finance Documents” means, collectively, (i) the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture, and (ii) all other documents entered into pursuant to or in connection with the foregoing documents in clause (i) of this definition.

(ll)                                  “First Day Pleadings” means the pleadings that the Company Parties determine, in consultation with the Required Consenting Noteholders, are necessary or desirable to file before the first hearing in the Chapter 11 Cases on or immediately after the Petition Date.

(mm)                  “First Lien Ad Hoc Group” means the ad hoc group of holders of First Lien Notes represented by Milbank LLP, Porter Hedges LLP, and Lazard Frères & Co. LLC.

(nn)                          “First Lien Notes” means the 9.25% Senior Secured First Lien Notes due March 15, 2023 issued pursuant to the First Lien Notes Indenture.

(oo)                          “First Lien Notes Claim” means any Claim on account of the First Lien Notes.

(pp)                          “First Lien Notes Indenture” means that certain indenture entered into among the Company Parties parties thereto, and UMB Bank, National Association or any successors thereto, as indenture trustee, dated as of February 14, 2018, and as may be amended or supplemented from time to time in accordance with its terms.

(qq)                          “First Lien Steering Committee” means each of the following holders (and/or investment advisors, sub-advisors, members, or managers of funds and accounts holding First Lien Notes) that are members of the First Lien Ad Hoc Group:  Citigroup Global Markets Inc., Oaktree Capital Management, L.P., and Silver Point Capital, L.P.

(rr)                                “Governance Documents” means the organizational and governance documents for the reorganized Company Parties and their subsidiaries, including, without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, and limited partnership agreements (or equivalent governing documents), which Governance Documents shall be in accordance with this Agreement (including Governance Term Sheet).

(ss)                              “Governance Term Sheet” has the meaning set forth in the recitals to this Agreement.

(tt)                                “Insolvency Proceeding” means any corporate action, legal proceeding, or other procedure or step taken in any jurisdiction in relation to:

(i)                                     the suspension of payments, a moratorium of any indebtedness, winding up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization (by way of voluntary arrangement, scheme, or otherwise) of any Company Party, including under the Bankruptcy Code;

(ii)                                  a composition, conciliation, compromise, or arrangement with the creditors generally of any Company Party or an assignment by any Company Party of its assets for the benefit of its creditors generally or any Company Party becoming subject to a distribution of its assets;

(iii)                               the appointment of a liquidator, receiver, administrator, administrative receiver compulsory manager, or other similar officer in respect of any Company Party or any assets of any Company Party; or

(iv)                              any procedure or step in any jurisdiction analogous to those set out in paragraphs (i) to (iii) above.

(uu)                          “Interest” means any equity security as defined in section 101(16) of the Bankruptcy Code.

(vv)                          “Joinder” means a joinder to this Agreement substantially in the form attached hereto as Annex 9.

(ww)                      “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction.

(xx)                          “Management Compensation Term Sheet” means the term sheet attached hereto as Annex 5.

(yy)                          “Management Incentive Plan” means any equity incentive program for the members of the management team of the reorganized Company Parties to be established as contemplated under the Management Compensation Term Sheet, and in accordance with this Agreement and the Definitive Documents.

(zz)                            “Milestones” means the milestones set forth in Section 4 hereof.

(aaa)                   “New Warrants Documentation” means the definitive documentation with respect to the New Warrants to be issued in accordance with the Plan.

(bbb)                   “New Warrants Term Sheet” has the meaning set forth in the recitals to this Agreement.

(ccc)                      “Outside Date” means the date that is 75 days after the Petition Date.

(ddd)                   “Parties” has the meaning set forth in the preamble to this Agreement.

(eee)                      “Permitted Transfer” means each transfer of any Company Claims and Interests that meet the requirements of Section 9.01 hereof.

(fff)                         “Permitted Transferee” means each transferee of any Company Claims and Interests who meets the requirements of Section 9.01 hereof.

(ggg)                      “Petition Date” means the first date on which any of the Company Parties commences a Chapter 11 Case.

(hhh)                   “Plan” has the meaning set forth in the recitals to this Agreement.

(iii)                               “Plan Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan, and the Plan thereby becomes effective.

(jjj)                            “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than seven (7) days before the commencement of the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Plan Effective Date as amendments to the Plan

Supplement, each of which shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth herein.

(kkk)                   “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims and Interests (or enter with customers into long and short positions in Company Claims and Interests), in its capacity as a dealer or market maker in Company Claims and Interests and (ii) is, in fact, regularly in the business of making a market in Claims against issuers or borrowers (including debt securities or other debt).

(lll)                               “Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders that collectively hold at least a majority of the aggregate outstanding principal amount of First Lien Notes held by all of the Consenting First Lien Noteholders as of such date, which must include no fewer than two members of the First Lien Ad Hoc Group.

(mmm)       “Required Consenting Noteholders” means the Required Consenting First Lien Noteholders and the Required Consenting Unsecured Noteholders.

(nnn)                   “Required Consenting Unsecured Noteholders” means, as of the relevant date, Consenting Unsecured Noteholders that collectively hold at least a majority of the aggregate outstanding principal amount of Unsecured Notes held by all of the Consenting Unsecured Noteholders as of such date.

(ooo)                   “Restructuring” has the meaning set forth in the recitals to this Agreement.

(ppp)                   “Securities Act” means the Securities Act of 1933, as amended.

(qqq)                   “Securities Rules” means Rules 501(a)(1), (2), (3), and (7) promulgated under the Securities Act.

(rrr)                            “Solicitation Materials” means all solicitation materials in respect of the Plan.

(sss)                         “Support Period” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated as to a Party in accordance with Section 12 hereof and (ii) the Plan Effective Date.

(ttt)                            “Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 12 hereof.

(uuu)                   “Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions).

(vvv)                   “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that the transferee is bound by the terms of this Agreement, substantially in the form attached hereto as Annex 7.

(www)             “Trustee” means any indenture trustee, collateral trustee, or other trustee or similar entity with respect to the First Lien Notes or the Unsecured Notes.

(xxx)                   “Unsecured Notes” means each of and, collectively, the 2022 Notes and 2023 Notes.

(yyy)                   “Unsecured Notes Claim” means any Claim on account of the Unsecured Notes.

(zzz)                      “Unsecured Notes Indentures” means each of and, collectively, the 2022 Notes Indenture and the 2023 Notes Indenture.

1.02.                     Interpretation.  For purposes of this Agreement:

(a)                                 in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)                                 capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)                                  unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)                                 unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time in accordance with this Agreement; provided that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)                                  unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)                                   the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)                                  captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)                                 references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; and

(i)                                     the use of “include” or “including” is without limitation, whether stated or not.

Section 2.                                          Effectiveness of this Agreement.

2.01.                     This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)                                 each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the other Parties;

(b)                                 holders of at least 80 percent of the aggregate outstanding principal amount of the First Lien Notes shall have executed and delivered counterpart signature pages of this Agreement to (i) the Company Parties, the Consenting Unsecured Noteholders, Counsel to the  First Lien Ad Hoc Group, and Counsel to the Crossover Group in a redacted form that removes such Consenting First Lien Noteholders’ holdings of securities in the Company Parties and (ii) Counsel to the Company Parties in an unredacted form (to be held by such counsel on a professionals’ eyes only basis);

(c)                                  holders of at least 77 percent of the aggregate outstanding principal amount of the Unsecured Notes shall have executed and delivered counterpart signature pages of this Agreement to (i) the Company Parties, the Consenting First Lien Ad Hoc Group Noteholders, Counsel to the First Lien Ad Hoc Group, and Counsel to the Crossover Group in a redacted form that removes such Consenting Unsecured Noteholders’ holdings of securities in the Company Parties and (ii) Counsel to the Company Parties in an unredacted form (to be held by such counsel on a professionals’ eyes only basis);

(d)                                 each Consenting Stakeholder that is participating in the Committed Exit Facility as of the date hereof shall have executed and delivered the Exit Commitment Letters with respect to its ratable share of the Committed Exit Facility; and

(e)                                  Counsel to the Company Parties shall have given notice to counsel to the other Parties in the manner set forth in Section 14.13 hereof (by email or otherwise) that the conditions to the Agreement Effective Date set forth in this Section 2 have occurred or are otherwise waived.

Section 3.                                          Definitive Documents.

3.01.                     The Definitive Documents governing the Restructuring shall consist of the following:

(a)                                 the Plan and the Plan Supplement;

(b)                                 the Confirmation Order;

(c)                                  the Disclosure Statement and its exhibits;

(d)                                 the Solicitation Materials;

(e)                                  the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials;

(f)                                   the Cash Collateral Order;

(g)                                  the Exit Facility Documents;

(h)                                 the Governance Documents;

(i)                                     the Management Compensation Term Sheet and Management Incentive Plan; and

(j)                                    the New Warrants Documentation.

3.02.                     The Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion.  Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter, or instrument related to the Restructuring shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (including the annexes hereto), as they may be modified, amended, or supplemented in accordance with Section 13 hereof.  Further, except as expressly contemplated in this Agreement (including the annexes hereto), the Definitive Documents not executed or not in a form attached to this Agreement as of the Execution Date shall be consistent with this Agreement and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting First Lien Noteholders; provided that the New Warrants Documentation shall also be in form and substance reasonably acceptable to the Required Consenting Unsecured Noteholders.

Section 4.                                          Milestones.

(a)                                 The following Milestones shall apply to this Agreement:

(i)                                     no later than the first Business Day following the Agreement Effective Date, the Company Parties shall commence a process to solicit and obtain proposals and written commitments from third-party providers of reserve based loans for a potential Alternative Exit Facility;

(ii)                                  no later than April 15, 2019, the Company Parties shall commence the Chapter 11 Cases and shall file the Plan and Disclosure Statement;

(iii)                               no later than April 18, 2019, the Bankruptcy Court shall have entered the Cash Collateral Order on an interim basis;

(iv)                              no later than May 7, 2019, the Bankruptcy Court shall have entered an order approving the Disclosure Statement and the Confirmation Order;(2)

(2)         The Company Parties will request a hearing for entry of such orders (the “Confirmation Hearing”) on the soonest date after the deadline for holders in voting classes to submit ballots with respect to the Plan that is reasonably practicable (subject to the Bankruptcy Court’s availability), but in no event, on the date that is later than 1 Business Day before May 7, 2019.

(v)                                 no later than the earlier of (a) the entry of the Confirmation Order or (b) 35 days after the Petition Date (unless the Plan Effective Date has already occurred), the Bankruptcy Court shall have entered the Cash Collateral Order on a final basis; and

(vi)                              no later than 14 days after entry of the Confirmation Order, the Plan Effective Date shall have occurred.

(b)                                 The Milestones may be extended by the Company Parties with the prior written consent, with email from counsel being sufficient, of the Required Consenting First Lien Noteholders.

Section 5.                                          Commitments of the Consenting Stakeholders.

5.01.                     General Commitments, Forbearances, and Waivers.

(a)                                 Affirmative Commitments.  During the Agreement Effective Period, each Consenting Stakeholder agrees, severally, and not jointly, in respect of all of its Company Claims and Interests to:

(i)                                     support the Restructuring, and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which it is legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring;

(ii)                                  take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with this Agreement;

(iii)                               support, and not object to, delay, impede, or take any other action to interfere with the Company Parties’ efforts to obtain an Alternative Exit Facility, including with respect to the Company’s marketing efforts, discussions, negotiations, or information sharing with any potential lender thereunder;

(iv)                              give any notice, order, instruction, or direction to the applicable Trustee(s) necessary to consummate the Restructuring;

(v)                                 negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents to which it is required to be a party or to which it has consent rights pursuant to Section 3.02 hereof; and

(vi)                              negotiate in good faith any additional or alternative provisions or agreements to address any legal, financial, or structural impediment that may arise that would prevent, hinder, impede, delay, or are necessary to effectuate the consummation of the Restructuring.

(b)                                 Negative Commitments.  During the Agreement Effective Period, each Consenting Stakeholder agrees in respect of all of its Company Claims and Interests that it shall not directly or indirectly:

(i)                                     object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(ii)                                  propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)                               file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(iv)                              exercise any right or remedy for the enforcement, collection, or recovery of any of the Company Claims and Interests other than to enforce this Agreement, the Cash Collateral Order, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement;

(v)                                 initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or any of the transactions implementing the Restructuring as contemplated in this Agreement, against the Company Parties or the other Parties other than to enforce this Agreement, the Cash Collateral Order, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement; or

(vi)                              object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, however, that nothing in this Agreement shall limit the right of any Party to exercise any right or remedy provided under this Agreement, the Cash Collateral Order, the Confirmation Order, or any other Definitive Document or as otherwise permitted under this Agreement.

5.02.                     Commitments with Respect to Chapter 11 Cases.

(a)                                 During the Agreement Effective Period, each Consenting Stakeholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Stakeholder, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)                                     vote each of its Company Claims and Interests to accept the Plan by delivering its duly executed and completed ballot(s) accepting the Plan to the Company’s solicitation agent on or before April 11, 2019;

(ii)                                  to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, not select on its ballot(s) the “opt-out” with respect to the releases set forth in the Plan; and

(iii)                               not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above;

provided, however, that nothing in this Agreement shall prevent any Party from changing, withholding, amending, or revoking (or causing the same) its timely election or vote with respect to the Plan if this Agreement has been validly terminated with respect to such Party.

(b)                                 During the Agreement Effective Period, each Consenting Stakeholder, in respect of each of its Company Claims and Interests, severally, and not jointly, will not object to any motion or other pleading or document filed by a Company Party in the Chapter 11 Cases in furtherance of the Restructuring that is consistent with this Agreement.

Section 6.                                          Additional Provisions Regarding the Consenting Stakeholders’ Commitments.

6.01.                     Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(a)                                 be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in a Chapter 11 Case, so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding, or taking any other action to delay, interfere, or impede, directly or indirectly, the Restructuring;

(b)                                 affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee) in a manner consistent with its obligations under Section 5.01(a) hereof;

(c)                                  impair or waive the rights of any Consenting Stakeholder to assert or raise any objection permitted under this Agreement in connection with the Restructuring;

(d)                                 prevent any Consenting Stakeholder from enforcing this Agreement, the Cash Collateral Order, the Confirmation Order, or any other Definitive Document, or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(e)                                  prohibit a Consenting Stakeholder from withdrawing a vote on the Plan solely upon the Termination Date with respect to such Consenting Stakeholder (other than as a result of the occurrence of the Effective Date); provided that upon the withdrawal of its vote on or after the Termination Date with respect to such Consenting Stakeholder (other than as a result of the occurrence of the Effective Date), such vote shall automatically be deemed void ab initio and such Consenting Stakeholder shall have a reasonable opportunity to change its vote;

(f)                                   (i) prevent any Consenting Stakeholder from taking any action which is required by applicable Law, (ii) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege, or (iii) require any Consenting Stakeholder to incur any expenses, liabilities, or other obligations, or agree to any commitments, undertakings, concessions, indemnities, or other arrangements that could result in expenses, liabilities, or other obligations; provided, however, that if any Consenting Stakeholder proposes to take any action that is otherwise inconsistent with this Agreement in order to comply with applicable Law, such Consenting Stakeholder shall provide advance reasonable notice to the Company Parties, Counsel to the Company Parties, Counsel to the First Lien Ad Hoc Group, and Counsel to the Crossover Group;

(g)                                  prevent any Consenting Stakeholder by reason of this Agreement or the transactions implementing the Restructuring from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like;

(h)                                 subject to the terms of Sections 5.01 and 5.02 hereof, prevent any Consenting Stakeholder from exercising any right under any Finance Document, nor shall anything contained in this Agreement be deemed to constitute a waiver or amendment of any provision of any Finance Document other than as expressly set forth herein;

(i)                                     prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence, or priority of its Company Claims and Interests in accordance with the terms of the relevant Finance Documents (including, without limitation, the filing of a proof of claim against any Company Party); or

(j)                                    prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement.

Section 7.                                          Commitments of the Company Parties.

7.01.                     Affirmative Commitments.  Except as set forth in Section 8, during the Agreement Effective Period, the Company Parties agree to:

(a)                                 support and take all steps reasonably necessary and desirable to consummate the Restructuring in accordance with this Agreement;

(b)                                 to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring contemplated herein, support and take all steps reasonably necessary and desirable to address any such impediment;

(c)                                  use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals with respect to the Restructuring;

(d)                                 actively oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring;

(e)                                  use commercially reasonable efforts to obtain proposals and written commitments for a potential Alternative Exit Facility;

(f)                                   upon reasonable request of the Consenting Stakeholders, inform the advisors to the Consenting Stakeholders as to:

(i)                                     the material business and financial (including liquidity) performance of the Company Parties;

(ii)                                  the status and progress of the negotiations of the Definitive Documents;

(iii)                               the status of obtaining any necessary or desirable authorizations (including consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange; and

(iv)                              the status and progress of the Company Parties’ efforts to solicit proposals and written commitments for a potential Alternative Exit Financing;

(g)                                  inform counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of:

(i)                                     any event or circumstance that has occurred, or that is reasonably likely to occur (and if it did so occur), that would permit any Party to terminate, or would result in the termination of, this Agreement with respect to such Party;

(ii)                                  any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring;

(iii)                               any notice of any commencement of any material involuntary Insolvency Proceedings, legal suit for payment of debt, or enforcement of a security interest by any person in respect of any Company Party;

(iv)                              a breach of this Agreement (including a breach by any Company Party);

(v)                                 any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; and

(vi)                              any material operations or financial developments of the Company Parties.

(h)                                 make commercially reasonable efforts to maintain their good standing under the Laws of the state or other jurisdiction in which they are incorporated or organized;

(i)                                     negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement;

(j)                                    (i) provide counsel for the Consenting Stakeholders a reasonable opportunity to review draft copies of all First Day Pleadings and “second day” pleadings, (ii) to the extent reasonably practicable, provide counsel to any Consenting Stakeholders materially affected by such filing a reasonable opportunity to review draft copies of other documents that the Company Parties intend to file with the Bankruptcy Court and, in each case (i) and (ii), the Company Parties shall consult in good faith with such Consenting Stakeholders regarding the form and substance of the First Day Pleadings;

(k)                                 make commercially reasonable efforts to operate their businesses in the ordinary course, taking into account the Restructuring and the Chapter 11 Cases;

(l)                                     negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring as contemplated by this Agreement;

(m)                             timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (iii) dismissing the Chapter 11 Cases;

(n)                                 timely file a formal objection, in form and substance reasonably acceptable to the Required Consenting Noteholders, to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan reorganization, as applicable; and

(o)                                 use commercially reasonable efforts to seek additional support for the Restructuring from their other material stakeholders to the extent reasonably prudent and, to the extent the Company Parties receive any Joinders or Transfer Agreements, to notify the Consenting Stakeholders of such Joinder and Transfer Agreements.

7.02.                     Negative Commitments.  Except as set forth in Section 8.01 hereof, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)                                 object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring;

(b)                                 take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring described in this Agreement;

(c)                                  modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(d)                                 file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement and the Definitive Documents.

Section 8.                                          Additional Provisions Regarding Company Parties’ Commitments.

8.01.                     Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable

Law; provided that, to the extent that any such action or inaction is inconsistent with this Agreement or would be deemed to constitute a material breach hereunder, including a determination to pursue an Alternative Restructuring Proposal, the Company Parties shall provide the Consenting Stakeholders, Counsel to the First Lien Ad Hoc Group, and Counsel to the Crossover Group with written notice two (2) Business Days prior to when any Company Party intends to take such action or inaction; provided, further, that any such inaction or action shall not impede any parties rights to terminate this Agreement pursuant to Section 12.

8.02.                     Subject to the terms of Section 8.01 and Section 12 hereof each Company Party and its respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall not solicit Alternative Restructuring Proposals, but shall have the right to:

(a)                                 consider, respond to, and facilitate any Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties;

(b)                                 provide access to non-public information concerning any Company Party to any person or entity or enter into Confidentiality Agreements or nondisclosure agreements with any person or entity in connection with any Alternative Restructuring Proposal (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties; and

(c)                                  engage in discussions or negotiations with respect to Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto) that may be received by the Company Parties; and

(d)                                 enter into or continue discussions or negotiations with holders of Company Claims and Interests (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee), or any other person or entity regarding the Restructuring or Alternative Restructuring Proposals; provided that the Company Parties shall (x) provide a copy of any written Alternative Restructuring Proposal (and notice of any oral Alternative Restructuring Proposal) within two (2) Business Days of the Company Parties’ or their advisors’ receipt of such Alternative Restructuring Proposal to the advisors to the First Lien Ad Hoc Group and the Crossover Group, and (y) provide such information necessary to the advisors to the First Lien Ad Hoc Group and the Crossover Group regarding such discussions as necessary to keep the First Lien Ad Hoc Group contemporaneously informed as to the status and substance of such discussions; provided, further, that nothing in this Section 8 shall limit the Company Parties’ ability to engage in marketing efforts, discussions, and/or negotiations with any party regarding an Alternative Exit Facility.

8.03.                     Nothing in this Agreement shall:

(a)                                 impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the implementation of the Restructuring; or

(b)                                 prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 9.                                          Transfer of Interests and Securities.

9.01.                     During the Support Period, a Consenting Stakeholder shall not Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) in any Company Claims and Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)                                 in the case of any Company Claims and Interests, the authorized transferee is either (1) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act, (2) a non-U.S. person in an offshore transaction as defined in Regulation S promulgated under the Securities Act, (3) an institutional accredited investor (as defined in the Securities Rules), or (4) a Consenting Stakeholder; and

(b)                                 either (i) the transferee executes and delivers to Counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder and the transferee provides notice of such Transfer (including the amount and type of Company Claims and Interests Transferred) to Counsel to the Company Parties at or before the time of the proposed Transfer; and

(c)                                  with respect to the Transfer of any Interests in a Company Party, such Transfer shall require at least five (5) Business Days’ notice to Counsel to the Company Parties and not (i) violate the terms of any order entered by the Bankruptcy Court with respect to preservation of net operating losses or (ii) in the reasonable business judgment of the Company Parties and their legal and tax advisors, adversely (A) affect the Company Parties’ ability to maintain the value of and utilize the Company Parties’ net operating loss carryforwards or other tax attributes or (B) the Company Parties’ ability to obtain the regulatory consents or approval necessary to effectuate the Restructuring.

9.02.                     Upon compliance with the requirements of Section 9.01 hereof, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims and Interests.  Any Transfer in violation of Section 9.01 hereof shall be void ab initio.

9.03.                     This Agreement shall in no way be construed to preclude any Consenting Stakeholder from acquiring additional Company Claims and Interests; provided, however, that (a) such additional Company Claims and Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to Counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claims and Interests acquired) to Counsel to the Company Parties within five (5) Business Days of such acquisition.

9.04.                     This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims and Interests.  Notwithstanding

anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect after any Transfer according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.                     Notwithstanding Section 9.01 hereof, a Qualified Marketmaker that acquires any Company Claims and Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims and Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims and Interests if (a) such Qualified Marketmaker subsequently Transfers such Company Claims and Interests within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01 hereof; and (c) the Transfer otherwise is a Permitted Transfer under Section 9.01 hereof. Notwithstanding Section 9.01 and Section 9.03 hereof, to the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title or interests in Company Claims and Interests that the Qualified Marketmaker acquires from a holder of the Company Claims and Interests who is not a Consenting Stakeholder without the requirement that the transferee be a Permitted Transferee.

9.06.                     Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfers set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any Company Claims and Interests in favor of a bank or broker dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.                                   Representations and Warranties of Consenting Stakeholders.  Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Agreement Effective Date:

(a)                                 it is the beneficial or record owner of the face amount of the Company Claims and Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims and Interests reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9 hereof) and, having made reasonable inquiry, is not the beneficial or record owner of any other Company Claims and Interests other than those reflected in such Consenting Stakeholder’s signature page to this Agreement, a Joinder, or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9 hereof);

(b)                                 it has the full power and authority to act on behalf of, vote, and consent to matters concerning such Company Claims and Interests;

(c)                                  such Company Claims and Interests are free and clear of any pledge, lien, security interest, charge, Claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, Transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(d)           it has the full power to vote, approve changes to, Transfer, and compromise all of its Company Claims and Interests as contemplated by this Agreement subject to applicable Law; and

(e)           (i) it is either (A) a qualified institutional buyer as defined in Rule 144A promulgated under the Securities Act, (B) not a U.S. person (as defined in Regulation S promulgated under the Securities Act), or (C) an institutional accredited investor (as defined in the Securities Rules), and (ii) any securities acquired by the Consenting Stakeholder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

Section 11.            Mutual Representations, Warranties, and Covenants.  Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement:

(a)           it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)           except as expressly provided in this Agreement, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement;

(c)           the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)           except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and, with respect to the Company Parties, subject to the necessary approvals of the Bankruptcy Court to effectuate the Restructuring contemplated by, and perform its respective obligations under, this Agreement; and

(e)           except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.  For the avoidance of doubt, the Amended and Restated Jones Energy Noteholder Cooperation Agreement dated May 16, 2018, has been made available to all Parties.

Section 12.            Termination Events.

12.01.     Consenting Stakeholder Termination Events.  This Agreement may be terminated by (x) with respect to the Consenting First Lien Noteholders, by the Required Consenting First Lien Noteholders and (y) with respect to the Consenting Unsecured Noteholders, by the Required Consenting Unsecured Noteholders (such Consenting Stakeholders seeking to terminate, the “Terminating Consenting Stakeholders”), in each case by the delivery to the Company Parties of a written notice in accordance with Section 14.13 hereof upon the occurrence of the following events:

(a)           the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the Terminating Consenting Stakeholders and (ii) remains uncured (to the extent curable) for ten (10) Business Days after the Terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.13 hereof detailing any such breach;

(b)           the Company Parties withdraw the Plan without the consent of the Required Consenting Noteholders;

(c)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) either (1) such ruling, judgment, or order has been at the request of the Company Parties in contravention of any obligations set forth in this Agreement or (2) remains in effect for fifteen (15) Business Days after the Terminating Consenting Stakeholders transmit a written notice in accordance with Section 14.13 hereof detailing any such issuance; notwithstanding the foregoing, this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(d)           any Company Party (i) files with the Bankruptcy Court any Definitive Document, or amends or modifies, or files a pleading with the Bankruptcy Court seeking authority to amend or modify, any of the Definitive Documents, in a manner that is inconsistent with this Agreement or which is otherwise in form or substance not reasonably satisfactory to the Required Consenting First Lien Noteholders, or (ii) publicly announces its intention to take any such acts;

(e)           any Company Party files, or publicly announces that it will file, with the Bankruptcy Court any plan of reorganization other than the Plan, or files with the Bankruptcy Court any motion or application seeking authority to sell any material assets, without the prior written consent of the Required Consenting Noteholders;

(f)            any Company Party files, or publicly announces that it will file, with the Bankruptcy Court a motion, application, or adversary proceeding (or any Company Party supports any such motion, application, or adversary proceeding filed or commenced by any third party) (i) challenging the validity, enforceability, or priority of, or seeking the avoidance or subordination of, the First Lien Notes Claims and Unsecured Notes Claims, or (ii) asserting any other cause of action against the Consenting Stakeholders;

(g)           the Bankruptcy Court enters a final order providing relief against the Consenting Stakeholders with respect to any of the causes of action or proceedings specified in Section 12.01(f) hereof;

(h)           the Bankruptcy Court enters any order authorizing the use of cash collateral that is not materially consistent with the Cash Collateral Order or otherwise consented to by the Required Consenting First Lien Noteholders;

(i)            the occurrence of any termination event or event of default under the Cash Collateral Order, as applicable, that has not been cured (if susceptible to cure) or waived in accordance with the terms thereof;

(j)            a breach by any Company Party or any other Party of any representation, warranty, or covenant of such Company Party or other Party set forth in this Agreement that could reasonably be expected to have a material adverse impact on the consummation of the Restructuring that (to the extent curable) remains uncured for a period of ten (10) Business Days after such Party’s receipt of written notice and description of such breach;

(k)           a determination is made with respect to any Company Party that its continued support of the Restructuring Transactions would be inconsistent with its fiduciary obligations under applicable law;

(l)            any Company Party terminates its obligations under and in accordance with Section 12.02 hereof;

(m)          the Bankruptcy Court enters an order denying confirmation of the Plan;

(n)           the Bankruptcy Court enters an order, or any Company Party files a motion or application seeking an order (without the prior written consent of the Required Consenting Noteholders, not to be unreasonably withheld), (i) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) dismissing one or more of the Chapter 11 Cases of a Company Party, (iv) terminating exclusivity under section 1121 of the Bankruptcy Code, or (v) rejecting this Agreement;

(o)           the failure to meet a Milestone, which has not been waived or extended in a manner consistent with Section 4 hereof, unless such failure is the result of any act, omission, or delay on the part of the terminating Consenting Stakeholder in violation of its obligations under this Agreement; or

(p)           other than for the purposes of implementing the Restructuring in accordance with the terms of this Agreement, one or more Insolvency Proceedings are commenced in respect of any Company Party that is an Obligor under (and as defined in) the Finance Documents that have not been dismissed within forty-five (45) days of the commencement thereof; provided that this termination right shall not apply to or be exercised by any Party that initiated or supported the initiation of the Insolvency Proceedings in question in contravention of any contrary obligation or restriction set out in this Agreement.

12.02.     Company Party Termination Events.  Any Company Party may terminate this Agreement as to any Party upon prior written notice to all Parties in accordance with Section 14.13 hereof upon the occurrence of any of the following events:

(a)           with respect to the Consenting Unsecured Noteholders, the breach in any material respect by the Consenting Stakeholders holding an amount of Unsecured Notes that would result in non-breaching Consenting Unsecured Noteholders holding less than two-thirds of the aggregate principal amount of the Unsecured Notes, of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by counsel to the Crossover Group and counsel to the First Lien Ad Hoc Group of notice of such breach;

(b)           with respect to the Consenting First Lien Noteholders, the breach in any material respect by the Consenting Stakeholders holding an amount of First Lien Notes that would result in non-breaching Consenting First Lien Noteholders holding less than two-thirds of the aggregate principal amount of the First Lien Notes, of any provision set forth in this Agreement that remains uncured for a period of ten (10) Business Days after the receipt by counsel to the Crossover Group and counsel to the First Lien Ad Hoc Group of notice of such breach;

(c)           the board of directors, board of managers, or such similar governing body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal, and the continued support of the Restructuring pursuant to this Agreement would be inconsistent with its fiduciary obligations;

(d)           the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring and (ii) remains in effect for fifteen (15) Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.13 hereof detailing any such issuance; notwithstanding the foregoing, this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(e)           the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.     Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following:  (a) each Company Party; (b) the Required Consenting First Lien Noteholders; and (c) the Required Consenting Unsecured Noteholders.

12.04.     Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice upon expiration of the earlier of (a) the Outside Date and (b) the Plan Effective Date.

12.05.     Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to entry of the Confirmation Order by the Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement or otherwise; provided, however, that any Consenting Stakeholder withdrawing or changing its vote pursuant to Section 6.01(e) hereof shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file a notice of such withdrawal or change with the Bankruptcy Court.  Nothing in this Agreement shall be construed as prohibiting a Company Party, any Consenting Unsecured Noteholder, or any Consenting First Lien Noteholder from contesting whether any termination of this Agreement by a Party is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before the applicable Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Consenting Unsecured Noteholder or any Consenting First Lien Noteholder, (b) any right of any Consenting Unsecured Noteholder, or the ability of any Consenting Unsecured Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company Party or any Consenting First Lien Noteholder, or (c) any right of any Consenting First Lien Noteholder, or the ability of any Consenting First Lien Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against any Company Party or any Consenting Unsecured Noteholder.  No purported termination of this Agreement, except a termination pursuant to Section 12.02(b) hereof, shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement.  Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b) hereof.

Section 13.            Amendments and Waivers.

(a)           This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)           This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by:  (a) each Company Party and (b) the following Parties: (i) the Required Consenting First Lien Noteholders and (ii) solely with respect to any modification, amendment, waiver, or supplement that materially and adversely alters the rights of such Parties, the Required Consenting Unsecured Noteholders.  Notwithstanding the foregoing, the consent of each such affected Consenting Stakeholder shall also be required to effectuate any modification, amendment, waiver, or supplement (x) if the proposed modification, amendment, waiver, or supplement has a material, disproportionate (as compared to other Consenting Stakeholders holding Claims within the same class as provided for in the Plan) adverse effect on any of the Company Claims and Interests held by a Consenting Stakeholder, and (y) to amend the Outside Date.

(c)           Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio as to any non-consenting Party affected thereby.

(d)           The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by a Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy by such Party.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.            Miscellaneous.

14.01.     Survival.  Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 9 hereof or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 12 and Section 14 hereof (except for Section 14.03 with respect to fees and expenses incurred after the termination of this Agreement, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.02.     Confidentiality.  The Parties understand and acknowledge that this Agreement may be disclosed and filed with the Bankruptcy Court as an exhibit to the Disclosure Statement and included in the Solicitation Materials, provided that in such disclosure the executed signature pages to this Agreement shall be redacted and no individual holdings information shall be included, except as may be required by law.  The Company Parties shall not disclose to any person the amount or percentage of Claims held by any individual Consenting Noteholder, except as may be required by law.  If in either case such disclosure is required by law, the Company Parties shall provide each Consenting Noteholder with advanced notice of the intent to disclose and shall afford each Consenting Noteholder a reasonable opportunity to (i) seek a protective order or other appropriate remedy or (ii) review and comment upon any such disclosure prior to the Company Parties making such disclosure.

14.03.     Fees and Expenses.

(a)           The Company Parties shall pay and reimburse all reasonable and documented fees and expenses when due (including travel costs and expenses) and all outstanding and unpaid amounts incurred in connection with the Restructuring since the inception of the applicable fee or engagement letters of the attorneys, accountants, other professionals, advisors, and consultants of the Consenting Stakeholders (whether incurred directly or on their behalf and regardless of whether such fees and expenses are incurred before or after the Petition Date), including the fees and expenses of:  (i) the First Lien Ad Hoc Group, which shall include: (a) Milbank LLP, as counsel (b) Porter Hedges LLP, as local counsel, (c) Lazard, as investment banker (including any success or transaction fees when earned), (d) one board search firm selected by the Required Consenting First Lien Noteholders, and (e) on the Plan Effective Date, the reasonable and documented out-of-pocket expenses of the members of the First Lien Steering Committee (provided, that such expenses must be approved by the First Lien Ad Hoc Group and, with respect to each of Citigroup Global Markets Inc. and Silver Point Capital, L.P., shall not exceed $100,000) in each case, including all amounts payable or reimbursable under applicable fee or engagement letters with the Company Parties (which agreements shall not be terminated by the Company Parties before termination of this Agreement) and the Cash Collateral Order; and (ii) the Crossover Group, including (a) Davis Polk & Wardwell LLP, as counsel, (b) Haynes and Boone, LLP, as local counsel, and (c) Houlihan Lokey Capital, Inc., as financial advisor (including any success or transaction fees when earned), in each case, including all amounts payable or reimbursable under applicable fee or engagement letters with the Company Parties (which agreements shall not be terminated by the Company Parties before the termination of this Agreement) and the Cash Collateral Order; provided that all invoices of such advisors for such fees and expenses outstanding as of the Agreement Effective Date that are received within 5 Business Days after the Agreement Effective Date shall be paid in full prior to the Petition Date; provided, further, that the Company Parties shall not be obligated to pay any fees and expenses under this Section 14.03 and the Agreement upon and after the Termination Date.

(b)           The Commitment Premium (as defined in the Committed Exit Facility Term Sheet) shall be paid as set forth in the Committed Exit Facility Term Sheet.

14.04.     Acknowledgement. Notwithstanding any other provision of this Agreement, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.05.     Annexes Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.  In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

14.06.     Further Assurances.  Subject to the other terms of this Agreement, during the Agreement Effective Period, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters specified in this Agreement, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring, as applicable, provided, however, that this Section 14.06 shall not limit the right of any party hereto to exercise any right or remedy provided in this Agreement (including the approval rights set forth in Section 3.02 hereof).

14.07.     Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement and, with respect to the parties thereto, the Amended and Restated Jones Energy Noteholder Cooperation Agreement dated May 16, 2018.

14.08.     GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO

CONTRACTS MADE AND TO BE PERFORMED IN NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES.  Each Party to this Agreement agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in federal or state courts located in the City of New York, Borough of Manhattan.  Notwithstanding the foregoing consent to jurisdiction, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto; and (d) consents to entry of a final order or judgment by the Bankruptcy Court.

14.09.     TRIAL BY JURY WAIVER.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.10.     Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement; provided that signature pages executed by the Consenting Stakeholders shall be delivered in a form consistent with Section 2.01 hereof.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.11.     Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.12.     Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or Transferred to any other person or entity.

14.13.     Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)           if to a Company Party, to:

Jones Energy, Inc.
807 Las Cimas Parkway, Suite 350

Austin, Texas 78746
Attention:  Carl Giesler
E-mail address:  cgiesler@jonesenergy.com

with copies to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Christopher Marcus, P.C., Brian E. Schartz, P.C.,
Anthony R. Grossi, and Rebecca Blake Chaikin
E-mail address: cmarcus@kirkland.com, bschartz@kirkland.com, anthony.grossi@kirkland.com, and rebecca.chaikin@kirkland.com

Jackson Walker LLP

1401 McKinney Street, Suite 1900

Houston, Texas 77010

Attention: Matthew D. Cavenaugh

E-mail address: mcavenaugh@jw.com

(b)           if to a Consenting First Lien Noteholder, to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention:  Evan R. Fleck and Michael W. Price

Email address:  efleck@milbank.com and mprice@milbank.com

(c)           if to a Consenting Unsecured Noteholder, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Brian M. Resnick and Benjamin Schak

Email address:  brian.resnick@davispolk.com and benjamin.schak@davispolk.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.14.     Independent Due Diligence and Decision Making.  Each of the Consenting Stakeholders hereby confirms that its decision to execute and deliver this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.  Each of the Consenting Stakeholders acknowledges that the Company Parties intend to disclose certain financial information contemporaneously with the public announcement of this Agreement (which may include one or more base or upside scenarios based on differing assumptions) and, regardless of such disclosure, confirms its decision to execute and deliver this Agreement (and to comply with its obligations hereunder).

14.15.     Enforceability of Agreement.  The Parties hereby acknowledge and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each Party waives any right to assert that the exercise of any notice or termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising notice and termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 14.15 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 14.15 is illegal, invalid, or unenforceable, in whole or in part.  Notwithstanding anything herein to the contrary, following the commencement of the Chapter 11 Cases and unless and until there is an unstayed order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, the occurrence of any of the termination events in Sections 12.01, 12.03, and 12.04, shall result in automatic termination of this Agreement, to the extent any of the Terminating Consenting Stakeholders would otherwise have the ability to terminate this Agreement in accordance with Sections 12.01, 12.03, 12.04, five (5) calendar days following such occurrence unless waived in writing by all of the Terminating Consenting Stakeholders.

14.16.     Waiver.  If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

14.17.     Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.18.     Damages.  Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect, or consequential damages or damages for lost profits.

14.19.     Relationship Among Parties.  Notwithstanding anything herein to the contrary, the agreements, representations, warranties, and obligations of the Consenting Stakeholders under this Agreement are, in all respects, several and not joint.  No Party shall have any responsibility by virtue of this Agreement for any trading by any other entity or person.  No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.  The Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Company Parties and the Consenting Stakeholders do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.  No action taken by any Consenting Stakeholder pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that any of the Consenting Stakeholders are in any way acting in concert or as such a “group.”

14.20.     Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.21.     Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.22.     Capacities of Consenting Stakeholders.  Each Consenting Stakeholder has entered into this Agreement on account of all Company Claims and Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims and Interests.

14.23.     Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02 or Section 13 hereof, or otherwise, including a written approval by the Company Parties, the Required Consenting First Lien Noteholders, or the Required Consenting Unsecured Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

JONES ENERGY, INC.		JONES ENERGY HOLDINGS, LLC

By:	/s/ Carl F. Giesler, Jr.	By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.	Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

CCPR SUB LLC		NOSLEY MIDSTREAM, LLC

By:	/s/ Carl F. Giesler, Jr.	By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.	Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

NOSLEY ASSETS, LLC		JONES ENERGY, LLC

By:	/s/ Carl F. Giesler, Jr.	By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.	Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

NOSLEY SCOOP, LLC		JRJ OPCO, LLC

By:	/s/ Carl F. Giesler, Jr.	By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.	Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

NOSLEY ACQUISITION, LLC		JONES ENERGY FINANCE CORP.

By:	/s/ Carl F. Giesler, Jr.	By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.	Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer	Title:	Chief Executive Officer

JONES ENERGY INTERMEDIATE, LLC

By:	/s/ Carl F. Giesler, Jr.
Name:	Carl F. Giesler, Jr.
Title:	Chief Executive Officer

Contrarian Capital Management, L.L.C.,
as Investment Manager

By:	/s/ Jon Bauer
Name:	Jon Bauer
Title:	Managing Member

Wolverine Flagship Fund Trading Limited
By Wolverine Asset Management, LLC, its investment manager

By:	/s/ Kenneth L. Nadel
Name:	Kenneth L. Nadel
Title:	Authorized Signatory

Brookfield Asset Management

By: Brookfield Credit Opportunities Master Fund, L.P.

OC 538 Offshore Fund, L.P.

By: Brookfield Asset Management Private Institutional Capital Advisor (Credit), LLC, Investment Manager of above funds

By:	/s/ Anthony Bavaro
Name:	Anthony Bavaro
Title:	Vice President

AIG Asset Management (U.S.), LLC, as investments adviser

By:	/s/ Michael Odell
Name:	Michael Odell
Title:	Managing Director

GLENDON CAPITAL MANAGEMENT L.P.

By:	/s/ Haig Maghakian
Name:	Haig Maghakian
Title:	Authorized Person

AVENUE ENERGY OPPORTUNITIES FUND, L.P.

BY: AVENUE ENERGY OPPORTUNITIES PARTNERS, LLC
ITS GENERAL PARTNER

BY: GL ENERGY OPPORTUNITIES PARTNERS, LLC,
ITS MANAGING MEMBER

By:	/s/ Marc Lasry
Name:	Marc Lasry
Title:	Member

AVENUE ENERGY OPPORTUNITIES FUND II, L.P.

BY: AVENUE ENERGY OPPORTUNITIES PARTNERS II, LLC
ITS GENERAL PARTNER

BY: GL ENERGY OPPORTUNITIES PARTNERS II, LLC,
ITS MANAGING MEMBER

By:	/s/ Marc Lasry
Name:	Marc Lasry
Title:	Member

AVENUE PPF OPPORTUNITIES FUND, L.P.

BY: AVENUE PPF OPPORTUNITIES FUND GENPAR, LLC,
ITS GENERAL PARTNER

By:	/s/ Marc Lasry
Name:	Marc Lasry
Title:	Member

NOKOTA CAPITAL MASTER FUND, L.P.

By:	/s/ Jeremy Edelstein
Name:	Jeremy Edelstein
Title:	Authorized Person

Nomura Corporate Research and Asset Management, Inc. as investment advisor, by and on behalf of certain of its and its affiliates’ managed funds and/or accounts

By:	/s/ Steve Kotsen
Name:	Steve Kotsen
Title:	Managing Director

WHITEBOX ASYMMETRIC PARNTERS, L.P.
By: Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Executive Officer and General Counsel

WHITEBOX CAJA BLANCA FUND, LP
By: Whitebox Caja Blanca GP LLC its General Partner
By: Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Executive Officer and General Counsel

WHITEBOX GT FUND, LP
By: Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Executive Officer and General Counsel

WHITEBOX MULTI-STRATEGY PARNTERS, L.P.
By: Whitebox Advisors LLC, its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Executive Officer and General Counsel

PANDORA SELECT PARTNERS, L.P.
By: Whitebox Advisors LLC its investment manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Executive Officer and General Counsel

Silver Point Capital L.P.

By:	/s/ Steven Weiser
Name:	Steven Weiser
Title:	Authorized Signatory

Capital Research and Management Company, for and on behalf of certain funds it manages

By:	/s/ Mark E. Brubaker
Name:	Mark E. Brubaker
Title:	Authorized Signatory

Oaktree Opportunities Fund Xb Holdings (Delaware), L.P.

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Mahesh Balakrishnan
Name:	Mahesh Balakrishnan
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

Oaktree Value Opportunities Fund Holdings, L.P.

By: Oaktree Value Opportunities Fund GP, L.P.
Its: General Partner

By: Oaktree Value Opportunities Fund GP Ltd.
Its: General Partner

By: Oaktree Capital Management, L.P.
Its: Director

By:	/s/ Steven Tesoriere
Name:	Steven Tesoriere
Title:	Managing Director

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Managing Director

Oaktree Cascade Investment Fund I, L.P.

By: Oaktree Cascade Investment Fund I GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:	/s/ Mahesh Balakrishnan
Name:	Mahesh Balakrishnan
Title:	Authorized Signatory

By:	/s/ Emily Stephens
Name:	Emily Stephens
Title:	Authorized Signatory

The Distressed Debt Trading Desk of Citigroup Global Markets Inc.

By executing this Agreement, the Distressed Debt Trading Desk of Citigroup Global Markets Inc. (the “Distressed Desk”) binds only itself and not Citigroup Global Markets Inc., Citigroup Inc., or any of their respective desks (other than the Distressed Desk), business units, subsidiaries or affiliates (including any desk or business unit thereof). Moreover, the Distressed Desk shall have no obligation to cause Citigroup Global Markets Inc. or any of its affiliates or desks to take or refrain from taking any action; provided, however, that Citigroup Global Markets Inc. shall be responsible for ensuring that the Distressed Desk complies with its obligations hereunder.

By:	/s/ Bryan S. Broyles
Name:	Bryan S. Broyles
Title:	Authorized Signatory

Annex 1

Plan

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
JONES ENERGY, INC., et al.,(1))		Case No. 19- ( )
)
Debtors.	)
)

JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF JONES ENERGY, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE.  THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Brian E. Schartz, P.C. (TX Bar No. 24099361)	Christopher Marcus, P.C. (pro hac vice admission pending)
Anna G. Rotman, P.C. (TX Bar No. 24046761)	Anthony R. Grossi (pro hac vice admission pending)
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
609 Main Street	601 Lexington Avenue
Houston, Texas 77002	New York, New York 10022
Telephone: (713) 836-3600	Telephone: (212) 446-4800
Facsimile: (713) 836-3601	Facsimile: (212) 446-4900
Email: brian.schartz@kirkland.com	Email: christopher.marcus@kirkland.com
anthony.grossi@kirkland.com
-and-	- and-

James H.M. Sprayregen, P.C.	Matthew D. Cavenaugh (TX Bar No. 24062656)
KIRKLAND & ELLIS LLP	JACKSON WALKER L.L.P.
KIRKLAND & ELLIS INTERNATIONAL LLP	1401 McKinney Street, Suite 1900
300 North LaSalle Street	Houston, Texas 77010
Chicago, Illinois 60654	Telephone: (713) 752-4284
Telephone: (312) 862-2000	Facsimile: (713) 308-4184
Facsimile: (312) 862-2200	Email: mcavenaugh@jw.com
Email: james.sprayregen@kirkland.com

Proposed Co-Counsel to the Debtors and
Debtors in Possession

Dated:  April 3, 2019

(1)       The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:   Jones Energy, Inc. (7968); Jones Energy, LLC (8861); CCPR Sub LLC (0942); Jones Energy Finance Corp. (6247); Jones Energy Holdings, LLC (5091); Jones Energy Intermediate, LLC (    ); JRJ Opco, LLC (1488); Nosley Acquisition, LLC (1548); Nosley Assets, LLC (6460); Nosley Midstream, LLC (8315); and Nosley SCOOP, LLC (1108).  The location of Jones Energy, LLC’s principal place of business and the Debtors’ service address in these chapter 11 cases is: 807 Las Cimas Parkway, Suite 350, Austin, TX 78746.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW		1
A.	Defined Terms	1
B.	Rules of Interpretation	10
C.	Computation of Time	11
D.	Governing Law	11
E.	Reference to Monetary Figures	11
F.	Reference to the Debtors or the Reorganized Debtors	11
G.	Controlling Document	11
H.	Consent Rights	12

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS		12
A.	Administrative Claims	12
B.	Professional Claims	12
C.	Priority Tax Claims	13

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS		13
A.	Classification of Claims and Interests	13
B.	Treatment of Claims and Interests	14
C.	Special Provision Governing Unimpaired Claims	17
D.	Elimination of Vacant Classes	17
E.	Voting Classes, Presumed Acceptance by Non-Voting Classes	17
F.	Intercompany Interests	18
G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
H.	Controversy Concerning Impairment	18
I.	Subordinated Claims	18

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN		18
A.	General Settlement of Claims and Interests	18
B.	Restructuring Transactions	19
C.	Reorganized Debtors	19
D.	Sources of Consideration for Plan Distributions	19
E.	Holders of Working and Similar Interests	20
F.	Corporate Existence	21
G.	Vesting of Assets in the Reorganized Debtors	21
H.	Cancellation of Existing Securities and Agreements	21
I.	Corporate Action	22
J.	New Organizational Documents	22
K.	Indemnification Provisions in Organizational Documents	22
L.	Directors and Officers of the Reorganized Debtors	23
M.	Effectuating Documents; Further Transactions	23
N.	Section 1146 Exemption	23
O.	Director and Officer Liability Insurance	23
P.	Management Incentive Program	24
Q.	Employee and Retiree Benefits	24
R.	Preservation of Causes of Action	24

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		25
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	25
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	25
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	26
D.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	27

i

E.	Insurance Policies	27
F.	Reservation of Rights	27
G.	Nonoccurrence of Effective Date	27
H.	Employee Compensation and Benefits	27
I.	Contracts and Leases Entered Into After the Petition Date	28

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS		28
A.	Distributions on Account of Claims Allowed as of the Effective Date	28
B.	Disbursing Agent	28
C.	Rights and Powers of Disbursing Agent	29
D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	29
E.	Manner of Payment	30
F.	Section 1145 Exemption	30
G.	Compliance with Tax Requirements	31
H.	Allocations	31
I.	No Postpetition Interest on Claims	31
J.	Foreign Currency Exchange Rate	31
K.	Setoffs and Recoupment	31
L.	Claims Paid or Payable by Third Parties	31

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		32
A.	Disputed Claims Process	32
B.	Allowance of Claims	33
C.	Claims Administration Responsibilities	33
D.	Adjustment to Claims or Interests without Objection	33
E.	Disallowance of Claims or Interests	33
F.	No Distributions Pending Allowance	33
G.	Distributions After Allowance	34
H.	No Interest	34

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS		34
A.	Discharge of Claims and Termination of Interests	34
B.	Release of Liens	34
C.	Releases by the Debtors	35
D.	Releases by Holders of Claims and Interests	36
E.	Exculpation	37
F.	Injunction	37
G.	Protections Against Discriminatory Treatment	38
H.	Document Retention	38
I.	Reimbursement or Contribution	38

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN		38
A.	Conditions Precedent to the Effective Date	38
B.	Waiver of Conditions	39
C.	Effect of Failure of Conditions	39
D.	Substantial Consummation	39

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		40
A.	Modification and Amendments	40
B.	Effect of Confirmation on Modifications	40
C.	Revocation or Withdrawal of Plan	40

ARTICLE XI. RETENTION OF JURISDICTION		40

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ARTICLE XII. MISCELLANEOUS PROVISIONS		42
A.	Immediate Binding Effect	42
B.	Additional Documents	42
C.	Payment of Statutory Fees	42
D.	Statutory Committee and Cessation of Fee and Expense Payment	42
E.	Reservation of Rights	43
F.	Successors and Assigns	43
G.	Notices	43
H.	Term of Injunctions or Stays	44
I.	Entire Agreement	44
J.	Exhibits	44
K.	Nonseverability of Plan Provisions	44
L.	Votes Solicited in Good Faith	44
M.	Closing of Chapter 11 Cases	45
N.	Waiver or Estoppel	45

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INTRODUCTION

Jones Energy, Inc., CCPR Sub LLC, Jones Energy, LLC, Jones Energy Finance Corp., Jones Energy Holdings, LLC, Jones Energy Intermediate, LLC, JRJ Opco, LLC, Nosley Acquisition, LLC, Nosley Assets, LLC, Nosley Midstream, LLC, and Nosley SCOOP, LLC (each a “Debtor” and, collectively, the “Debtors”), propose this joint prepackaged chapter 11 plan of reorganization (the “Plan”) for the resolution of the outstanding claims against, and equity interests in, the Debtors.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor.  Holders of Claims or Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, risk factors, a summary and analysis of this Plan, the Restructuring Transactions, and certain related matters.  The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, AND GOVERNING LAW

A.                                     Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1.                                      “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 327, 328, 330, 365, 503(b), 507(a), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors incurred on or after the Petition Date and through the Effective Date; (b) Allowed Professional Claims; (c) any adequate protection Claim provided for in the Cash Collateral Order; and (d) all fees and charges assessed against the Estates under chapter 123 of the Judicial Code.

2.                                      “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

3.                                      “Allowed” means, with respect to a Claim, any Claim (or portion thereof) that (a) is not Disputed within the applicable period of time, if any, fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) is allowed, compromised, settled, or otherwise resolved pursuant to the terms of the Plan, in any stipulation that is approved by a Final Order of the Bankruptcy Court, or pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith, or (c) has been allowed by a Final Order of the Bankruptcy Court.  For the avoidance of doubt, (x) there is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan except as provided in Article V.B of this Plan, (y) the Debtors may deem any Unimpaired Claim to be Allowed in an asserted amount for the purposes of the Plan, and (z) any Claim (or portion thereof) that has been disallowed pursuant to a Final Order shall not be an “Allowed” Claim.

4.                                      “Alternative Exit Facility” means an exit financing facility to be provided in lieu of the Committed Exit Facility with the consent of, and on terms and conditions (and in an amount) reasonably acceptable to, the Debtors or the Reorganized Debtors, as applicable, and the Required Consenting First Lien Noteholders.

5.                                      “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be assumed by the Debtors pursuant to the Plan, which shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting First Lien Noteholders.

6.                                      “Avoidance Actions” means any and all actual or potential avoidance, recovery, subordination, or other Claims, Causes of Action, or remedies that may be brought by or on behalf of the Debtors or their Estates or

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other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including Claims, Causes of Action, or remedies under sections 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

7.                                      “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101—1532, as amended from time to time.

8.                                      “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

9.                                      “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, each, as amended from time to time.

10.                               “Business Day” means any day other than a Saturday, Sunday, or other day on which the New York Stock Exchange or the NASDAQ is closed for trading.

11.                               “Cash” means cash in legal tender of the United States of America and cash equivalents, including bank deposits, checks, and other similar items.

12.                               “Cash Collateral Order” means the order authorizing the use of cash collateral in the Chapter 11 Cases, which shall be substantially in the form attached as Annex 2 to the Restructuring Support Agreement.

13.                               “Cause of Action” or “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise.  Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claims.

14.                               “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

15.                               “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

16.                               “Claims and Balloting Agent” means Epiq Corporate Restructuring, LLC, the notice, claims, and solicitation agent proposed to be retained by the Debtors in the Chapter 11 Cases.

17.                               “Claims Register” means the official register of Claims maintained by the Claims and Balloting Agent.

18.                               “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

19.                               “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

20.                               “Committed Exit Facility” means a new exit credit facility in an aggregate principal amount of up to $20 million, on the terms set forth in the Exit Facility Term Sheet and the Exit Commitment Letters attached as Annex 3 and Annex 4, respectively, to the Restructuring Support Agreement.

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21.                               “Company” means JEI and each of its direct and indirect subsidiaries.

22.                               “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all employment, compensation, and benefit plans, policies, workers’ compensation programs, savings plans, retirement plans, deferred compensation plans, supplemental executive retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, life and accidental death and dismemberment insurance plans, and programs of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees and retirees of their subsidiaries, including all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements, and plans, incentive plans, deferred compensation plans and life, accidental death, and dismemberment insurance plans.

23.                               “Confirmation” means the Bankruptcy Court’s entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.B hereof.

24.                               “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

25.                               “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court on confirmation of the Plan, pursuant to Bankruptcy Rule 3020(b)(2) and sections 1128 and 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

26.                               “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, consistent with the Restructuring Support Agreement, and approving the Disclosure Statement.

27.                               “Consenting Stakeholders” means each First Lien Noteholder and Unsecured Noteholder (or certain designated Affiliates thereof) that executes a signature page to the Restructuring Support Agreement.

28.                               “Consummation” means the occurrence of the Effective Date.

29.                               “Crossover Group” means the ad hoc group of crossover holders of First Lien Notes and Unsecured Notes represented by Davis Polk & Wardwell LLP, Haynes and Boone, LLP, and Houlihan Lokey Capital Inc.

30.                               “Cure” means all amounts, including an amount of $0.00, required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

31.                               “D&O Liability Insurance Policies” means all insurance policies of any of the Debtors for directors’, managers’, and officers’ liability existing as of the Petition Date (including any “tail policy”) and all agreements, documents, or instruments relating thereto.

32.                               “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan.

33.                               “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, to be approved by the Confirmation Order.

34.                               “Disputed” means, as to a Claim or an Interest, a Claim or an Interest (or portion thereof) (a) that an objection to such Claim or Interest (or portion thereof) has been filed on or before the Effective Date; (b) for which a Proof of Claim is filed; or (c) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; provided that in no event shall a Claim or an Interest (or portion thereof) that is deemed Allowed pursuant to the Plan be a Disputed Claim.

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35.                               “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors or the Reorganized Debtors, on or after the Effective Date, with the first such date occurring on or as soon as is reasonably practicable after the Effective Date, upon which the Distribution Agent shall make distributions to holders of Allowed Claims entitled to receive distributions under the Plan.

36.                               “Distribution Record Date” means, other than with respect to publicly held Securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the first day of the Confirmation Hearing.

37.                               “Effective Date” means the date on which all conditions precedent to the effectiveness of the Plan set forth in Article IX.A herein have been satisfied or waived.

38.                               “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

39.                               “Estate” means as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of such Debtor’s Chapter 11 Case.

40.                               “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq., as amended from time to time.

41.                               “Exculpated Parties” means collectively, and in each case in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c)  the First Lien Notes Trustee; (d) the First Lien Notes Collateral Agent; (e) the First Lien Ad Hoc Group and all members thereof; (f) the Unsecured Notes Trustee; (g) the Crossover Group and all members thereof; (h) the Exit Backstop Participants; (i) the Exit Facility Agent; (j) the Exit Facility Lenders; (k) with respect to each of the foregoing parties in clauses (a) through (j), each of such party’s current and former predecessors, successors, Affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing parties in clauses (a) through (j), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub-advisors, and other professionals.

42.                               “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

43.                               “Existing Common Equity Interests” means all outstanding JEH Common Units and common Interests of JEI, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire JEI’s currently outstanding equity.

44.                               “Existing Preferred Equity Interests” means all outstanding JEH Mirror Preferred Units and all Interests of 8.000% Series A Perpetual Convertible Preferred Stock, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire JEI’s currently outstanding equity.

45.                               “Exit Backstop Participants” means the First Lien Noteholders and Unsecured Noteholders that agree to backstop the Exit Facility.

46.                               “Exit Facility” means the Committed Exit Facility and any Alternative Exit Facility, as applicable.

47.                               “Exit Facility Agent” means the administrative agent under the Exit Facility Loan Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the Exit Facility Loan Agreement.

48.                               “Exit Facility Documents” means the Exit Facility Loan Agreement and any other guarantee, security agreement, deed of trust, mortgage, and relevant documentation with respect to the Exit Facility.

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49.                               “Exit Facility Lenders” means those lenders party to the Exit Facility Loan Agreement.

50.                               “Exit Facility Loan Agreement” means that certain loan agreement memorializing the Exit Facility, which shall be entered into among one or more of the Debtors or the Reorganized Debtors (as applicable), certain Affiliates thereof, the Exit Facility Agent, and the Exit Facility Lenders.

51.                               “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

52.                               “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

53.                               “Final Order” means as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

54.                               “First Lien Ad Hoc Group” means the ad hoc group of certain First Lien Noteholders represented by Milbank LLP and Lazard Frères & Co. LLC.

55.                               “First Lien Noteholders” means the holders or investment advisors or managers of discretionary accounts that hold First Lien Notes.

56.                               “First Lien Notes” means the 9.25% Senior Secured First Lien Notes due March 15, 2023 issued pursuant to the First Lien Notes Indenture.

57.                               “First Lien Notes Claim” means any Claim on account of the First Lien Notes.

58.                               “First Lien Notes Collateral Agent” means Wells Fargo Bank, National Association, in its capacity as collateral agent under the First Lien Notes Indenture, its successors, assigns, or any replacement agent appointed pursuant to the terms of the First Lien Notes Indenture.

59.                               “First Lien Notes Indenture” means that certain indenture entered into among the Debtors, and the First Lien Notes Indenture Trustee, dated as of February 14, 2018, and as may be amended or supplemented from time to time in accordance with its terms.

60.                               “First Lien Notes Indenture Trustee” means UMB Bank, National Association, in its capacity as indenture trustee under the First Lien Notes Indenture, its successors, assigns, or any replacement agent appointed pursuant to the terms of the First Lien Notes Indenture.

61.                               “General Unsecured Claim” means any Claim other than an Administrative Claim, a Professional Claim, a Secured Tax Claim, a Priority Tax Claim, an Other Secured Claim, an Other Priority Claim, a Hedge Claim, an RBL Claim, a First Lien Notes Claim, an Unsecured Notes Claim, an Existing Common Equity Interest, JEH Mirror Preferred Units, or Existing Preferred Equity Interests.

62.                               “Governance Term Sheet” means the term sheet attached to the Restructuring Support Agreement as Annex 6 setting forth the terms of certain agreements related to the corporate governance of the Reorganized Debtors.

63.                               “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

64.                               “Hedge Claim” means any Claim arising from commodity hedge transactions pursuant to an ISDA Master Agreement and Schedules thereto.

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65.                               “Impaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

66.                               “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

67.                               “Intercompany Claim” means any Claim held by a Debtor or an Affiliate against a Debtor or an Affiliate.

68.                               “Intercompany Interest” means any Interest in a Debtor held by a Debtor.

69.                               “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

70.                               “JEH” means Jones Energy Holdings, LLC.

71.                               “JEH Common Units” means all outstanding common Interests in JEH, together with any and all outstanding and unexercised or unvested warrants, options, or rights to acquire JEH’s currently outstanding equity.

72.                               “JEH Mirror Preferred Units” means all Interests of 8.000% Series A Perpetual Convertible Preferred Stock, together with any and all outstanding and unexercised or unvested warrants, options or rights to acquire JEH’s currently outstanding equity.

73.                               “JEI” means Jones Energy, Inc.

74.                               “JEI, LLC” means Jones Energy Intermediate, LLC.

75.                               “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001, as amended from time to time.

76.                               “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

77.                               “Liquidation Recovery” means the value of the consideration a holder of a Claim against or Interest in a Debtor would receive or retain if such Debtor were to be liquidated under chapter 7 of the Bankruptcy Code as of the Effective Date, as set forth in the liquidation analysis attached to the Disclosure Statement as Exhibit D.

78.                               “Management Compensation Term Sheet” means the term sheet setting forth the terms of the Management Incentive Plan, attached to the Restructuring Support Agreement as Annex 5.

79.                               “Management Employment Agreements” means the employment agreements between the Debtors and the Debtors’ Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer in the form agreed to and in effect on the Petition Date.

80.                               “Management Incentive Plan” means the management incentive plan that the Reorganized Debtors will implement on or after the Effective Date on the terms set forth in the Management Compensation Term Sheet.

81.                               “New Board” means the board of directors of the Reorganized Debtors appointed in accordance with the terms of the Governance Term Sheet.  The identities of directors on the New Board shall be set forth in the Plan Supplement.

82.                               “New Common Equity” means, depending on the transaction structure and as detailed in the Restructuring Transactions Memorandum, common equity in one or more Reorganized Debtors.

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83.                               “New Organizational Documents” means the documents providing for corporate governance of the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, which shall be consistent with the Restructuring Support Agreement and the Governance Term Sheet, this Plan, and section 1123(a)(6) of the Bankruptcy Code (as applicable), and shall be included in the Plan Supplement.

84.                               “New Warrants” means the 5-year warrants convertible into up to 15.0% of the New Common Equity, issued by the Debtors on the Effective Date in accordance with the terms set forth in the New Warrants Term Sheet, attached to the Restructuring Support Agreement as Annex 7.

85.                               “New Warrants Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants, which shall be included in the Plan Supplement.

86.                               “Other Priority Claim” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

87.                               “Other Secured Claim” means any Secured Claim, other than a Hedge Claim, RBL Claim, or First Lien Notes Claim, including any Secured Tax Claim or any Claim arising under, derived from, or based upon any letter of credit issued in favor of one or more Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or is subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

88.                               “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

89.                               “Petition Date” means the date on which the Debtors commenced the Chapter 11 Cases.

90.                               “Plan Distribution” means a payment or distribution to holders of Allowed Claims, Allowed Interests, or other eligible Entities under this Plan.

91.                               “Plan Objection Deadline” means the date the Bankruptcy Court establishes as the deadline to File an objection to Confirmation of the Plan.

92.                               “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and Bankruptcy Rules) to be Filed by the Debtors no later than five (5) days before the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, including the following, as applicable: (a) the New Organizational Documents; (b) to the extent known, the identities of the members of the New Board; (c) the Assumed Executory Contracts and Unexpired Leases Schedule; (d) the Rejected Executory Contracts and Unexpired Leases Schedule; (e) the Schedule of Retained Causes of Action; (f) the Stockholders Agreement (if any); (g) the Exit Facility Documents; (h) the Management Incentive Plan; (i) the New Warrants Agreement; and (j) the Restructuring Transactions Memorandum.  The Debtors shall have the right to alter, amend, modify, or supplement the documents contained in the Plan Supplement through the Effective Date as set forth in this Plan and in accordance with the Restructuring Support Agreement (and subject to the applicable consent rights thereunder).

93.                               “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

94.                               “Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

95.                               “Professional” means an Entity:  (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

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96.                               “Professional Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors as set forth in Article II.B hereof.

97.                               “Professional Claim” means a Claim by a professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

98.                               “Professional Escrow Account” means an interest-bearing account funded by the Debtors with Cash on the Effective Date in an amount equal to the Professional Amount.

99.                               “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

100.                        “RBL Credit Agreement” means that certain Credit Agreement, dated as of December 31, 2009, among JEH, as borrower, JEI, the lender parties thereto, and Wells Fargo Bank, N.A., as administrative agent.

101.                        “RBL Claim” means any Claim arising under, derived from, based on, or secured pursuant to the RBL Credit Agreement.

102.                        “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall not be discharged hereunder and the holder’s legal, equitable, and contractual rights on account of such Claim or Interest shall remain unaltered by Consummation in accordance with section 1124(1) of the Bankruptcy Code.

103.                        “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan, which schedule shall be included in the Plan Supplement, as the same may be amended, modified, or supplemented from time to time; provided that such schedule shall be in form and substance acceptable to the Required Consenting First Lien Noteholders.

104.                        “Released Party” means each of the following, solely in its capacity as such:  (a) the Debtors; (b) the Reorganized Debtors; (c)  the First Lien Notes Trustee; (d) the First Lien Notes Collateral Agent; (e) the First Lien Ad Hoc Group and all members thereof; (f) the Unsecured Notes Trustee; (g) the Crossover Group and all members thereof; (h) the Exit Backstop Participants; (i) the Exit Facility Agent; (j) the Exit Facility Lenders; (k) with respect to each of the foregoing parties in clauses (a) through (j), each of such party’s current and former predecessors, successors, affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing parties in clauses (a) through (k), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub-advisors, and other professionals; provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Released Party.”

105.                        “Releasing Parties” means each of the following, solely in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c)  the First Lien Notes Trustee; (d) the First Lien Notes Collateral Agent; (e) the First Lien Ad Hoc Group and all members thereof; (f) the Unsecured Notes Trustee; (g) the Crossover Group and all members thereof; (h) the Exit Backstop Participants; (i) the Exit Facility Agent; (j) the Exit Facility Lenders; (k) with respect to each of the foregoing parties in clauses (a) through (j), each of such party’s current and former predecessors, successors, affiliates (regardless of whether such interests are held directly or indirectly), assigns, subsidiaries, direct and indirect equity holders or beneficiaries, funds, portfolio companies, and management companies; and (l) with respect to each of the foregoing parties in clauses (a) through (k), each of such party’s current and former directors, officers, members, employees, partners, managers, general partners, limited partners, managing members, independent contractors, agents, representatives, principals, professionals, consultants, financial advisors, attorneys, accountants, investment bankers, advisory board members, investment advisors or sub-advisors, and other

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professionals; and (l) all holders of Claims or Interests; provided that any holder of a Claim or Interest that (x) validly opts out of the releases contained in the Plan, (y) files an objection to the releases contained in the Plan by the Plan Objection Deadline, or (z) timely votes to reject the Plan shall not be a “Releasing Party.”

106.                        “Reorganized Debtors” means collectively, a Debtor, or any successor or assign thereto, by merger, consolidation, or otherwise, on and after the Effective Date, including any new entity established in connection with the implementation of the Restructuring Transactions.

107.                        “Required Consenting First Lien Noteholders” means, as of the relevant date, Consenting First Lien Noteholders that collectively hold at least a majority of the aggregate outstanding principal amount of First Lien Notes held by all of the Consenting First Lien Noteholders as of such date, which must include no fewer than two members of the First Lien Ad Hoc Group.

108.                        “Required Consenting Noteholders” means the Required Consenting First Lien Noteholders and the Required Consenting Unsecured Noteholders.

109.                        “Required Consenting Unsecured Noteholders” means, as of the relevant date, Consenting Unsecured Noteholders that collectively hold at least a majority of the aggregate outstanding principal amount of Unsecured Notes held by all of the Consenting Unsecured Noteholders as of such date

110.                        “Restructuring Transactions” means any transaction and any actions as may be necessary or appropriate to effect a corporate restructuring of the Debtors’ and the Reorganized Debtors’ respective businesses or a corporate restructuring of the overall corporate structure of the Debtors on the terms set forth in the Plan, Restructuring Support Agreement, and Restructuring Transactions Memorandum, including the issuance of all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions, as described in Article IV.B hereof.

111.                        “Restructuring Transactions Memorandum” means a document, in form and substance acceptable to the Required Consenting First Lien Holders, to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions, including the identity of the issuer or issuers of the New Common Equity and any elections that must be made with respect to the receipt of the New Common Equity.

112.                        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of April 2, 2019, by and among the Debtors and the Consenting Stakeholders, as may be further amended, modified, or supplemented from time to time, in accordance with its terms.

113.                        “Schedule of Retained Causes of Action” means the schedule of certain Causes of Action of the Debtors that are not released, waived, or transferred pursuant to the Plan, as the same may be amended, modified, or supplemented from time to time.

114.                        “Secured Claim” means a Claim:  (a) secured by a valid, perfected, and enforceable Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

115.                        “Securities Act” means the Securities Act of 1933, as amended, 15 U.S.C. §§ 77a—77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

116.                        “Security” means any security, as defined in section 2(a)(1) of the Securities Act.

117.                        “Stockholders Agreement” means, solely to the extent a determination is made in accordance with the Governance Term Sheet to implement a stockholders agreement with respect to the New Common Equity to be effective on the Effective Date, such stockholders agreement, which shall be included in the Plan Supplement and shall be in form and substance acceptable to the parties identified in the Governance Term Sheet.

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118.                        “TRA” means that certain Tax Receivable Agreement dated July 29, 2013, entered into by JEI, JEH, and each of the Members (as defined in the TRA), as amended or supplemented.

119.                        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

120.                        “Unimpaired” means with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

121.                        “Unsecured Noteholders” means the holders or investment advisors or managers of discretionary accounts that hold Unsecured Notes.

122.                        “Unsecured Notes” means collectively, the 2022 Notes and the 2023 Notes.

123.                        “Unsecured Notes Claim” means any Claim on account of the Unsecured Notes.

124.                        “Unsecured Notes Indenture Trustee” means UMB Bank, National Association, or any successor thereto, in its capacity as trustee under the 2022 Notes Indenture or the 2023 Notes Indenture, as applicable, its successors, assigns, or any replacement agent appointed pursuant to the terms of the 2022 Notes Indenture or the 2023 Notes Indenture, as applicable.

125.                        “Warrant Strike Price” means the strike price equal to the sum of (a) $450,000,000.00, (b) the aggregate amount of interest that would have accrued on the First Lien Notes Claims as of the Effective Date, and (c) the Applicable Premium (as defined in the First Lien Notes Indenture) calculated as of the Effective Date.

126.                        “2022 Notes” means the 6.75% Senior Notes due April 1, 2022 issued pursuant to the 2022 Notes Indenture.

127.                        “2022 Notes Indenture” means that certain indenture entered into among the Debtors thereto, and UMB Bank, National Association, or any successor thereto, as indenture trustee, dated as of April 1, 2014, and as may be amended or supplemented from time to time in accordance with its terms.

128.                        “2023 Notes” means the 9.25% Senior Notes due March 15, 2023 issued pursuant to the 2023 Notes Indenture.

129.                        “2023 Notes Indenture” means that certain indenture entered into among the Debtors thereto, and UMB Bank, National Association, or any successor thereto, as indenture trustee, dated as of February 23, 2015, and as may be amended or supplemented from time to time in accordance with its terms.

B.                                     Rules of Interpretation.

For purposes of this Plan:  (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced

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in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (14) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (15)  references to “Proofs of Claim,” “holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “holders of Interests,” “Disputed Interests,” and the like, as applicable; (16) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; and (17) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.                                    Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.  If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.  Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

D.                                    Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws (other than section 5-1401 and section 5-1402 of the New York General Obligations Law), shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the state of incorporation or formation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.                                     Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.                                     Reference to the Debtors or the Reorganized Debtors.

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

G.                                    Controlling Document.

In the event of an inconsistency between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects.  In the event of an inconsistency between the Plan and the Plan Supplement, the terms of the relevant provision in the Plan Supplement shall control (unless stated otherwise in such Plan Supplement document

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or in the Confirmation Order).  In the event of an inconsistency between the Confirmation Order and the Plan, the Confirmation Order shall control.

H.                                    Consent Rights.

Notwithstanding anything herein to the contrary, any and all consent rights of the parties to the Restructuring Support Agreements set forth in the Restructuring Support Agreement (including the annexes thereto) with respect to the form and substance of this Plan, all exhibits to the Plan, and the Plan Supplement, and all other Definitive Documents (as defined in the Restructuring Support Agreement), including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I.A hereof) and fully enforceable as if stated in full herein.

ARTICLE II.
ADMINISTRATIVE CLAIMS AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.                                     Administrative Claims.

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following:  (1) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty (30) days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the holders of such Allowed Administrative Claim; (4) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as applicable; or (5) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

B.                                     Professional Claims.

1.              Final Fee Applications and Payment of Professional Claims.

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be Filed no later than 45 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Court.  The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows, including from the Professional Escrow Account, which the Reorganized Debtors will establish in trust for the Professionals and fund with Cash equal to the Professional Amount on the Effective Date.

2.              Professional Escrow Account.

On the Effective Date, the Reorganized Debtors shall establish and fund the Professional Escrow Account with Cash equal to the Professional Amount, which shall be funded by the Reorganized Debtors.  The Professional Escrow Account shall be maintained in trust solely for the Professionals.  Such funds shall not be considered property

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of the Estates of the Debtors or the Reorganized Debtors.  The amount of Amount Professional Claims shall be paid in Cash to the Professionals by the Reorganized Debtors from the Professional Escrow Account as soon as reasonably practicable after such Professional Claims are Allowed.  When such Allowed Professional Claims have been paid in full, any remaining amount in the Professional Escrow Account shall promptly be paid to the Reorganized Debtors without any further action or order of the Bankruptcy Court.

3.              Professional Amount.

Professionals shall reasonably estimate their unpaid Professional Claims and other unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of the fees and expenses that are the subject of each Professional’s final request for payment in the Chapter 11 Cases.  If a Professional does not provide an estimate, the Debtors or Reorganized Debtors may estimate the unpaid and unbilled fees and expenses of such Professional.

4.              Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Debtors; provided that the applicable professionals shall provide copies of invoices for such amounts in advance to counsel to the First Lien Ad Hoc Group.  Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.                                    Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.                                     Classification of Claims and Interests.

This Plan constitutes a separate Plan proposed by each Debtor.  Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest fits within the description of that Class and is classified in other Class(es) to the extent that any portion of the Claim or Interest fits within the description of such other Class(es).  A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights
Class 1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

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Class	Claims and Interests	Status	Voting Rights
Class 3	Hedge Claims / RBL Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 4	First Lien Notes Claims	Impaired	Entitled to Vote
Class 5	Unsecured Notes Claims	Impaired	Entitled to Vote
Class 6	General Unsecured Claims against Debtors other than JEI and JEI, LLC	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class 7	General Unsecured Claims against JEI and/or JEI, LLC	Impaired	Entitled to Vote
Class 8	Intercompany Claims	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)
Class 9	Existing Preferred Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 10	Existing Common Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class 11	Intercompany Interests	Unimpaired / Impaired	Not Entitled to Vote (Deemed to Accept or Reject)

B.                                     Treatment of Claims and Interests.

Each holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim or Allowed Interest, except to the extent different treatment is agreed to by the Reorganized Debtors and the holder of such Allowed Claim or Allowed Interest, as applicable.  Unless otherwise indicated, the holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.              Class 1 — Other Secured Claims

(a)                                 Classification:  Class 1 consists of all Other Secured Claims.

(b)                                 Treatment: Each holder of an Allowed Other Secured Claim shall receive, at the option of the applicable Debtor

(i)                                     payment in full in Cash of its Allowed Class 1 Claim;

(ii)                                  the collateral securing its Allowed Class 1 Claim;

(iii)                               Reinstatement of its Allowed Class 1 Claim; or

(iv)                              such other treatment that renders its Allowed Class 1 Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)                                  Voting:  Class 1 is Unimpaired under the Plan.  Holders of Claims in Class 1 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such holders are not entitled to vote to accept or reject the Plan.

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2.              Class 2 — Other Priority Claims

(a)                                 Classification:  Class 2 consists of all Other Priority Claims.

(b)                                 Treatment:  Each holder of an Allowed Other Priority Claim shall receive payment in full in Cash.

(c)                                  Voting:  Class 2 is Unimpaired under the Plan.  Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such holders are not entitled to vote to accept or reject the Plan.

3.              Class 3 — Hedge Claims and RBL Claims

(a)                                 Classification:  Class 3 consists of all Hedge Claims and RBL Claims, if any.

(b)                                 Treatment:  Each holder of an Allowed Hedge Claim or Allowed RBL Claim shall receive payment in full in Cash or such other treatment rendering its Allowed Hedge Claim or Allowed RBL Claim, as applicable, Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)                                  Voting: Class 3 is Unimpaired under the Plan.  Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such holders are not entitled to vote to accept or reject the Plan.

4.              Class 4 — First Lien Notes Claims

(a)                                 Classification:  Class 4 consists of all First Lien Notes Claims.

(b)                                 Allowance:  On the Effective Date, in accordance with the Cash Collateral Order, the First Lien Notes Claims shall be Allowed in the aggregate principal amount of not less than $450,000,000.00, plus any accrued but unpaid interest thereon payable as of the Petition Date at the applicable contractual interest rate and any unpaid fees and expenses payable in accordance with the First Lien Notes Indenture.

(c)                                  Treatment:  Each holder of an Allowed First Lien Notes Claim shall receive its Pro Rata share of 96% of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants.

(d)                                 Voting:  Class 4 is Impaired under the Plan.  Holders of Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.              Class 5 — Unsecured Notes Claims

(a)                                 Classification:  Class 5 consists of all Unsecured Notes Claims.

(b)                                 Allowance:  On the Effective Date, the Unsecured Notes Claims shall be Allowed in the aggregate principal amount of not less than $559,100,000.00, plus any accrued but unpaid interest thereon payable as of the Petition Date at the applicable contractual interest rate in accordance with the 2022 Notes Indenture and the 2023 Notes Indenture, as applicable.

(c)                                  Treatment:  Each holder of an Allowed Unsecured Notes Claim shall receive its Pro Rata share of:

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(i)                                     4% of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants; and

(ii)                                  the New Warrants.

(d)                                 Voting:  Class 5 is Impaired under the Plan.  Holders of Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.              Class 6 — General Unsecured Claims against Debtors other than JEI and JEI, LLC

(a)                                 Classification:  Class 6 consists of all General Unsecured Claims against Debtors other than JEI and JEI, LLC.

(b)                                 Treatment:  Each holder of an Allowed General Unsecured Claim against Debtors other than JEI and JEI, LLC, shall receive, at the option of the applicable Debtor:

(i)                                     payment in full in Cash; or

(ii)                                  Reinstatement.

(c)                                  Voting:  Class 6 is Unimpaired under the Plan.  Holders of Claims in Class 6 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, such holders are not entitled to vote to accept or reject the Plan.

7.              Class 7 — General Unsecured Claims against JEI and/or JEI, LLC

(a)                                 Classification:  Class 7 consists of all General Unsecured Claims against JEI and/or JEI, LLC.

(b)                                 Treatment:  Each holder of an Allowed General Unsecured Claim against JEI and/or JEI, LLC shall receive $0.

(c)                                  Voting:  Class 7 is Impaired under the Plan.  Holders of Claims in Class 7 are entitled to vote to accept or reject the Plan.

8.              Class 8 — Intercompany Claims

(a)                                 Classification:  Class 8 consists of all Intercompany Claims.

(b)                                 Treatment:  Each Allowed Intercompany Claim shall be, at the option of the applicable Debtor, either:

(i)                                     Reinstated;

(ii)                                  canceled, released, and extinguished, and will be of no further force or effect; or

(iii)                               otherwise addressed at the option of each applicable Debtor such that holders of Class 8 Intercompany Claims will not receive any distribution on account of such Class 8 Claims.

(c)                                  Voting:  Class 8 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Class 8 is not entitled to vote to accept or reject the Plan.

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9.              Class 9 — Existing Preferred Equity Interests

(a)                                 Classification:  Class 9 consists of all Existing Preferred Equity Interests.

(b)                                 Treatment:  Holders of Existing Preferred Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)                                  Voting: Class 9 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Class 9 is not entitled to vote to accept or reject the Plan.

10.       Class 10 — Existing Common Equity Interests

(a)                                 Classification:  Class 10 consists of all Existing Common Equity Interests.

(b)                                 Treatment:  Holders of Existing Common Equity Interests will not receive any distribution on account of such Interests, which will be canceled, released, and extinguished as of the Effective Date, and will be of no further force or effect.

(c)                                  Voting:  Class 10 is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Class 10 is not entitled to vote to accept or reject the Plan.

11.       Class 11 — Intercompany Interests

(a)                                 Classification:  Class 11 consists of all Intercompany Interests.

(b)                                 Treatment:  Each Intercompany Interest shall be Reinstated as of the Effective Date or, at the Debtors’ or the Reorganized Debtors’ option, shall be cancelled.  No distribution shall be made on account of any Intercompany Interests.

(c)                                  Voting:  Class 11 is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Class 11 is not entitled to vote to accept or reject the Plan.

C.                                    Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.                                    Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.                                     Voting Classes, Presumed Acceptance by Non-Voting Classes.

If a Class contains Claims or Interests eligible to vote and no holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the holders of such Claims or Interests in such Class shall be deemed to have accepted the Plan.

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F.                                     Intercompany Interests.

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by holders of such Intercompany Interests on account of their Intercompany Interests but for the purposes of administrative convenience and due to the importance of maintaining the prepetition corporate structure for the ultimate benefit of the holders of New Common Equity, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the holders of Allowed Claims.

G.                                    Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article III.B of the Plan. The Debtors reserve the right to modify the Plan in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.                                    Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

I.                                         Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise.  Pursuant to section 510 of the Bankruptcy Code, and subject to the Restructuring Support Agreement, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including (1) any challenge to the amount, validity, perfection, enforceability, priority or extent of the Hedge Claims, RBL Claims, First Lien Notes Claims, or the Unsecured Notes Claims and (2) any claim to avoid, subordinate, or disallow any Hedge Claim, RBL Claim, First Lien Notes Claim, or Unsecured Notes Claim, whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise.  The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors and their Estates.  Subject to Article VI hereof, all distributions made to holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

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B.                                     Restructuring Transactions.

On or before the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into and shall take any actions as may be necessary or appropriate to effect the Restructuring Transactions, including as set forth in the Restructuring Transactions Memorandum.  The actions to implement the Restructuring Transactions may include:  (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.  The Confirmation Order shall, and shall be deemed to, pursuant to sections 363 and 1123 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, contemplated by, or necessary to effectuate the Plan.

C.                                    Reorganized Debtors.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors shall adopt their New Organizational Documents, which shall be consistent with the Governance Term Sheet.  The Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.  Cash payments to be made pursuant to the Plan will be made by the Debtors or Reorganized Debtors.  The Debtors and Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Debtors or Reorganized Debtors, as applicable, to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.

D.                                    Sources of Consideration for Plan Distributions.

The Debtors and the Reorganized Debtors, as applicable, shall fund distributions under the Plan with:  (1) Cash on hand, including Cash from operations; (2) the New Common Equity; (3) the New Warrants; and (4) the proceeds from the Exit Facility, as applicable.

1.              Exit Facility.

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facility, the terms of which will be set forth in the Exit Facility Documents, provided that the Debtors or the Reorganized Debtors, as applicable, determine that entry into the Exit Facility is in the best interests of the Reorganized Debtors, and the First Lien Noteholders agree with such determination.

To the extent applicable, Confirmation of the Plan shall be deemed (a) approval of the Exit Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred and fees paid by the Debtors or the Reorganized Debtors, as applicable, in connection therewith), to the extent not approved by the Court previously, and (b) authorization for the Debtors or the Reorganized Debtors, as applicable, to, without further notice to or order of the Court, (i) execute and deliver those documents necessary or appropriate to obtain the Exit Facility, including the Exit Facility Documents and (ii) act or take action under applicable law, regulation, order, or rule or vote, consent, authorization, or approval of any Person, subject to such modifications as

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the Debtors or the Reorganized Debtors, as applicable, may deem to be necessary to consummate the Exit Facility; provided that such modifications are reasonably acceptable to the Required Consenting First Lien Noteholders.

2.              Issuance of New Common Equity.

The issuance of the New Common Equity, including options or other equity awards, if any, reserved for the Management Incentive Plan, and the New Warrants, by the Reorganized Debtors (as set forth in the Restructuring Transactions Memorandum) shall be authorized without the need for any further corporate action or without any further action by the holders of Claims or Interests.  The Reorganized Debtors shall be authorized to issue a certain number of shares, units or equity interests (as the case may be based on how the New Common Equity is denominated and the identity of the Reorganized Debtor issuing such shares, units, or equity interests) of New Common Equity required to be issued under the Plan and pursuant to their New Organizational Documents.  On the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares, units, or equity interests (as the case may be based on how the New Common Equity is denominated) of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

3.              Stockholders Agreement.

On the Effective Date, one or more of the Reorganized Debtors and the Holders of the New Common Equity may enter into the Stockholders Agreement in substantially the form included in the Plan Supplement (solely to the extent a determination has been made in accordance with the Governance Term Sheet to implement such an agreement).  The Stockholders Agreement shall be deemed to be valid, binding, and enforceable in accordance with its terms, and each holder of New Common Equity shall be bound thereby, in each case without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

4.              Issuance of New Warrants.

On the Effective Date, the applicable Reorganized Debtor (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required to provide for distributions to holders of Unsecured Notes Claims, as contemplated by this Plan.  All of the New Warrants issued pursuant to the Plan shall be duly authorized without the need for any further corporate action and without any further action by the Debtors or Reorganized Debtors, as applicable, validly issued, fully paid, and non-assessable.  Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance without the need for execution by any party thereto other than the applicable Reorganized Debtor(s).

E.                                     Holders of Working and Similar Interests.

The legal and equitable rights, interests, defenses, and obligations of lessors under the Debtors’ oil and gas leases, holders of certain other mineral interests related to the Debtors’ oil and gas properties, owners of non-operating working interests in the Debtors’ oil and gas properties, counterparties to the Debtors’ joint operating agreements, and holders of claims related to joint-interest billings and other similar working interests shall not be impaired in any manner by the provisions of this Plan.  Nor shall anything in this Plan impair the related legal and equitable rights, interests, defenses, or obligations of the Debtors or the Reorganized Debtors.  To the extent applicable, such Claims or Interests shall be Reinstated pursuant to this Plan.

Notwithstanding the foregoing, nothing in this Article IV.E hereof shall limit the Debtors’ rights to reject any executory contract or unexpired lease in accordance with the Bankruptcy Code or pursuant to Article V hereof.

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F.                                     Corporate Existence.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan or the Plan Supplement, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, in each case, consistent with the Restructuring Support Agreement, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).  After the Effective Date, the respective certificate of incorporation and bylaws (or other formation documents) of one or more of the Reorganized Debtors may be amended or modified without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  After the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.                                    Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan (including, for the avoidance of doubt, the Restructuring Transactions Memorandum) or any agreement, instrument, or other document incorporated in, or entered into in connection with or pursuant to, the Plan or Plan Supplement, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

H.                                    Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests, including any such notes, instruments, certificates, or other documents evidencing the JEH Mirror Preferred Units, shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect.  Holders of or parties to such cancelled instruments, Securities, and other documentation will have no rights arising from or relating to such instruments, Securities, and other documentation, or the cancellation thereof, except the rights provided for pursuant to this Plan.  Notwithstanding anything to the contrary herein, but subject to any applicable provisions of Article VI hereof, the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture shall continue in effect solely to the extent necessary to:  (1) permit holders of Claims under the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture to receive their respective Distributions, as applicable; (2) permit the Reorganized Debtors, the First Lien Notes Indenture Trustee, the First Lien Notes Collateral Agent, and the Unsecured Notes Indenture Trustee to make Plan Distributions on account of the Allowed Claims under the First Lien Notes Indenture, the 2022 Notes Indenture, and the 2023 Notes Indenture, as applicable, and deduct therefrom such reasonable compensation, fees, and expenses (a) due to the First Lien Notes Indenture Trustee or the Unsecured Notes Indenture Trustee under the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable, or (b) incurred by the First Lien Notes Indenture Trustee or the Unsecured Notes Indenture Trustee in making such Plan Distributions; and (3) permit the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee to seek compensation and/or reimbursement of fees and expenses in accordance with the terms of this Plan.  Except as provided in this Plan (including Article VI hereof), on the Effective Date, the First Lien Notes Indenture Trustee and the Unsecured Notes Indenture Trustee, and their respective agents, successors, and assigns shall be automatically and fully discharged of all of their duties and obligations associated with the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable.  The commitments and obligations (if any) of the RBL Lenders, the First Lien

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Noteholders or the Unsecured Noteholders to extend any further or future credit or financial accommodations to any of the Debtors, any of their respective subsidiaries or any of their respective successors or assigns under the RBL Credit Agreement, the First Lien Notes Indenture, the 2022 Notes Indenture, or the 2023 Notes Indenture, as applicable, shall fully terminate and be of no further force or effect on the Effective Date.

I.                                         Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the Compensation and Benefit Programs; (2) selection of the directors and officers for the Reorganized Debtors; (3) the issuance and distribution of the New Common Equity; (4) implementation of the Restructuring Transactions; (5) issuance and distribution of the New Warrants; (6) entry into the New Warrants Agreement, the Stockholders Agreement, and the Exit Facility Documents, as applicable; (7) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (8) adoption of the New Organizational Documents; (9) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; and (10) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate the Restructuring Transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate, partnership, limited liability company, or other governance action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Security holders, members, directors, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Equity, the New Organizational Documents, the New Warrants and the New Warrants Agreement (as applicable), the Exit Facility Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing.  The authorizations and approvals contemplated by this Article IV.I shall be effective notwithstanding any requirements under non-bankruptcy law.

J.                                       New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be automatically adopted by the applicable Reorganized Debtors.  To the extent required under the Plan or applicable non-bankruptcy law, each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state or country of organization if and to the extent required in accordance with the applicable laws of the respective state or country of organization.  The New Organizational Documents will prohibit the issuance of non-voting equity Securities, to the extent required under section 1123(a)(6) of the Bankruptcy Code.  For the avoidance of doubt, the New Organizational Documents shall be consistent with the Governance Term Sheet.  After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents, and the Reorganized Debtors may file such amended certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

K.                                    Indemnification Provisions in Organizational Documents.

As of the Effective Date, the New Organizational Documents of each Reorganized Debtor shall, to the fullest extent permitted by applicable law, provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, current and former managers, directors, officers, employees, or agents at least to the same extent as the certificate of incorporation, bylaws, or similar organizational document of each of the respective Debtors on the Petition Date, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed, or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

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L.                                      Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of JEI shall expire, and all of the directors for the initial term of the New Board shall be appointed in accordance with the Governance Term Sheet.  The New Board shall initially consist of 7 members.  In subsequent terms, the directors shall be selected in accordance with the New Organizational Documents of the Reorganized Debtors.  To the extent known, the identity of the members of the New Board will be disclosed in the Plan Supplement or prior to the Confirmation Hearing, consistent with section 1129(a)(5) of the Bankruptcy Code.  Each director and officer of the Reorganized Debtors shall serve from and after the Effective Date pursuant to the terms of the applicable New Organizational Documents and other constituent documents.

M.                                  Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and their respective officers, directors, members, or managers (as applicable), are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

N.                                    Section 1146 Exemption.

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Person) of property under the Plan or pursuant to:  (1) the issuance, distribution, transfer, or exchange of any debt, equity Security, or other interest in the Debtors or the Reorganized Debtors; (2) the Restructuring Transactions; (3) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (4) the making, assignment, or recording of any lease or sublease; (5) the grant of collateral as security for the Reorganized Debtors’ obligations under and in connection with the Exit Facility; or (6) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.  All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(a) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

O.                                    Director and Officer Liability Insurance.

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date.  Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in the Plan, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.

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In addition, after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy”) in effect on or after the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, to the extent set forth therein, regardless of whether such directors and officers remain in such positions after the Effective Date.

P.                                     Management Incentive Program.

On the Effective Date, the Reorganized Debtors shall implement the Management Incentive Plan pursuant to the terms set forth in the Management Compensation Term Sheet attached to the Restructuring Support Agreement, and which shall be Filed with the Plan Supplement.

Q.                                    Employee and Retiree Benefits.

Unless otherwise provided herein, and subject to Article V hereof, all employee wages, compensation, and benefit programs in place as of the Effective Date with the Debtors shall be assumed by the Reorganized Debtors and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law.

R.                                     Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, each Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action of the Debtors, whether arising before or after the Petition Date, including any actions specifically enumerated in the Schedule of Retained Causes of Action, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and the Reorganized Debtors as of the Effective Date.

The Reorganized Debtors may pursue such retained Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity (other than the Released Parties) may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action of the Debtors against it.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, including Article VIII hereof.  Unless otherwise agreed upon in writing by the parties to the applicable Cause of Action, all objections to the Schedule of Retained Causes of Action must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such objection that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion against any Reorganized Debtor, without the need for any objection or responsive pleading by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  The Reorganized Debtors may settle any such objection without any further notice to or action, order, or approval of the Bankruptcy Court.  If there is any dispute regarding the inclusion of any Cause of Action on the Schedule of Retained Causes of Action that remains unresolved by the Debtors or Reorganized Debtors, as applicable, and the objection party for thirty (30) days, such objection shall be resolved by the Bankruptcy Court.  Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

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The Reorganized Debtors reserve and shall retain such Causes of Action of the Debtors notwithstanding the rejection or repudiation of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors, except as otherwise expressly provided in the Plan, including Article VIII hereof.  The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided in Article V.H.1 and elsewhere herein, all Executory Contracts or Unexpired Leases not otherwise assumed or rejected will be deemed assumed by the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those that are: (1) identified on the Rejected Executory Contracts and Unexpired Leases Schedule; (2) previously expired or terminated pursuant to their own terms; (3) have been previously assumed or rejected by the Debtors pursuant to a Final Order; (4) are the subject of a motion to reject that is pending on the Effective Date; or (5) have an ordered or requested effective date of rejection that is after the Effective Date.

Entry of the Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions, assumptions and assignments, or rejections of the Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Leases Schedule, or the Rejected Executory Contracts and Unexpired Leases Schedule, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Except as otherwise specifically set forth herein, assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption.  Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by a Final Order on or after the Effective Date but may be withdrawn, settled, or otherwise prosecuted by the Reorganized Debtors.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.  Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Assumed Executory Contracts and Unexpired Leases Schedule and the Rejected Executory Contracts and Unexpired Leases Schedule at any time up to forty-five (45) days after the Effective Date, so long as such allocation, amendment, modification, or supplement is consistent with the Restructuring Support Agreement.

B.                                     Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the

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effective date of such rejection, or (3) the Effective Date.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Proof of Claim to the contrary.  All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.6 or Article III.B.7 of this Plan.

C.                                    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

No later than seven (7) calendar days before the Confirmation Hearing, the Debtors shall provide notices of proposed Cure amounts to the counterparties to the agreements listed on the Assumed Executory Contracts and Unexpired Leases Schedule, which shall include a description of the procedures for objecting to the proposed Cure amounts or the Reorganized Debtors’ ability to provide “adequate assurance of future performance thereunder” (within the meaning of section 365 of the Bankruptcy Code).  Unless otherwise agreed in writing by the parties in the applicable Executory Contract or Unexpired Lease, any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related Cure amount must be Filed, served, and actually received by the counsel to the Debtor no later than the date and time specified in the notice.  Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or Cure amount will be deemed to have assented to such assumption or Cure amount.  Notwithstanding anything herein to the contrary, in the event that any Executory Contract or Unexpired Lease is added to the Assumed Executory Contracts and Unexpired Leases Schedule after such 7-day deadline, a notice of proposed Cure amounts with respect to such Executory Contract or Unexpired Lease will be sent promptly to the counterparty thereof.

Unless otherwise agreed upon in writing by the parties to the applicable Executory Contract or Unexpired Lease, all requests for payment of Cure that differ from the amounts paid or proposed to be paid by the Debtors or the Reorganized Debtors to a counterparty must be Filed with the Bankruptcy Court on or before thirty (30) days after the Effective Date.  Any such request that is not timely filed shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any other party in interest or any further notice to or action, order, or approval of the Bankruptcy Court.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by the Debtors or the Reorganized Debtors of the Cure; provided that nothing herein shall prevent the Reorganized Debtors from paying any Cure despite the failure of the relevant counterparty to file such request for payment of such Cure amount.  The Reorganized Debtors also may settle any Cure without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors or the Reorganized Debtors, as applicable, shall pay the Cure amounts, if any, on the Effective Date or as soon as reasonably practicable thereafter, or n such other terms as the parties to such Executory Contracts or Unexpired Leases may agree.  If there is any dispute regarding any Cure, the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of the applicable Cure amount shall occur as soon as reasonably practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by the Debtors or the Reorganized Debtors, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or any bankruptcy-related defaults, arising at any time prior to the effective date of assumption.  Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such assumption, (2) the

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effective date of such assumption or (3) the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

D.                                    Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.  In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations with respect to goods previously purchased by the Debtors pursuant to rejected Executory Contracts or Unexpired Leases.

E.                                     Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan.  Unless otherwise provided in the Plan, on the Effective Date, (1) the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims and (2) such insurance policies and any agreements, documents, or instruments relating thereto shall revest in the Reorganized Debtors.

F.                                     Reservation of Rights.

Nothing contained in the Plan or the Plan Supplement shall constitute an admission by the Debtors or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

G.                                    Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

H.                                    Employee Compensation and Benefits.

1.              Compensation and Benefit Programs.

Subject to the provisions of the Plan, all Compensation and Benefits Programs shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:

(a)                                 all employee equity or equity-based incentive plans, and any provisions set forth in the Compensation and Benefits Program that provide for rights to acquire Equity Interests in any of the Debtors; and

(b)                                 Compensation and Benefits Programs that, as of the entry of the Confirmation Order, have been specifically waived by the beneficiaries of any employee benefit plan or contract.

Any assumption of Compensation and Benefits Programs pursuant to the terms herein shall not be deemed to trigger any applicable change of control, immediate vesting, termination, or similar provisions therein.  No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

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On the Effective Date, pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, the Management Employment Agreements shall be deemed assumed, and the Debtors and the Reorganized Debtors shall not seek to reject the Management Employment Agreements after the Effective Date.

2.                                      Workers’ Compensation Programs.

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under:  (a) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance.  All Proofs of Claims on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided further that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

I.                                         Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors in the ordinary course of their business.  Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Distributions on Account of Claims Allowed as of the Effective Date.

Except as otherwise provided herein, in a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors, as the case may be, and the holder of the applicable Allowed Claim on the first Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims; provided that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (2) Allowed Priority Tax Claims shall be paid in accordance with Article II.C of the Plan, and (3) Allowed General Unsecured Claims against Debtors other than JEI and/or JEI, LLC, shall be paid in accordance with Article III.B.6 of the Plan.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  Thereafter, a Distribution Date shall occur no less frequently than once in every thirty (30) days, as necessary, in the Reorganized Debtors’ sole discretion.

B.                                     Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtors.  The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

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C.                                    Rights and Powers of Disbursing Agent.

1.              Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.              Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.                                    Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.              Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record holders listed on the Claims Register as of the close of business on the Distribution Record Date.  If a Claim, other than one based on a publicly traded Security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Distribution Agent shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

2.              Delivery of Distributions in General.

Except as otherwise provided herein, the Disbursing Agent shall make distributions to holders of Allowed Claims and Allowed Interests (as applicable) as of the Distribution Record Date at the address for each such holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

3.              Delivery of Distributions on First Lien Notes Claims and Unsecured Notes Claims.

The First Lien Notes Indenture Trustee shall be deemed to be the holder of all Allowed Class 4 Claims and the Unsecured Notes Indenture Trustee shall be deemed to be the holder of all Allowed Class 5 Claims for purposes of distributions to be made hereunder, and all distributions on account of such Allowed Claims shall be made to the applicable indenture trustee.  As soon as practicable following compliance with the requirements set forth in Article VI hereof, the First Lien Notes Indenture Trustee and Unsecured Notes Indenture Trustee shall arrange to deliver or direct the delivery of such distributions to or on behalf of the holders of Allowed First Lien Notes Claims and Allowed Unsecured Notes Claims, respectively, in accordance with the terms of the First Lien Notes Indenture, the 2022 Notes Indenture, the 2023 Notes Indenture, and the Plan.  Notwithstanding anything in the Plan to the contrary, and without limiting the exculpation and release provisions of the Plan, the First Lien Notes Indenture Trustee and Unsecured Notes Indenture Trustee shall not have any liability to any Entity with respect to distributions made or directed to be made by the First Lien Notes Indenture Trustee or Unsecured Notes Indenture Trustee.

4.              Minimum Distributions.

No fractional shares of New Common Equity or New Warrants shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest (as applicable) would otherwise result in the issuance of a number of shares of New Common Equity or New Warrants that is not a whole number, the actual distribution of shares of New Common

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Equity or New Warrants shall be rounded as follows:  (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Common Equity or New Warrants to be distributed to holders of Allowed Claims and Allowed Interests hereunder shall be adjusted as necessary to account for the foregoing rounding.

5.              Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any holder of Allowed Claims or Allowed Interests (as applicable) is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then-current address of such holder, at which time such distribution shall be made to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any holder of Claims and Interests to such property or Interest in property shall be discharged and forever barred.

6.              Surrender of Canceled Instruments or Securities.

On the Effective Date or as soon as reasonably practicable thereafter, each holder of a certificate or instrument evidencing a Claim or an Interest shall be deemed to have surrendered such certificate or instrument to the Distribution Agent.  Such surrendered certificate or instrument shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-à-vis one another with respect to such certificate or instrument, including with respect to any indenture or agreement that governs the rights of the holder of a Claim or Interest, which shall continue in effect for purposes of allowing holders to receive distributions under the Plan, charging liens, priority of payment, and indemnification rights.  Notwithstanding anything to the contrary herein, this paragraph shall not apply to certificates or instruments evidencing Claims that are Unimpaired under the Plan.

E.                                     Manner of Payment.

1.              All distributions of the New Common Equity and New Warrants to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the Debtors or Reorganized Debtors, as applicable.

2.              All distributions of Cash to the holders of the applicable Allowed Claims under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor or Reorganized Debtor.

3.              At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.                                     Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Equity and the New Warrants, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities.  In addition, under section 1145 of the Bankruptcy Code, such New Common Equity and the New Warrants will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of (i) section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, (ii) compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments, and (iii) any restrictions in the Reorganized Debtors’ New Organizational Documents or Stockholders Agreement.

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G.                                    Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Debtors, Reorganized Debtors, Disbursing Agent, and any applicable withholding agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions made pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, such parties shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Debtors and Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

H.                                    Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.                                         No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy and non-bankruptcy law, postpetition interest shall not accrue or be paid on any prepetition Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on such Claim.

J.                                       Foreign Currency Exchange Rate.

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

K.                                    Setoffs and Recoupment.

Except as expressly provided in this Plan, each Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Allowed Claim, any and all claims, rights, and Causes of Action that such Reorganized Debtor may hold against the holder of such Allowed Claim to the extent such setoff or recoupment is either (1) agreed in amount among the relevant Reorganized Debtor(s) and the holder of the Allowed Claim or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by a Reorganized Debtor or its successor of any and all claims, rights, and Causes of Action that such Reorganized Debtor or its successor may possess against the applicable holder.  In no event shall any holder of a Claim be entitled to recoup such Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such holder actually has performed such recoupment and provided notice thereof in writing to the Debtors in accordance with Article XII.G hereof on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such holder asserts, has, or intends to preserve any right of recoupment.

L.                                      Claims Paid or Payable by Third Parties.

1.              Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim

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from a party that is not a Debtor or a Reorganized Debtor.  Subject to the last sentence of this paragraph, to the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such holder shall, within fourteen (14) days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.  The failure of such holder to timely repay or return such distribution shall result in the holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the fourteen (14) day grace period specified above until the amount is repaid.

2.              Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.              Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.
PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.                                     Disputed Claims Process.

There is no requirement to file a Proof of Claim (or move the Bankruptcy Court for allowance) to have a Claim Allowed for the purposes of the Plan, except as provided in Article V.B of the Plan.  On and after the Effective Date, except as otherwise provided in this Plan, all Allowed Claims shall be satisfied in the ordinary court of business of the Reorganized Debtors.  The Debtors and the Reorganized Debtors, as applicable, shall have the exclusive authority to (i) determine, without the need for notice to or action, order, or approval of the Bankruptcy Court, that a claim subject to any Proof of Claim that is Filed is Allowed and (ii) file, settle, compromise, withdraw, or litigate to judgment any objections to Claims as permitted under this Plan.  If the Debtors or Reorganized Debtors dispute any Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced; provided that the Debtors or Reorganized Debtors may elect, at their sole option, to object to any Claim (other than Claims expressly Allowed by this Plan) and to have the validity or amount of any Claim adjudicated by the Bankruptcy Court; provided, further, that Holders of Claims may elect to resolve the validity or amount of any Claim in the Bankruptcy Court.  If a Holder makes such an election, the Bankruptcy Court shall apply the law that would have governed the dispute if the Chapter 11 Cases had not been filed.  All Proofs of Claim Filed in the Chapter 11 Cases shall be considered object to and Disputed without further action by the Debtors.  Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

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B.                                     Allowance of Claims.

After the Effective Date, each of the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.  The Debtors may affirmatively determine to deem Unimpaired Claims Allowed to the same extent such Claims would be allowed under applicable non-bankruptcy law.

C.                                    Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority:  (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Article IV.R of the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and filed on or before the 180th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  All Claims and Interests other than General Unsecured Claims not objected to by the end of such 180-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with the Bankruptcy Code or any applicable nonbankruptcy law.  If the Debtors, or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced.  In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.                                    Adjustment to Claims or Interests without Objection.

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.                                     Disallowance of Claims or Interests.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if:  (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code; and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

F.                                     No Distributions Pending Allowance.

Notwithstanding any other provision of the Plan, if any portion of a Claim or Interest is a Disputed Claim or Interest, as applicable, no payment or distribution provided hereunder shall be made on account of such Claim or Interest unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest; provided that if only the Allowed amount of an otherwise valid Claim or Interest is Disputed, such Claim or Interest shall be deemed Allowed in the amount not Disputed and payment or distribution shall be made on account of such undisputed amount.

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G.                                    Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the holder of such Allowed Claim or Interest in accordance with the provisions of the Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim or Interest the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim or Interest.

H.                                    No Interest.

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

ARTICLE VIII.
SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.                                     Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the holder of such a Claim or Interest has accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all Claims (other than the Reinstated Claims) and Interests (other than the Intercompany Interests that are Reinstated) subject to the occurrence of the Effective Date.

B.                                    Release of Liens.

Except as otherwise provided in the Plan, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate or Hedge Claims with respect to which the applicable counterparty has agreed to Reinstatement in accordance with this Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.  Any holder of such Secured Claim (and the applicable agents for such holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such holder (and the applicable agents for such holder), and to take such

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actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Lien, including the execution, delivery, and filing or recording of such releases.  The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens.

To the extent that any holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or Exit Facility Agent that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such holder’s behalf.

C.                                    Releases by the Debtors.

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a Debtor or other Entity, or that any holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to, or in any manner arising from, in whole or in part:  the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is:  (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good faith settlement and compromise of the Claims released by the Debtor Release; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

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D.                                    Releases by the Releasing Parties.

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged the Debtors, the Reorganized Debtors, and each Released Party from any and all Claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), intercompany transactions, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, or filing of the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.  Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions or (b) any Person from any claim or Causes of Action related to an act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence by such Person.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is:  (a) consensual; (b) essential to the confirmation of the Plan; (c) given in exchange for the good and valuable consideration provided by the Released Parties; (d) a good faith settlement and compromise of the Claims released by the Third-Party Release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third-Party Release.

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E.                                    Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for and each Exculpated Party is hereby released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, solicitation, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the Plan, the Plan Supplement, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties shall be deemed to have participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan.

F.                                    Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims or Interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties:  (1) commencing or continuing in any manner any action, suit or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such holder asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all holders of Claims and Interests and their respective current and former employees, agents, officers, directors, principals, and direct and indirect Affiliates shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan.  Each holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Article VIII.F hereof.

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G.                                    Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.                                    Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.                                         Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date:  (1) such Claim has been adjudicated as non-contingent or (2) the relevant holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN

A.                                     Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.B hereof:

1.              the Bankruptcy Court shall have entered the Confirmation Order, which shall:

(a)                                 authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)                                 decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)                                  authorize the Debtors and Reorganized Debtors, as applicable or necessary, to, among other things: (i) implement the Restructuring Transactions; (ii) issue and distribute the New Warrants and the New Common Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements; (iii) make all distributions and issuances as required under the Plan, including Cash, the New Warrants, and the New Common Equity; and (iv) enter into any agreements and transactions as necessary to effectuate the Restructuring Transactions, including the Exit Facility and the Management Incentive Plan;

(d)                                 authorize the implementation of the Plan in accordance with its terms; and

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(e)                                  provide that, pursuant to section 1146 of the Bankruptcy Code, the issuance or exchange of any Security, assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax;

2.              the Debtors shall have obtained all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan;

3.              the final version of all schedules, documents, and exhibits in the Plan Supplement shall have been Filed in a manner consistent in all material respects with the Restructuring Support Agreement, including the consent rights provided for therein, and the Plan;

4.              the Restructuring Support Agreement shall remain in full force and effect;

5.              adoption or assumption, as applicable, of the Compensation and Benefits Programs;

6.              assumption of the Management Employment Agreements;

7.              all professional fees and expenses of retained professionals required to be approved by the Bankruptcy Court shall have been paid in full or amounts sufficient to pay such fees and expenses after the Effective Date have been placed in the Professional Escrow Account in accordance with Article II.B hereof pending approval by the Bankruptcy Court;

8.              the Debtors shall have paid the reasonable and documented fees and expenses of (a) the First Lien Ad Hoc Group and (b) the Crossover Group, in accordance with the terms of the Restructuring Support Agreement and the Cash Collateral Order, as applicable (for the avoidance of doubt, all attorneys, financial advisors, consultants, and other professionals retained by such groups shall not be required to file applications with the Bankruptcy Court for allowance of compensation or reimbursement of expenses); and

9.              the Debtors and Reorganized Debtors, as applicable, shall have implemented the Restructuring Transactions (including the Exit Facility) and all transactions contemplated herein, in a manner consistent in all respects with the Restructuring Support Agreement, the Plan, and the Plan Supplement, pursuant to documentation acceptable to the Debtors and Reorganized Debtors, as applicable.

B.                                     Waiver of Conditions.

The conditions to Consummation set forth in this Article IX may be waived by the Debtors with the consent of the Required Consenting First Lien Noteholders, without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

C.                                    Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan, the Disclosure Statement, or Restructuring Support Agreement shall:  (1) constitute a waiver or release of any Claims by the Debtors, Claims, or Interests; (2) prejudice in any manner the rights of the Debtors, any holders of Claims or Interests, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any holders of Claims or Interests, or any other Entity.

D.                                    Substantial Consummation

“Substantial Consummation” of the Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

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ARTICLE X.
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.                                     Modification and Amendments.

Except as otherwise specifically provided in this Plan and subject to the consent rights set forth in the Restructuring Support Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan.  Subject to those restrictions on modifications set forth in the Plan and the requirements of section 1127 of the Bankruptcy Code, Rule 3019 of the Federal Rules of Bankruptcy Procedure, and, to the extent applicable, sections 1122, 1123, and 1125 of the Bankruptcy Code, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; provided that each of the foregoing actions shall not violate the Restructuring Support Agreement.

B.                                     Effect of Confirmation on Modifications.

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of Plan.

To the extent permitted by the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to File subsequent plans of reorganization.  If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then:  (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall:  (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity.

ARTICLE XI.
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or relating to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

1.              allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.              decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.              resolve any matters related to:  (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cures pursuant to

40

section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.              ensure that distributions to holders of Allowed Claims and Allowed Interests (as applicable) are accomplished pursuant to the provisions of the Plan;

5.              adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.              adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7.              enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

8.              enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9.              resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10.       issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.       resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, exculpations, and other provisions contained in Article VIII hereof and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

12.       resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.L hereof;

13.       enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14.       determine any other matters that may arise in connection with or relate to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement, including the Restructuring Support Agreement;

15.       enter an order concluding or closing the Chapter 11 Cases;

16.       adjudicate any and all disputes arising from or relating to distributions under the Plan;

17.       consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

18.       determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

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19.       hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

20.       hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

21.       hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

22.       enforce all orders previously entered by the Bankruptcy Court; and

23.       hear any other matter not inconsistent with the Bankruptcy Code.

As of the Effective Date, notwithstanding anything in this Article XI to the contrary, the New Organizational Documents and the Exit Facility and any documents related thereto shall be governed by the jurisdictional provisions therein and the Bankruptcy Court shall not retain jurisdiction with respect thereto.

ARTICLE XII.
MISCELLANEOUS PROVISIONS

A.                                     Immediate Binding Effect.

Subject to Article IX.A hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan (including, for the avoidance of doubt, the documents and instruments contained in the Plan Supplement) shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.                                     Additional Documents.

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan and the Restructuring Support Agreement.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.                                    Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the earlier of entry of a final decree closing such Chapter 11 Cases or an order of dismissal or conversion, whichever comes first.

D.                                    Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.  The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

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E.                                     Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order, and the Confirmation Order shall have no force or effect if the Effective Date does not occur.  None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the holders of Claims or Interests prior to the Effective Date.

F.                                     Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, manager, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

G.                                    Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

Debtors	Counsel to the Debtors

Jones Energy, Inc.
807 Las Cimas Parkway, Suite 350

Austin, Texas 78746
Attention:  Carl Giesler

United States Trustee

Office of The United States Trustee
515 Rusk Street, Suite 3516
Houston, TX 77002

Counsel to the Crossover Group

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  Brian M. Resnick and Benjamin Schak

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attention: Brian E. Schartz, P.C.

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention:  Christopher Marcus, P.C., Anthony R. Grossi, and Rebecca Blake Chaikin

and

Jackson Walker LLP
1401 McKinney Street, Suite 1900
Houston, TX 77010
Attention: Elizabeth Freeman and Matthew D. Cavenaugh

Counsel to the First Lien Ad Hoc Group

Milbank LLP 55 Hudson Yards New York, New York 10001 Attention: Evan R. Fleck and Michael W. Price

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After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002.  After the Effective Date, the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

H.                                    Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.                                         Entire Agreement.

Except as otherwise indicated, and without limiting the effectiveness of the Restructuring Support Agreement, the Plan (including, for the avoidance of doubt, the documents and instruments in the Plan Supplement) supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.                                       Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://dm.epiq11.com/JonesEnergy or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.                                    Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is:  (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ or Reorganized Debtors’ consent, as applicable; provided that any such deletion or modification must be consistent with the Restructuring Support Agreement; and (3) nonseverable and mutually dependent.

L.                                      Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with section 1125(g) of the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of

44

votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.                                  Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                                    Waiver or Estoppel.

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

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Dated: April 3, 2019	JONES ENERGY, INC.

on behalf of itself and all other Debtors

/s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer

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Annex 2

Cash Collateral Order

FINAL RSA EXHIBIT

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
JONES ENERGY, INC., et al.,(1))		Case No. 19- ( )
)
Debtors.	)	(Joint Administration Requested)
	)	(Emergency Hearing Requested)

INTERIM ORDER (I) AUTHORIZING POSTPETITION USE OF CASH COLLATERAL, (II) GRANTING ADEQUATE PROTECTION TO PREPETITION SECURED PARTIES, (III) MODIFYING AUTOMATIC STAY, (IV) SCHEDULING FINAL HEARING, AND (V) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)(2) of the above-captioned debtors, as debtors-in-possession (collectively, the “Debtors”), pursuant to sections 105, 361, 362, 363, and 507 of title 11 of the United States Code (as amended, the “Bankruptcy Code”), rules 2002, 4001, and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), rule 4001-1(b) of the Bankruptcy Local Rules for the Southern District of Texas (the “Local Rules”), and the Procedures for Complex Chapter 11 Bankruptcy Cases promulgated by the United States Bankruptcy Court for the Southern District of Texas (the “Complex Case Procedures”) seeking entry of an interim order (this “Interim Order”) and a final order (the “Final Order”), among other things:

(a)                                 Authorizing, pursuant to section 363(c) of the Bankruptcy Code, on an interim basis and upon the terms and conditions set forth in this Interim Order during the period following the date of commencement of the Chapter 11 Cases and pending the Final

(1)         The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Jones Energy, Inc. (7968); Jones Energy, LLC (8861); CCPR Sub LLC (0942); Jones Energy Finance Corp. (6247); Jones Energy Holdings, LLC (5091); Jones Energy Intermediate, LLC (   ); JRJ Opco, LLC (1488); Nosley Acquisition, LLC (1548); Nosley Assets, LLC (6460); Nosley Midstream, LLC (8315); and Nosley SCOOP, LLC (1108).  The location of Jones Energy, LLC’s principal place of business and the Debtors’ service address in these chapter 11 cases is: 807 Las Cimas Parkway, Suite 350, Austin, TX 78746.

(2)         Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion.

Hearing (as defined below), the use of cash collateral, as such term is defined in section 363(a) of the Bankruptcy Code (“Cash Collateral”) of the Prepetition Secured Parties (as defined below);

(b)                                 granting adequate protection to the Prepetition Secured Parties pursuant to sections 361 and 363(e) of the Bankruptcy Code on account of any diminution in value of the interest of the Prepetition Secured Parties in the Prepetition Collateral (as defined below), including Cash Collateral, resulting from the Debtors’ use thereof during the pendency of the Chapter 11 Cases (as defined below);

(c)                                  modifying the automatic stay imposed by section 362 of the Bankruptcy Code to the extent necessary to permit the Debtors and the Prepetition Secured Parties to implement and effectuate the terms and provisions of this Interim Order and the Final Order and to deliver any notices of termination of the RSA (as defined below);

(d)                                 subject solely to entry of the Final Order, granting adequate protection liens on the proceeds and property recovered on account of the Debtors’ claims and causes of action (but not on the actual claims and causes of action) arising under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code or any similar state or federal law (collectively, the “Avoidance Actions”);

(e)                                  subject solely to entry of the Final Order, and except to the extent of the Carve Out (as defined below), approving the waiver by the Debtors of any right to surcharge the Prepetition Collateral or the Adequate Protection Collateral (each, as defined below) pursuant to section 506(c) of the Bankruptcy Code or any other applicable principle of equity or law;

(f)                                   subject solely to entry of the Final Order, approving the waiver by the Debtors of any right to assert an “equities of the case” claim against the Prepetition Secured Parties pursuant to section 552 of the Bankruptcy Code; and

(g)                                  requesting that a final hearing (the “Final Hearing”) be scheduled by the Court no later than 35 days following entry of this Interim Order to consider entry of the Final Order authorizing on a final basis, inter alia, the use of Cash Collateral and the provision of adequate protection to the Prepetition Secured Parties; and

due and sufficient notice of the Motion having been given under the circumstances; the Court having conducted a preliminary hearing on the Motion (the “Preliminary Hearing”), at which time the Debtors presented, among other things, the Declaration of Carl F. Giesler, Jr., Chief Executive Officer of Jones Energy, Inc., in Support of First Day Pleadings (the “First Day Declaration”); and the Court having reviewed the Motion, the First Day Declaration, the evidence adduced by the parties, and the representations of counsel at the Preliminary Hearing; and upon the entire record

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made at the Preliminary Hearing; and the Court having considered the Interim Budget (as defined below) filed and served by the Debtors in accordance with the Complex Case Procedures; and it appearing to the Court that granting the relief sought in the Motion on the terms and conditions contained herein is necessary and essential to enable the Debtors to preserve the value of their businesses and assets and to prevent immediate and irreparable harm to the Debtors’ estates and to facilitate the reorganization of the Debtors’ businesses and that such relief is fair and reasonable; and the Court finds that good and sufficient cause appears therefor and that all objections to the entry of this Interim Order have been withdrawn or are overruled;

IT IS HEREBY FOUND AND DETERMINED THAT:

A.                                    This Court has jurisdiction over this proceeding and the parties and property affected hereby pursuant to 28 U.S.C. § 1334.  Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. §§ 157(b)(2).  Venue for the Chapter 11 Cases and the proceedings on the Motion is proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409.

B.                                    On April   , 2019 (the “Petition Date”), the Debtors filed voluntary petitions for relief with this Court under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).

C.                                    Without prejudice to the rights of any other party-in-interest in the Chapter 11 Cases (but subject to the limitations with respect to such rights contained in paragraphs 18 and 19 of this Interim Order), the Debtors acknowledge, admit, agree, and stipulate that:

1.                                      As of the Petition Date, Jones Energy Holdings, LLC and Jones Energy Finance Corp., as issuers (the “First Lien Notes Issuers”), Jones Energy, Inc. (“JEI”) and the other Debtors (excluding CCPR Sub LLC and JRJ Opco LLC), as guarantors (the “First Lien Notes Guarantors,” and collectively with the First Lien Notes Issuers, the “First Lien Obligors”), UMB Bank, N.A., as trustee (in such capacity, the “First Lien Indenture Trustee”), and Wells Fargo Bank, National Association, as collateral agent (in such capacity, the “Collateral Agent”), were parties to that certain indenture (as amended or supplemented from time to time, the “First Lien Indenture”) dated as of February 14, 2018.  Pursuant to the First Lien Indenture, the issuers issued, and the guarantors guaranteed, the 9.250% Senior Secured First Lien Notes due 2023 (the “First Lien Notes”).

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2.                                      Pursuant to the First Lien Indenture and the First Lien Notes, as of the Petition Date, the First Lien Obligors were indebted to the First Lien Indenture Trustee and the holders of the First Lien Notes (the “First Lien Noteholders” and, together with the First Lien Indenture Trustee, the “First Lien Notes Secured Parties”) in the aggregate amount of not less than $474.3 million, consisting of $450 million in the face amount of the First Lien Notes, plus accrued and unpaid interest, penalties, fees, expenses, reimbursements, indemnifications, and other “Obligations” as defined in the First Lien Indenture (collectively, the “First Lien Indebtedness”).

3.                                      As of the Petition Date, Jones Energy, Holdings, LLC, as borrower, was also party to that certain Credit Agreement among the borrower, each of the lenders party thereto from time to time (the “Credit Agreement Lenders”), and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Credit Agreement Agent” and, together with the Credit Agreement Lenders, the “Credit Agreement Secured Parties”),(3) dated as of December 31, 2009 (as amended or supplemented, from time to time, the “Credit Agreement”).  The First Lien Obligors other than the borrower are guarantors of the borrower’s obligations under the Credit Agreement pursuant to (i) the Guarantee and Collateral Agreement dated as of December 31, 2009, amended and continued (but not novated) by that certain Guarantee Agreement dated as February 14, 2018, and as otherwise amended and (ii) the Guarantee and Collateral Agreement dated as of January 29, 2014, as amended and continued (but not novated) by that certain Guarantee Agreement dated as of February 14, 2018, and as otherwise amended (all the foregoing, together with the Credit Agreement, the “Credit Agreement Documents”).

4.                                      Pursuant to the terms of the Credit Agreement Documents, as of the Petition Date, the First Lien Obligors were indebted to the Credit Agreement Secured Parties in the aggregate amount of $0 (the “Credit Agreement Indebtedness” and, together with the First Lien Notes Indebtedness, the “Prepetition Indebtedness”).(4)

5.                                      To secure the Prepetition Indebtedness, pursuant to (i) the Amended and Restated Collateral Agreement, dated as of February 14, 2018, between the First Lien Obligors (other than JEI) and the Collateral Agent and (ii) the Amended and Restated Collateral Agreement, dated as of February 14, 2018, between JEI and the Collateral Agent (collectively, the “Collateral Agreement” and, together with the First Lien Notes, the First Lien Indenture, and the Credit Agreement Documents, the “First Lien Documents”), the First Lien Obligors have granted to the Collateral Agent, for the ratable benefit of the Prepetition Secured Parties, liens on and security interests in (collectively, the “Prepetition Liens”) all of the “Collateral” (as defined in the Collateral Agreement), consisting of substantially all of the Debtors’ assets and property, whether real, personal or mixed,

(3)         The Credit Agreement Secured Parties and the First Lien Notes Secured Parties, collectively, are referred to herein as the “Prepetition Secured Parties.”

(4)         [NTD:  If an agreement is reached with the hedge counterparties, this paragraph will be revised as necessary to account for hedge obligations under the Credit Agreement.]

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wherever located and whether then owned or thereafter acquired (collectively, the “Prepetition Collateral”).

6.                                      Each of the First Lien Documents is valid, binding, and, subject to bankruptcy laws, enforceable against the First Lien Obligors in accordance with its terms.  Pursuant to the terms of the First Lien Documents, all amounts payable on account of the Prepetition Indebtedness are now fully due and payable by the First Lien Obligors.  The First Lien Obligors are each jointly and severally indebted and liable to the Prepetition Secured Parties for such amounts without defense, counterclaim, or offset of any kind.

7.                                      The Prepetition Liens are valid, binding, perfected, enforceable, non-avoidable, first-priority liens on, and security interests in, the Prepetition Collateral, and are not subject to avoidance, disallowance, reduction, re-characterization, recovery, subordination, attachment, offset, counterclaim, defense, “claim” (as defined in the Bankruptcy Code), impairment, or any other challenge of any kind pursuant to the Bankruptcy Code or other applicable law.

8.                                      The Debtors will not challenge or seek to avoid the validity, enforceability, priority, or perfection of the Prepetition Indebtedness or the Prepetition Liens.

9.                                      All cash proceeds of the Prepetition Collateral, including all such cash proceeds of such Prepetition Collateral held in any of the Debtors’ banking, checking, or other deposit accounts with financial institutions (in each case, other than trust, escrow, and custodial funds held as of the Petition Date in properly established trust, escrow, and custodial accounts), are Cash Collateral of the Prepetition Secured Parties within the meaning of section 363(a) of the Bankruptcy Code.

D.                                    Subject to entry of the Final Order, and without prejudice to the rights of any other party (but subject to the limitations thereon described in paragraphs 18 and 19 of this Interim Order), each Debtor and the Debtors’ estates, on its own behalf and on behalf of its past, present, and future predecessors, successors, heirs, and assigns, hereby forever, fully, and finally, waives and releases any and all claims (as defined in section 101(5) of the Bankruptcy Code), counterclaims, causes of action, defenses, or setoff rights against each of the Prepetition Secured Parties, and each of their successors and assigns, whether arising at law or in equity, including any re-characterization, subordination, avoidance, or other claim arising under or pursuant to section 105 or chapter 5 of the Bankruptcy Code or under any other similar provisions of applicable state or federal law.  The admissions, stipulations, agreements, and releases set forth in this Interim

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Order are based upon and consistent with the results of the Debtors’ investigation of the Prepetition Secured Parties’ liens and claims.

E.                                     The preservation, maintenance, and enhancement of the value of the Debtors’ assets are of the utmost significance and importance.  The Debtors lack sufficient available sources of working capital, however, to carry on the operation of their businesses without the use of Cash Collateral.  Moreover, the Debtors’ need to use Cash Collateral is immediate; absent the ability to use Cash Collateral, the continued operation of the Debtors’ businesses would not be possible, and immediate and irreparable harm to the Debtors and their estates would be inevitable.

F.                                      The Debtors continue to collect cash, rents, income, offspring, products, proceeds, and profits generated from the Prepetition Collateral to acquire equipment, inventory and other personal property, all of which constitute Prepetition Collateral under the First Lien Documents and, accordingly, is subject to the valid and perfected liens and security interests of the Collateral Agent for the ratable benefit of the Prepetition Secured Parties.

G.                                    The Debtors, certain holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold First Lien Notes (the “Consenting First Lien Noteholders”) and certain holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold (i) 6.75% Senior Notes due 2022 issued pursuant to that certain indenture among the Debtors party thereto and Wells Fargo, National Association, as trustee, and (ii) of the 9.25% Senior Notes due 2023 issued pursuant to that certain indenture among the Debtors party thereto and UMB Bank, N.A., as trustee (the notes described in clauses (i) and (ii), the “Unsecured Notes,” and the parties described in the foregoing, the “Consenting Unsecured Noteholders,” and, together with the Consenting First Lien Noteholders, the “Consenting Stakeholders”) are parties to that certain Restructuring Support Agreement dated as of April 2, 2019 (the “RSA”).

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H.                                   The Debtors desire to use Cash Collateral under section 363(a) of the Bankruptcy Code.  The [Prepetition Secured Parties] have consented to the Debtors’ use of the Cash Collateral exclusively on, and subject to, the terms and conditions set forth herein and solely for the period from the date of entry of this Interim Order through the Termination Date (as defined below).

I.                                        The Preliminary Hearing was held pursuant to Bankruptcy Rule 4001(b)(2) and the Complex Case Procedures.  Notice of the Preliminary Hearing and the emergency relief requested in the Motion has been provided by the Debtors to:  (i) the Office of the U.S. Trustee for the Southern District of Texas; (ii) the holders of the [50] largest unsecured claims against the Debtors (on a consolidated basis); (iii) Wells Fargo Bank, N.A. as Administrative Agent under the Credit Agreement and Collateral Agent under the First Lien Notes; (iv) UMB Bank, N.A. as Indenture Trustee under the First Lien Notes and Unsecured Notes; (v) Milbank LLP, as counsel to the ad hoc group of certain first lien noteholders (the “First Lien Ad Hoc Group”); (vi) Davis Polk & Wardwell LLP, as counsel to the hoc group of certain crossover noteholders; (vii) the United States Attorney’s Office for the Southern District of Texas; (viii) the Internal Revenue Service; (i) the United States Securities and Exchange Commission; (ix) the Environmental Protection Agency and similar state environmental agencies for states in which the Debtors conduct business; (x) the state attorneys general for states in which the Debtors conduct business; and (xi) any party that has requested notice pursuant to Bankruptcy Rule 2002.  The Debtors submit that, in light of the nature of the relief requested, no other or further notice need be given.

J.                                        The adequate protection provided to the Prepetition Secured Parties, as set forth more fully in paragraph 5 of this Interim Order, for any diminution in the value of the Prepetition Secured Parties’ interest in the Prepetition Collateral from and after the Petition Date for any reason whatsoever, including, without limitation, from the use of the Cash Collateral pursuant to

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this Interim Order, the use, sale, lease, or other diminution in value of the Prepetition Collateral other than the Cash Collateral, or the imposition of the automatic stay pursuant to section 362(a) of the Bankruptcy Code, is consistent with and authorized by the Bankruptcy Code and is offered by the Debtors to protect such parties’ interests in the Prepetition Collateral in accordance with sections 361, 362, and 363 of the Bankruptcy Code.  The adequate protection provided herein and other benefits and privileges contained herein are necessary in order to (i) protect the Prepetition Secured Parties from the diminution in the value of their respective interests in the Prepetition Collateral and (ii) obtain the foregoing consents and agreements.

K.                                    The Debtors stipulate that in permitting the Debtors to use Cash Collateral or in taking any other actions permitted by this Interim Order, none of the Prepetition Secured Parties or the Collateral Agent shall (i) have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” or “owner or operator” with respect to the operation or management of any of the Debtors (as such term, or any similar terms, is used in the Internal Revenue Code, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other federal or state statute) or (ii) owe any fiduciary duty to any of the Debtors, their creditors, or their estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.

L.                                     The Debtors stipulate that the Collateral Agent and each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code.  Subject to entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Collateral Agent or any of the Prepetition Secured Parties with respect to proceeds, product, offspring, or profits of any of the Prepetition Collateral.

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M.                                 Based on the record before the Court, the terms of this Interim Order, including, without limitation, of the Debtors’ use of Cash Collateral and the provision of adequate protection therefor, are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration.  The terms of this Interim Order were negotiated in good faith and at arm’s length between the Debtors, [the Collateral Agent, the Prepetition Secured Parties] and [the Consenting Stakeholders].

N.                                    The Debtors have requested immediate entry of this Interim Order pursuant to Bankruptcy Rule 4001(b)(2), Local Rule 4001-1, and the Complex Case Procedures.  The permission granted herein to use Cash Collateral (and provide adequate protection therefor) is necessary, essential, and appropriate to avoid immediate and irreparable harm to the Debtors and their estates.  The Court concludes that entry of this Interim Order is in the best interests of the Debtors’ estates and creditors as its implementation will, among other things, allow the Debtors to preserve and maintain the value of their assets and businesses and enhance the Debtors’ prospects for a successful reorganization.

Based upon the foregoing findings, stipulations, and conclusions, and upon the record made before the Court at the Preliminary Hearing, and good and sufficient cause appearing therefor;

NOW, THEREFORE, IT IS HEREBY ORDERED, ON AN INTERIM BASIS:

1.                                      Motion.  The Motion is granted, subject to the terms and conditions set forth in this Interim Order.  The Debtors shall not use any Cash Collateral except as expressly authorized and permitted herein or by subsequent order of the Court.  Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are hereby denied and overruled.

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2.                                      Use of Cash Collateral.  Subject to the terms and conditions of this Interim Order, including specifically the Carve Out, the Debtors are hereby authorized to use Cash Collateral in accordance with the Interim Budget during the period from the date of this Interim Order through and including the Termination Date for (i) working capital, general corporate purposes, and administrative costs and expenses of the Debtors incurred in the Chapter 11 Cases, including first-day relief, subject to the terms hereof and (ii) adequate protection payments to the Prepetition Secured Parties, as detailed in the Interim Budget and as provided herein.

3.                                      Interim Budget; Use of Collateral Proceeds.

(a)                                 The Debtors’ use of Cash Collateral shall be in accordance with and pursuant to the Interim Budget attached hereto as Exhibit 1 (the “Interim Budget”).  The Debtors shall provide a new Interim Budget to the Collateral Agent on the fourth business day of every fourth week (the “Interim Budget Period”), beginning with the first fourth business day of the fourth full week after the Petition Date and ending on the week during which the Confirmation Order is entered.  For each Interim Budget Period, the aggregate actual expenditures by the Debtors for Total Disbursements (as designated in the Interim Budget and which, for the avoidance of doubt shall include the fees budgeted and actually expended on the Debtor Professionals) shall not in any event exceed the aggregate amount budgeted therefor in the Interim Budget for such period by more than fifteen percent (15%) of the budgeted amount (the “Authorized Variance”).

(b)                                 The authorization granted herein is solely with respect to the use of Cash Collateral.

(c)                                  Unless otherwise agreed to in writing by the Required First Lien Holders,(5) the Debtors shall not maintain any accounts except those identified in [Exhibit 2] to the order (the “Cash Management Order”) granting the Debtors’ Emergency Motion for Entry of Interim and Final Orders (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief [Docket No.   ].

(d)                                 Neither the consent to the Interim Budget nor anything else herein shall be deemed or construed as agreement by the Collateral Agent or the Prepetition Secured

(5)         “Required First Lien Holders” means “Required First Lien Debtholders” (as such term is defined under the First Lien Indenture); provided that, so long the Consenting First Lien Holders (as such term is defined in the RSA) that are parties to the RSA constitute Required First Lien Debtholders under the First Lien Indenture, the Required Consenting First Lien Holders (as such term is defined in the RSA).

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Parties to be surcharged under section 506(c) or any other provision of the Bankruptcy Code or equitable doctrine.

4.                                      Entitlement to Adequate Protection.  The Collateral Agent and the Prepetition Secured Parties shall be entitled, pursuant to sections 361, 363(c)(2), and 363(e) of the Bankruptcy Code, to adequate protection of their interests in the Prepetition Collateral, including Cash Collateral, in an amount equal to the aggregate postpetition diminution or decrease in value of the Collateral Agent’s or Prepetition Secured Parties’ interest in the Prepetition Collateral resulting from the sale, lease, or use by the Debtors of the Prepetition Collateral and the imposition of the automatic stay pursuant to section 362 of the Bankruptcy Code, from and after the Petition Date (such diminution in value, the “Adequate Protection Obligations”).

5.                                      Adequate Protection.  As adequate protection, the [Prepetition Secured Parties] are hereby granted the following claims, liens, rights, and benefits:

(a)                                 [Credit Agreement Section 507(b) Claim.  The Adequate Protection Obligations due to the Credit Agreement Secured Parties (the “Credit Agreement Adequate Protection Obligations”) shall constitute allowed joint and several superpriority administrative claims against the Debtors as provided in section 507(b) of the Bankruptcy Code, with priority in payment over any and all unsecured claims and administrative expense claims against the Debtors, now existing or hereafter arising in the Chapter 11 Cases (subject and subordinate only to the Carve Out), including all claims of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, sections 105, 326, 328, 330, 331, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113, or 1114, and shall at all times be senior to the rights of the Debtors, and any successor trustee or any creditor, in the Chapter 11 Cases or any subsequent proceedings, including without limitation any Chapter 7 proceeding, under the Bankruptcy Code (the “Credit Agreement 507(b) Claim”), which administrative claim shall have recourse to and be payable from all prepetition and postpetition property of the Debtors including, without limitation, and solely upon entry of the Final Order, the proceeds and property recovered in respect of any Avoidance Actions.]

(b)                                 First Lien Notes Section 507(b) Claim.  The Adequate Protection Obligations due to the First Lien Notes Secured Parties (the “First Lien Notes Adequate Protection Obligations”) shall constitute allowed joint and several superpriority administrative claims against the Debtors as provided in section 507(b) of the Bankruptcy Code, with priority in payment over any and all unsecured claims and administrative expense claims against the Debtors, now existing or hereafter arising in the Chapter 11 Cases (subject and subordinate only to the Credit Agreement Section 507(b) Claim and the

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Carve Out), including all claims of the kinds specified or ordered pursuant to any provision of the Bankruptcy Code, including without limitation, sections 105, 326, 328, 330, 331, 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 726, 1113, or 1114, and shall at all times be senior to the rights of the Debtors, and any successor trustee or any creditor, in the Chapter 11 Cases or any subsequent proceedings, including without limitation any Chapter 7 proceeding, under the Bankruptcy Code (the “First Lien Notes 507(b) Claim” and, together with the Credit Agreement 507(b) Claim, the “507(b) Claims”), which administrative claim shall have recourse to and be payable from all prepetition and postpetition property of the Debtors including, without limitation, and solely upon entry of the Final Order, the proceeds and property recovered in respect of any Avoidance Actions.

(c)                                  Adequate Protection Liens.  Effective as of the Petition Date, solely to the extent of the Adequate Protection Obligations, the following security interests and liens (the “Adequate Protection Liens”) are hereby granted to the Collateral Agent on behalf of the Prepetition Secured Parties, subject and subordinate only to the Carve Out (all property identified below being collectively referred to as the “Adequate Protection Collateral”):

(i)                         First Priority Liens on Unencumbered Property.  Pursuant to sections 361(2) and 363(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected, non-voidable first priority lien and/or replacement lien on, and security interest in, all of the Debtors’ now owned and hereafter acquired real and personal property, tangible and intangible assets, and rights of any kind or nature, wherever located, including, without limitation, all prepetition and postpetition assets of the Debtors’ estates, and all products, proceeds, rents and profits thereof, whether existing on or as of the Petition Date or thereafter acquired, that is not subject to (x) valid, perfected, non-avoidable and enforceable liens in existence on or as of the Petition Date or (y) valid and unavoidable liens in existence for amounts outstanding as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code (collectively, the “Unencumbered Property”), provided that the Unencumbered Property shall not include the Avoidance Actions, but, upon the entry of the Final Order, the Unencumbered Property shall include, and the Credit Agreement Lien Adequate Protection Liens shall attach to, any proceeds or property recovered in respect of any Avoidance Action;

(ii)                      Liens Junior to Certain Existing Perfected Liens.  Pursuant to sections 361(2) and 363(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected, non-voidable junior priority replacement lien on, and security interest in, all of Debtors’ now owned and hereafter acquired real and personal property, tangible and intangible assets, and rights of any kind or nature, wherever located, including without limitation, all prepetition and postpetition property of the Debtors’ estates, and all products and proceeds thereof, whether now existing or hereafter acquired (other than the property described in

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clause (i) of this paragraph 5(c) of this Interim Order), that is subject to (x) valid, perfected and unavoidable liens in existence as of the Petition Date or (y) valid and unavoidable liens in existence for amounts outstanding as of the Petition Date that are perfected after the Petition Date as permitted by section 546(b) of the Bankruptcy Code, which valid, perfected and unavoidable liens are senior in priority to the prepetition security interests and liens in favor of the Collateral Agent (the “Other Senior Liens”); and

(iii)                               Liens Senior to Certain Existing Liens.  Pursuant to sections 361(2) and 363(c)(2) of the Bankruptcy Code, a valid, binding, continuing, enforceable, fully-perfected non-voidable priming lien on, and security interest in, the Prepetition Collateral and all of the Debtors’ now owned and hereafter acquired real and personal property, tangible and intangible assets, and rights of any kind or nature, wherever located, including, without limitation, all prepetition and postpetition property of the Debtors’ estates, and all products, proceeds, rents, and profits thereof, whether arising from section 552(b) of the Bankruptcy Code or otherwise; provided that such liens and security interests shall not prime the Other Senior Liens.

6.                                      Perfection of Adequate Protection Liens.  The Adequate Protection Liens are perfected without the necessity of the execution (or recordation or other filing) by the Debtors of security agreements, control agreements, pledge agreements, financing statements, mortgages, or other similar documents, or the possession or control by the Collateral Agent of any Adequate Protection Collateral.  The Collateral Agent, on behalf of the Prepetition Secured Parties, is hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, depository account control agreements, notices of lien, or similar instruments in any jurisdiction in order to validate and perfect the liens and security interests granted to each hereunder, respectively.  Whether or not the Collateral Agent, in its sole discretion, chooses to file such financing statements, intellectual property filings, mortgages, notices of lien, or similar instruments, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable, and not subject to challenge, dispute, or subordination as of the date of entry of this Interim Order.  If the Collateral Agent determines to file any financing statements,

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agreements, notice of liens or similar instruments, the Debtors shall cooperate and assist in any such filings as reasonably requested by the Collateral Agent, and the automatic stay shall be modified to allow such filings.

7.                                      A certified copy of this Interim Order may, in the discretion of the Collateral Agent, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized and directed to accept such certified copy of this Interim Order for filing and recording; provided that, notwithstanding the date of any such filing, the date of such perfection shall be the date of entry of this Interim Order.

8.                                      Carve-Out.(6)

(a)                                 Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000.00 incurred by a trustee under section 726(b) of the Bankruptcy Code (without regard to the notice set forth in (iii) below); (iii) to the extent allowed at any time, whether by interim order, procedural order, or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to section 327, 328, or 363 of the Bankruptcy Code (the “Debtor Professionals”) and any official committee appointed in the Chapter 11 Cases (each, a “Committee”)  pursuant to section 328 or 1103 of the Bankruptcy Code (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery by the Collateral Agent of a Carve Out Trigger Notice (as defined below), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice; and (iv) Allowed Professional Fees of Professional Persons in an aggregate amount not to exceed [$1,500,000] incurred after the first business day following delivery by the Collateral Agent of the Carve Out Trigger Notice, to the extent allowed at any time, whether by interim order, procedural order, or otherwise (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the Collateral Agent (at the direction of the applicable Prepetition Secured Parties) to the Debtors, their lead restructuring counsel, the U.S. Trustee, and counsel to the Creditors’ Committee, which notice may be delivered following the occurrence and during the continuation of a

(6)         Note:  Carve-out professionals not subject to budget.

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Termination Event and upon termination of the Debtors’ right to use Cash Collateral by the Prepetition Secured Parties, stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)                                 Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is given by the Collateral Agent to the Debtors (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of the Allowed Professional Fees.  The Debtors shall deposit and hold such amounts in a segregated account in trust to pay such then unpaid Allowed Professional Fees (the “Pre-Carve Out Trigger Notice Reserve”) prior to any and all other claims.  On the Termination Declaration Date, after funding the Pre-Carve Out Trigger Notice Reserve, the Debtors shall utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap (the “Post-Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to any and all other claims.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Collateral Agent for the benefit of the [Prepetition Secured Parties], unless the Prepetition Indebtedness has been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ creditors in accordance with their rights and priorities as of the Petition Date.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post-Carve Out Trigger Notice Reserve has not been reduced to zero, to pay the Collateral Agent for the benefit of the [Prepetition Secured Parties], unless the Prepetition Indebtedness has been indefeasibly paid in full, in cash, in which case any such excess shall be paid to the Debtors’ creditors in accordance with their rights and priorities as of the Petition Date.  Notwithstanding anything to the contrary in the Credit Agreement and First Lien Indenture, or this Interim Order, if either of the Carve Out Reserves is not funded in full in the amounts set forth in this paragraph 8(b), then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 8(b), prior to making any payments to the Collateral Agent or any of the Debtors’ creditors, as applicable.  Notwithstanding anything to the contrary in the Credit Agreement and First Lien Indenture or this Interim Order, following delivery of a Carve Out Trigger Notice, the Collateral Agent shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a security interest in any residual interest in the Carve Out Reserves, with any excess paid to the Collateral Agent for application in accordance with the [Credit Agreement and First Lien Notes Indenture].  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not constitute Loans (as defined in the Credit Agreement), Obligations (as

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defined in the First Lien Indenture), or increase or reduce the Prepetition Indebtedness, (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the [Initial Budget, Budget], Carve Out, Post-Carve Out Trigger Notice Cap, or Carve Out Reserves be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order or in any Credit Agreement Documents or First Lien Documents, the Carve Out shall be senior to all liens and claims securing the Prepetition Collateral, the Adequate Protection Liens, and the 507(b) Claims, and any and all other forms of adequate protection, liens, or claims securing the Prepetition Indebtedness.

(c)                                  Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(d)                                 No Direct Obligation To Pay Allowed Professional Fees.  None of the [Prepetition Secured Parties] shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the [Prepetition Secured Parties], in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.

(e)                                  Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.

9.                                      Additional Adequate Protection.  As additional adequate protection:

(a)                                 Fees and Expenses:  The Debtors are authorized and directed to pay, in accordance with this paragraph 9(a) of this Interim Order, all pre- and postpetition reasonable and documented fees and expenses, when due, of the (i) First Lien Notes Secured Parties (whether incurred directly or on their behalf) and their advisors, including, without limitation, the fees and expenses of all outstanding and unpaid amounts incurred since the inception of the applicable agreement fee or engagement letters of the attorneys, accountants, other professionals, advisors and consultants of the First Lien Notes Secured Parties, including the fees and expenses of: (i) the First Lien Ad Hoc Group, which shall include:  (a) Milbank, as counsel to the First Lien Ad Hoc Group, (b) Porter Hedges LLP, as local counsel to the First Lien Ad Hoc Group, (c) Lazard, as investment banker to the First Lien Ad Hoc Group (including any success or transaction fees when earned), (ii) the Crossover Ad Hoc Group (as such term is defined in the RSA), which shall include:  (a) Davis Polk & Wardwell LLP, as counsel, (b) Haynes and Boone, LLP, as local counsel to the Crossover Ad Hoc Group, and (c) Houlihan Lokey Capital Inc., as financial advisor, (iii) Katten Muchin Rosenman LLP as counsel to the First Lien Indenture Trustee, and

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(iv) local counsel to the First Lien Indenture Trustee, if any, and (iv) the other fees and expenses of the Consenting Stakeholders in accordance with the RSA, in each case to the extent set forth thereunder, including that the Debtors shall not be required to pay the fees of the foregoing advisors following the Termination Date of the RSA (as such term is defined therein).

(b)                                 Other Covenants:  The Debtors shall maintain their cash management arrangements in a manner consistent with the Cash Management Order.  The Debtors shall not use, sell or lease any material assets outside the ordinary course of business, or seek authority of the Court to do any of the foregoing, without the consent of the Required First Lien Holders at least five (5) business days prior to the date on which the Debtors seek the authority of the Court for such use, sale or lease.  The Debtors shall comply with the covenants contained the First Lien Documents regarding the maintenance and insurance of the Prepetition Collateral and the Adequate Protection Collateral.

(c)                                  Limitation on Liens.  The Debtors shall not create, incur, or suffer to exist any postpetition liens or security interests other than: (i) those granted pursuant to this Interim Order; (ii)  carriers’, mechanics’, operators’, repairmen’s, warehousemen’s, or other similar liens arising in the ordinary course of business; (iii) pledges and deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation; and (iv) deposits to secure the payment of any postpetition statutory obligations and performance bonds.

(d)                                 Reporting:  The Debtors shall comply with the reporting requirements set forth in the Credit Agreement and the First Lien Indenture.

(e)                                  Access.  In addition to, and without limiting, whatever rights to access the Collateral Agent and Prepetition Secured Parties have under their respective First Lien Documents, upon reasonable prior written notice, at reasonable times during normal business hours, and otherwise not to be unreasonably withheld, the Debtors shall permit representatives, advisors, agents, and employees of the Consenting Stakeholders (i) to have access to and inspect the Debtors’ properties, (ii) to examine the Debtors’ books and records, and (iii) discuss the Debtors’ affairs, finances, and condition with the Debtors’ officers, management, financial advisors and counsel.

10.                               Termination.  The Debtors’ right to use Cash Collateral pursuant to this Interim Order shall terminate (the date of any such termination, the “Termination Date”) (subject only to the Carve Out) without further notice or court proceeding on the earliest to occur of (i) the date that is 35 days after the Petition Date if the Final Order has not been entered by the Court on or before such date (unless such period is extended by mutual agreement of the Required First Lien Holders and the Debtors); and (ii) five (5) business days (any such five-business-day period of

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time, the “Default Notice Period”) following the delivery of a written notice (a “Default Notice”) by the Collateral Agent or the Required First Lien Holders to the Debtors, the U.S. Trustee, and counsel to the Consenting Stakeholders of the occurrence of any of the events set forth below unless such occurrence is cured by the Debtors prior to the expiration of the Default Notice Period or such occurrence is waived by the Required First Lien Holders in their sole discretion; provided that, during the Default Notice Period, the Debtors shall be entitled to continue to use the Cash Collateral in accordance with the terms of this Interim Order; provided, further, that if a hearing to consider any relief in connection with the delivery of the Default Notice or continued use of Cash Collateral is requested to be heard within such Default Notice Period but is scheduled for a later date by the Court, the Default Notice Period shall be automatically extended to the date of such hearing (the events set forth in clauses (a) through (r) below are collectively referred to as the “Termination Events”):

(a)                                 Failure of the Debtors to make any payment under this Interim Order after such payment becomes due;

(b)                                 Failure of the Debtors to comply with any material provisions of this Interim Order, or, prior to the entry of the Final Order, the Interim Order shall cease to be in full force and effect or shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal;

(c)                                  Except with respect to a termination under Section 12.01(o) solely based on the failure of the Company Parties to satisfy the Milestone (as defined in the RSA) in Section 4(a)(iv) of the RSA by the date specified therein, the RSA has been terminated with respect to the Consenting Stakeholders;

(d)                                 The Company Parties have failed to make any payment contemplated under the RSA when due;

(e)                                  The Debtors shall grant, create, incur, or suffer to exist any postpetition liens or security interests other than: (i) those granted pursuant to this Interim Order; (ii) carriers’, mechanics’, operator’s, warehousemen’s, repairmen’s, or other similar liens arising in the ordinary course of business for amounts outstanding as of the Petition Date, even if recorded after the Petition Date; (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iv) deposits to secure the payment of any postpetition statutory obligations, performance

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bonds, and other obligations of a like nature incurred in the ordinary course of business; and (v) any other junior liens or security interests that the Debtors are permitted to incur under the First Lien Documents;

(f)                                   An order shall be entered reversing, amending, supplementing, staying, vacating, or otherwise modifying this Interim Order without the written consent of the Required First Lien Holders;

(g)                                  The Debtors’ commencing, or participating in furtherance of, any solicitation of any plan of reorganization unless it is the Plan (as defined in the RSA) or such other plan of reorganization as the Required First Lien Holders shall have expressly consented to in writing;

(h)                                 The Bankruptcy Court shall terminate or reduce the period pursuant to section 1121 of the Bankruptcy Code during which the Debtors have the exclusive right to file a plan of reorganization and solicit acceptances thereof;

(i)                                     The entry of an order in the Chapter 11 Cases charging any of the Prepetition Collateral or Adequate Protection Collateral under section 552(b) of the Bankruptcy Code or section 506(c) of the Bankruptcy Code or under which any person takes action against the Prepetition Collateral or Adequate Protection Collateral (in each case, that becomes a final non-appealable order), or the commencement of other actions that are materially adverse to any of the Collateral Agent or the Prepetition First Lien Secured Parties or their respective rights and remedies under the First Lien Documents in the Chapter 11 Cases;

(j)                                    The entry of an order granting relief from any stay of proceeding (including, without limitation, the automatic stay) so as to allow a third party to proceed with foreclosure (or granting of a deed in lieu of foreclosure) or other remedy against any Prepetition Collateral with a value in excess of $[-] million.

(k)                                 The entry of any postpetition monetary judgment against any Debtor in excess of $[-] million;

(l)                                     The payment of any prepetition claims that are junior in interest or right to the Prepetition Liens, other than as permitted by an order entered in the Chapter 11 Cases;

(m)                             The existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing any claims or charges, other than as permitted under the Interim Order, entitled to superpriority under section 364(c)(1) of the Bankruptcy Code pari passu or senior to the Prepetition Indebtedness, or there shall arise or be granted by the Bankruptcy Court (i) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of section 503 or clause (b) of section 507 of the Bankruptcy Code (other than the Carve Out), including the 507(b) Claims, or (ii) subject to the Other Senior Liens, any lien on the Prepetition Collateral or Adequate Protection Collateral having a priority senior to or pari passu with the liens and security interests granted herein, except as expressly provided in the First Lien Documents or in this Interim Order;

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(n)                                 The Court shall have entered an order dismissing any of the Chapter 11 Cases;

(o)                                 The Court shall have entered an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code;

(p)                                 The Court shall have entered an order appointing a chapter 11 trustee, responsible officer, or any examiner with enlarged powers relating to the operation of the Debtors’ businesses or the Chapter 11 Cases, unless consented to in writing by the Required First Lien Holders;

(q)                                 A filing by any Debtor of any motion, pleading, application, or adversary proceeding challenging the validity, enforceability, perfection, or priority of the Prepetition Liens or asserting any other cause of action against and/or with respect to the Prepetition Indebtedness, the Prepetition Collateral, the Collateral Agent, or any of the Prepetition Secured Parties (or if the Debtors support any such motion, pleading, application, or adversary proceeding commenced by any third party); and

(r)                                    The Debtors shall obtain court authorization to commence, or shall commence, join in, assist, or otherwise participate as an adverse party in any suit or other proceeding against the Collateral Agent or any of the Prepetition Secured Parties relating to the Prepetition Indebtedness.

11.                               Remedies upon the Termination Date.  Upon the occurrence of the Termination Date, (a) the Adequate Protection Obligations, if any, shall become due and payable, and (b) the Collateral Agent may exercise the rights and remedies available under the First Lien Documents, this Interim Order, or applicable law (subject only to the Carve Out), including, without limitation, foreclosing upon and selling all or a portion of the Prepetition Collateral or Adequate Protection Collateral.  The automatic stay under section 362 of the Bankruptcy Code is hereby deemed modified and vacated to the extent necessary to permit such actions, provided that during the Default Notice Period, unless the Court orders otherwise, the automatic stay under section 362 of the Bankruptcy Code (to the extent applicable) shall remain in effect.  The rights of the Debtors to oppose any relief requested by the Collateral Agent or Prepetition Secured Parties (and the rights of the Collateral Agent or Prepetition Secured Parties to oppose any request for relief by the Debtors) are fully reserved.  Any delay or failure of the Collateral Agent or Prepetition Secured

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Parties to exercise rights under the First Lien Documents or this Interim Order shall not constitute a waiver of their respective rights hereunder, thereunder, or otherwise, unless any such waiver is pursuant to a written instrument executed in accordance with the terms of the applicable document.  Without limiting the Debtors’ rights under this Interim Order, the Collateral Agent shall be entitled to apply the payments or proceeds of the Prepetition Collateral and the Adequate Protection Collateral in accordance with the provisions of the First Lien Loan Documents and in no event shall the Collateral Agent or any of Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Prepetition Collateral, the Adequate Protection Collateral or otherwise.  Notwithstanding the occurrence of the Termination Date or anything herein, all of the rights, remedies, benefits, and protections provided to the Collateral Agent and the Prepetition Secured Parties under this Interim Order shall survive the Termination Date.

12.                               Limitation on Charging Expenses Against Collateral.  Subject to and effective upon entry of the Final Order, except to the extent of the Carve Out, no expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including liquidation or other proceeding under the Bankruptcy Code, shall be charged against or recovered from the Prepetition Collateral or the Adequate Protection Collateral, the Collateral Agent or the Prepetition Secured Parties pursuant to sections 105(a) or 506(c) of the Bankruptcy Code or any similar principle of law or equity, without the prior written consent of the affected party, and no such consent shall be implied from any other action, inaction, or acquiescence by the Collateral Agent or any of the Prepetition Secured Parties.  Neither the [Consenting First Lien Noteholders’] consent to the Interim Budget nor anything else herein shall be deemed or construed as agreement by the

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Prepetition Secured Parties to be surcharged under section 506(c) or any other provision of the Bankruptcy Code or equitable doctrine.

13.                               Payments Free and Clear.  Subject to and effective upon entry of the Final Order, any and all payments pursuant to paragraphs 5 and 9(a) of this Interim Order shall be irrevocable, received free and clear of any claim, lien, charge, assessment, or other encumbrance, including without limitation, subject to entry of the Final Order, any such claim or charge arising out of or based on, directly or indirectly, sections 506(c) (whether asserted or assessed by, through or on behalf of the Debtors) or 552(b) of the Bankruptcy Code.

14.                               Bankruptcy Code Section 552(b).  The Collateral Agent and each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and, subject to entry of the Final Order, the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to any of them with respect to proceeds, products, offspring, or profits of any of the Prepetition Collateral or the Adequate Protection Collateral.

15.                               Reservation of Rights of the Collateral Agent and Prepetition Secured Parties.  Notwithstanding any other provision hereof, the grant of adequate protection to the Collateral Agent and the Prepetition Secured Parties pursuant to this Interim Order is without prejudice to their respective rights to seek modification of the grant of adequate protection provided hereby so as to provide different or additional adequate protection, provided that the relative priority of all such additional adequate protections shall be the same as set forth in paragraph 5 of this Interim Order and without prejudice to the right of the Debtors or any other party in interest to contest any such modification.  Nothing herein shall be deemed to waive, modify, or otherwise impair the respective rights of the Collateral Agent, or the Prepetition Secured Parties under the First Lien Documents, under any applicable law or in equity, and the Collateral Agent and the Prepetition

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Secured Parties expressly reserve all of their respective rights and remedies whether now existing or hereafter arising under the First Lien Documents, under any applicable law or in equity in connection with all Termination Events and Defaults and Events of Default (as defined in the applicable First Lien Documents, and whether arising prior to or after the Petition Date).

16.                               Debtors’ Reservation of Rights.  Notwithstanding anything to the contrary in this Interim Order, following receipt of a Default Notice, and at any time before or after the occurrence of the Termination Date, including without limitation as a result of a Termination Event pursuant to paragraph 10 of this Interim Order, the Debtors may seek authority to use Cash Collateral without the consent of the [Required Consenting First Lien Noteholders], and the [Consenting First Lien Noteholders] reserve all rights to contest such use.

17.                               Modification of Automatic Stay.  The Debtors are authorized and directed to perform all acts and to make, execute and deliver any and all instruments as may be reasonably necessary to implement the terms and conditions of this Interim Order and the transactions contemplated hereby.  All parties to the RSA are also authorized to deliver any notices of termination of the RSA in compliance with the terms thereof.  The stay under section 362 of the Bankruptcy Code is hereby modified to permit the Debtors, the Collateral Agent, each of Prepetition Secured Parties, and the Consenting Stakeholders to accomplish the transactions contemplated by this Interim Order.

18.                               Preservation of Rights Granted Under this Interim Order.

(a)                                 Except as expressly provided in this Interim Order, no claim or lien having a priority senior to or pari passu with those granted by this Interim Order to the Prepetition Secured Parties shall be granted or allowed, and the Adequate Protection Liens shall not be subject or junior to any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under section 551 of the Bankruptcy Code or, except as set forth in the Collateral Agreement, subordinated to or made pari passu with any other lien or security interest, whether under section 364(d) of the Bankruptcy Code or otherwise.

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(b)                                 Notwithstanding any order dismissing any of the Chapter 11 Cases under section 1112 of the Bankruptcy Code or otherwise entered at any time, (x) the 507(b) Claims, the other administrative claims granted pursuant to this Interim Order, and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all Adequate Protection Obligations shall have been paid and satisfied in full in cash (and such 507(b) Claims, the other administrative claims granted pursuant to this Interim Order and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest); and (y) the Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.

(c)                                  If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated, or stayed, such reversal, stay, modification, or vacatur shall not affect: (i) the validity, priority or enforceability of any Adequate Protection Obligations incurred prior to the actual receipt of written notice by the [First Lien Notes Trustee and the Credit Agreement Agent] of the effective date of such reversal, stay, modification or vacatur; or (ii) the validity, priority or enforceability of the Adequate Protection Liens.  Notwithstanding any such reversal, stay, modification or vacatur, any use of the Prepetition Collateral (including Cash Collateral) or any Adequate Protection Obligations incurred by the Debtors hereunder, as the case may be, prior to the actual receipt of written notice by the [First Lien Notes Trustee and the Credit Agreement Agent], respectively, of the effective date of such reversal, stay, modification, or vacatur shall be governed in all respects by the original provisions of this Interim Order, and the Collateral Agent and the Prepetition Secured Parties (subject to the provisions of the Collateral Agreement) shall be entitled to all of the rights, remedies, privileges, and benefits granted herein and to the protections afforded in section 363(m) of the Bankruptcy Code with respect to all uses of the Prepetition Collateral (including the Cash Collateral) and all Adequate Protection Obligations.

(d)                                 The adequate protection payments made pursuant to this Interim Order shall not be subject to counterclaim, setoff, subordination, recharacterization, defense, or avoidance in the Chapter 11 Cases or any subsequent chapter 7 cases (other than a defense that the payment has actually been made).

(e)                                  Except as expressly provided in this Interim Order, the Adequate Protection Obligations, the 507(b) Claims and the Adequate Protection Liens and all other rights and remedies of the Collateral Agent and the Prepetition Secured Parties granted by this Interim Order shall survive, and shall not be modified, impaired, or discharged by (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, dismissing any of the Chapter 11 Cases or by any other act or omission, or (ii) the entry of an order confirming a plan of reorganization in any of the Chapter 11 Cases (except to the extent such plan of reorganization (i) discharges the 507(b) Claims and the Adequate Protection Liens and (ii) is supported by the Required Consenting Stakeholders), and pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any Adequate Protection Obligations.  The terms and provisions of this Interim Order shall continue in any successor cases if the Chapter 11 Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code,

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and the Adequate Protection Liens, the 507(b) Claims, the other administrative claims granted pursuant to this Interim Order, and all other rights and remedies of the Collateral Agent and the Prepetition Secured Parties granted by the provisions of this Interim Order shall continue in full force and effect until all Adequate Protection Obligations are indefeasibly paid in full in cash.

19.                               Effect of Stipulations.  As a result of the Debtors’ review of the First Lien Documents and the facts and circumstances relating thereto, the Debtors have agreed to the various stipulations and made the various admissions contained in this Interim Order, including without limitation, the stipulations and admissions included in paragraph C, which stipulations and admissions shall be binding upon the Debtors and any successors thereto in all circumstances.  The stipulations and admissions contained in this Interim Order, including without limitation, in paragraph C of this Interim Order, shall also be binding upon all other parties in interest, including any Committee or any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors (a “Trustee”), for all purposes unless (a) such party (subject in all respects to any agreement or applicable law which may limit or affect such entity’s right or ability to do so), having obtained the requisite standing, has filed an adversary proceeding or contested matter, as required under the Bankruptcy Rules (subject in either case to the limitations contained herein, including, without limitation, in this paragraph 19 of this Interim Order) by no later than the date that is the earlier of (a) the effective date under a confirmed plan of reorganization and (b) the day that is 60 days from the date of the entry of the Final Order (as such date may be extended by the Required First Lien Holders) (the “Challenge Period”) (x) challenging the amount, validity, enforceability, priority, or extent of the First Lien Notes Indebtedness, the Credit Agreement Indebtedness, or the liens on the Prepetition Collateral securing the First Lien Notes Indebtedness or the Credit Agreement Indebtedness, or (y) otherwise asserting any other claims, counterclaims, causes of action, objections, contests, or defenses against the Collateral Agent or any of the Prepetition Secured Parties on behalf of the Debtors’ estates (collectively, the “Claims and Defenses”), and (b) the

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Court rules in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding or contested matter; provided that, as to the Debtors, all such Claims and Defenses are hereby irrevocably waived and relinquished effective as of the Petition Date.  If no adversary proceeding or contested matter is timely filed prior to the expiration of the Challenge Period, without further order of the Court: (w) the Debtors’ stipulations and admissions contained in this Interim Order shall be binding on all parties in interest, including the Committee; (x) the First Lien Indebtedness shall constitute allowed claims, not subject to counterclaim, setoff, subordination, re-characterization, defense, or avoidance, for all purposes in the Chapter 11 Cases and any subsequent chapter 7 case; (y) the Collateral Agent’s liens on the Prepetition Collateral shall be deemed to have been, as of the Petition Date, and to be, legal, valid, binding, perfected, and of the priority specified in paragraph C, not subject to defense, counterclaim, re-characterization, subordination, or avoidance; and (z) the First Lien Indebtedness and the Collateral Agent’s liens on the Prepetition Collateral shall not be subject to any other or further challenge by the Committee or any other party in interest, and any such Committee or other party in interest shall be enjoined from seeking to exercise the rights of the Debtors’ estates, including without limitation, any successor thereto (including, without limitation, any estate representative or a Trustee, whether such Trustee is appointed or elected prior to or following the expiration of the Challenge Period) with respect thereto; provided that if the Chapter 11 Cases are converted to chapter 7 or a Trustee is appointed in the Chapter 11 Cases prior to the expiration of the Challenge Period, any Trustee shall receive the full benefit of any remaining Challenge Period, subject to the limitations described herein).  If any such adversary proceeding or contested matter is timely filed prior to the expiration of the Challenge Period, the stipulations and admissions contained in this Interim Order, including without limitation, in paragraph C of this Interim Order, shall nonetheless

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remain binding and preclusive (as provided in the second sentence of this paragraph 19) on the Committee and any other person, including any Trustee, except as to any such findings and admissions that were expressly challenged in such adversary proceeding or contested matter.  Nothing in this Interim Order vests or confers on any person, including the Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates.  In the event that there is a timely successful challenge brought pursuant to this paragraph 19, the Court shall retain jurisdiction to fashion an appropriate remedy.

20.                               Limitation on Use of Collateral.  The Debtors shall use the proceeds of the Prepetition Collateral solely as provided in this Interim Order.  Notwithstanding anything herein or in any other order of the Court to the contrary, and subject to the Carve Out, no Cash Collateral may be used to: (a) object, contest, or raise any defense to, the validity, perfection, priority, extent, or enforceability of the Prepetition Indebtedness, the Prepetition Liens, or the liens or claims granted under this Interim Order; (b) assert any Claims and Defenses against The Collateral Agent or any of the Prepetition Secured Parties or their respective agents, affiliates, representatives, attorneys, or advisors; (c) seek to modify any of the rights granted to the Collateral Agents and the Prepetition Secured Parties hereunder, or (d) pay any amount on account of any claims arising prior to the Petition Date unless such payments are approved by an order of the Court, provided that, notwithstanding anything to the contrary herein, no more than $10,000 in the aggregate of the Prepetition Collateral or the Carve Out may be used by any Committee to investigate the validity, enforceability or priority of the Prepetition Indebtedness or the Prepetition Liens, or investigate any Claims and Defenses or other causes action against the Collateral Agent or any of the Prepetition Secured Parties.

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21.          Binding Effect; Successors and Assigns.  The provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in the Chapter 11 Cases, including without limitation, the Collateral Agents and the Prepetition Secured Parties, any Committee and the Debtors and their respective successors and assigns (including any Trustee, an examiner appointed pursuant to section 1104 of the Bankruptcy Code, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the Collateral Agent, the Prepetition Secured Parties, and the Debtors and their respective successors and assigns, provided that, except to the extent expressly set forth in this Interim Order, the Collateral Agent and the Prepetition Secured Parties shall have no obligation to permit the use of the Prepetition Collateral (including Cash Collateral) by the Debtors or by any Trustee or similar responsible person appointed for the estate of any Debtor.  For all adequate protection and stay relief purposes throughout the Chapter 11 Cases, the Collateral Agent and Prepetition Secured Parties shall be deemed to have requested relief from the automatic stay and adequate protection as of the Petition Date.  For the avoidance of doubt, such request will survive termination of this Interim Order.

22.          Limitation of Liability.  In permitting the use of the Prepetition Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, subject to entry of the Final Order, none of the Prepetition Secured Parties or the Collateral Agent shall (i) have liability to any third party or be deemed to be in control of the operation of any of the Debtors or to be acting as a “controlling person,” “responsible person,” or “owner or operator” with respect to the operation or management of any of the Debtors (as such terms, or any similar terms, are used in the Internal Revenue Code, United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar

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federal or state statute) or (ii) owe any fiduciary duty to any of the Debtors, their creditors, or their estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.  Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon the Collateral Agent or any of the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors and their respective affiliates (as defined in section 101(2) of the Bankruptcy Code).

23.          Effectiveness.  This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof.  Notwithstanding Bankruptcy Rules 6004(h), 6006(d), 7062 or 9014 of the Bankruptcy Rules or any other Bankruptcy Rule, or Rule 62(a) of the Federal Rules of Civil Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.  To the extent that any finding of fact shall be determined to be a conclusion of law it shall be so deemed and vice versa.

24.          Proofs of Claim.  None of the Prepetition Secured Parties shall be required to file proofs of claim in any of the Chapter 11 Cases or successor cases, and the Debtors’ stipulations in paragraph C herein shall be deemed to constitute a timely filed proof of claim against the applicable Debtor(s).  Any order entered by the Court in relation to the establishment of a bar date for any claim (including without limitation, administrative claims) in any of the Chapter 11 Cases or successor cases shall not apply to the Prepetition Secured Parties with respect to the Prepetition Indebtedness.  Notwithstanding the foregoing, each of the First Lien Notes Trustee (on behalf of itself and the other First Lien Notes Secured Parties) and the Credit Agreement Agent (on behalf of itself and the Credit Agreement Lenders) is hereby authorized, but not required, to file (and amend and/or supplement, as it sees fit) a master proof of claim for any claims of the applicable

29

Prepetition Secured Parties arising from the First Lien Documents; provided, that nothing herein shall waive the right of any Prepetition Secured Party to file its own proofs of claim against the Debtors.

25.          Headings.  The headings in this Interim Order are for purposes of reference only and shall not limit or otherwise affect the meaning of this Interim Order.

26.          Final Hearing.  The final hearing (the “Final Hearing”) on the Motion shall be held on          , 2019, at  :    .m., prevailing Central Time.  Any objections or responses to entry of a final order on the Motion shall be filed on or before 4:00 p.m., prevailing Central Time, on          , 2019, and shall be served on:  (a) the Debtors, 807 Las Cimas Pkway, Ste 350, Austin, Texas 78746, Attn: Thomas Hester; (b) proposed co-counsel to the Debtors, (i) Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Anthony R. Grossi and Rebecca Blake Chaikin, and (ii) Jackson Walker L.L.P., 1401 McKinney Street, Suite 1900, Houston, Texas 77010, Attn: Matthew D. Cavenaugh; (c) the Office of the U.S. Trustee for the Southern District of Texas, 515 Rusk Street, Suite 3516, Houston, Texas 77002; (d) counsel to the First Lien Ad Hoc Group, (i) Milbank LLP, 55 Hudson Yards, New York, New York 10001, Attn: Dennis F. Dunne, Evan R. Fleck, and Michael W. Price, and (ii) Porter Hedges, LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002, Attn: John F. Higgins; (e) counsel to the ad hoc group of certain crossover noteholders, (i) Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, Attn: Brian Resnick and Benjamin Schak, and (ii) Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, Attn: Kelli Stephenson Norfleet and Charles A. Beckham, Jr.; and (f) counsel to any statutory committee appointed in these cases.

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27.          Jurisdiction.  The Court shall retain jurisdiction to enforce the terms of this Interim Order and to adjudicate any and all matters arising from or related to the interpretation or implementation of this Interim Order.

28.          Controlling Effect of Interim Order.  To the extent any provision of this Interim Order conflicts or is inconsistent with any provision of the Motion, the provisions of this Interim Order shall control to the extent of such conflict.

IT IS SO ORDERED.

Dated: , 2019
Houston, Texas	THE HONORABLE [•]
UNITED STATES BANKRUPTCY JUDGE

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FINAL RSA EXHIBIT

Exhibit 1

Interim Budget

Annex 3

Committed Exit Facility Term Sheet

FINAL RSA EXHIBIT

EXIT FACILITY TERM SHEET

JONES ENERGY HOLDINGS, LLC(1)

This term sheet (this “Exit Facility Term Sheet”) is a summary of indicative terms and conditions for a proposed senior secured delayed draw first lien term loan facility that is materially consistent with the terms and conditions as set forth in this Exit Facility Term Sheet and otherwise reasonably acceptable in form and substance to the Loan Parties and the Lenders (each as defined below).

This Exit Facility Term Sheet is non-binding and is being presented for discussion and settlement purposes only.  Consequently, this Exit Facility Term Sheet is entitled to protection from any use or disclosure to any person or entity pursuant to Federal Rule of Evidence 408 and any other rules or laws of similar import.  This Exit Facility Term Sheet does not purport to summarize all of the terms, conditions, covenants and other provisions that may be contained in the fully negotiated and executed definitive documentation in connection with the Term Loan Facility (as defined below).

This Exit Facility Term Sheet and the information contained in this Exit Facility Term Sheet shall remain strictly confidential and may not be shared with any person or entity (other than the Loan Parties, the Lenders and their respective professionals and advisors), unless otherwise consented to by the Loan Parties or the Lenders, as applicable.

Borrower	Jones Energy Holdings, LLC (“JEH”) or another entity designated as the holding company of the reorganized Debtors (the “Borrower”).

Guarantors

All U.S. subsidiaries of the Borrower, including Nosley Assets, LLC, Nosley SCOOP, LLC, Nosley Acquisition, LLC, Nosley Midstream, LLC, Jones Energy, LLC, Jones Energy Finance Corp., the direct parent of the Borrower and any future U.S. subsidiaries of the Borrower (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”). Criteria to designate excluded subsidiaries to be mutually agreed. For the avoidance of doubt, CCPR Sub LLC and JRJ Opco, LLC shall not be Guarantors so long as they satisfy the criteria to be designated as excluded subsidiaries.

Administrative Agent	A financial institution acceptable to the Required Consenting First Lien Noteholders in their reasonable discretion.

Lenders

Each Consenting Stakeholder that is a signatory to the Commitment Letter (or its designated affiliate entity) (the “Lenders”). Notwithstanding the foregoing, upon the direction of Lenders holding a majority in principal amount of the Term Loan Commitments, the Term Loans may initially be advanced by a fronting bank. Term Loan Commitments will be allocated among the Lenders ratably in accordance with their anticipated entitlements under the Plan to receive equity in the reorganized Borrower (which shall be calculated by reference to their respective holdings of First Lien Notes and Unsecured Notes as of April 10, 2019, as reported to the Borrower by Counsel to the First Lien Ad Hoc Group and Counsel to the Crossover Group no later than April 8, 2019).

Term Loan Facility

A senior secured delayed draw first lien term loan facility in an aggregate principal amount of $20 million (the “Term Loan Facility” and the term loans thereunder, the “Term Loans”, with the aggregate principal amount of the

(1) This Exit Facility Term Sheet is attached as Annex 3 to the restructuring support agreement dated as of April 1, 2019 (the “RSA”), and is the Exit Facility Term Sheet referenced in the RSA. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the RSA. Provisions herein purporting to be non-binding shall be removed prior to attachment to the RSA.

commitments under such facility, the “Term Loan Commitments”). Borrowings under the Term Loan Facility will be available upon at least 5 business days’ notice, or such notice period as may be required by the Administrative Agent, in minimum increments of $5 million. There shall be no more than 3 borrowings under the Term Loan Facility.

Maturity	The Term Loans will mature on the 3rd anniversary of the Effective Date.

Amortization	None.

Interest

The Term Loans will bear interest at a rate of adjusted LIBOR (subject to a 1.0% floor) plus 5.0% per annum in year 1, 6.5% per annum in year 2 and 8% in year 3. Interest shall be paid in cash quarterly and upon any repayment or prepayment.

Notwithstanding the foregoing, upon the occurrence of any event of default such interest rate margin shall increase by an additional 2.0% per annum (the “Default Rate”).

A customary alternate base rate option will be available as an alternative to adjusted LIBOR.

Fees

Delayed Draw Unused Fee:

•                  first 30 days after Closing Date (as defined in the Exit Commitment Letter): 0% per annum on undrawn amount of Term Loan Commitments

•                  days 31-120 after Closing Date: 2.5% per annum on undrawn amount of Term Loan Commitments

•                  days 121-365 after Closing Date: 5.0% per annum on undrawn amount of Term Loan Commitments

•                  year 2 after Closing Date: 6.5% per annum on undrawn amount of Term Loan Commitments

•                  year 3 after Closing Date: 8.0% per annum on undrawn amount of Term Loan Commitments

Commitment Premium: An amount equal to 5.0% of the Term Loan Commitments, (i) 75% of which will be earned and payable in cash on April 11, 2019, and allocated amongst the Lenders based on their respective allocation of Term Loan Commitments after all commitments have been received on April 10, 2019 and (ii) 25% of which will be earned and payable in cash on the Plan Effective Date only if an Alternative Exit Facility does not become effective on the Plan Effective Date.

Administrative Agency Fee: An annual amount to be agreed.

Security

The Term Loans will be secured on a perfected, first-priority basis by substantially all of the assets of the Borrower and the Guarantors, subject to certain customary and agreed exceptions (the “Collateral”). The Collateral will include the equity of the Borrower and the Guarantors and all deposit and security accounts (which shall be subject to control agreements), subject to certain customary and agreed exceptions.

Guarantees	All obligations of the Borrower under the Term Loan Facility will be unconditionally guaranteed on a joint and several basis by the Guarantors.

Ranking

The Term Loans will be first-priority senior secured obligations. The indebtedness evidenced by the Term Loans and the guarantees of the Term Loans will be senior to all of the Borrower’s and the Guarantors’ other indebtedness (subject to certain customary exceptions).

Use of Proceeds	Proceeds of the initial and delayed draw Term Loans will be used for working capital and general corporate purposes.

Exit Facility Documents

The Exit Facility Documents (as defined in Annex A hereto) shall be based on the Credit Agreement, dated as of December 31, 2009, among JEH, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the other parties thereto, as in effect immediately prior to Amendment No. 13 thereto, dated as of June 28, 2018 and the other “Loan Documents” (as defined therein), with modifications to reflect this Exit Facility Term Sheet and other adjustments customary to reflect a term loan facility and shall otherwise be acceptable to the Required Consenting First Lien Noteholders in their reasonable discretion.

Voluntary Prepayments	Voluntary prepayments of the Term Loans will be permitted, in whole or in part, at any time, in minimum principal amounts to be set forth in the Exit Facility Documents, without premium or penalty.

Mandatory Prepayments

Usual and customary for term loan facilities of this type, including 100% of net cash proceeds of non-ordinary course asset sales and casualty events (subject to reinvestment rights to be agreed) and issuances of unpermitted indebtedness.

Commitment Termination Rights

The Exit Facility Documents implementing this term sheet shall be acceptable to the Required Consenting First Lien Noteholders.  Notwithstanding anything to the contrary in the RSA, in the event that the Required Consenting First Lien Noteholders and the Company enter into, approve or consent to Exit Facility Documents (or agree to a modification of the terms of this Exit Term Sheet) that deviate materially from this Exit Term Sheet prior to the Closing Date, any Lender hereunder that is not a Consenting First Lien Noteholder shall have the right to terminate its Term Loan Commitments on notice to the other Lenders and the Borrower, which shall be such Lenders’ sole remedy under such circumstance and shall not otherwise give rise to any termination rights or other rights under the RSA in favor of such parties (acting in their capacities as Consenting Stakeholders thereunder). For the avoidance of doubt, (i) no portion of the Commitment Premium that is due on the Plan Effective Date shall be payable to any such terminating Lender and (ii) if any Lender exercises their termination right described above, all other Lenders may increase their Term Loan Commitments on a pro rata basis so that the aggregate Term Loan Commitments will not be reduced as a result of any such termination provided that any such terminations and/or the failure of any Lenders to increase their Term Loan Commitments shall not prevent or delay the Closing Date.

Conditions Precedent

As set forth on Annex A hereto, subject to any such amendment, modification or waiver thereof as determined or agreed between the Company and the Required Consenting First Lien Noteholders; it being understood that, following the Closing Date, any amendment, modification or waiver of a condition precedent to a Credit Extension shall be determined in accordance with the Exit Facility Documents.

Representations and Warranties	Customary and appropriate representations and warranties for a term loan financing of this type reflecting the industry and business of the Loan Parties.

Financial Covenants	None.

Covenants

Negative and affirmative covenants customary for term loan facilities of this type, including:

Dispositions

•                  Merge Assets Dispositions Basket. The asset sale covenant will include a carve-out for the sale of the Merge Assets subject to pro forma compliance with a 2.00x collateral coverage test.

•                  General Asset Sales. The asset sale covenant will permit non-ordinary course asset sales if at FMV and for at least 75% of consideration in cash, and subject to mandatory prepayment (with reinvestment rights to be agreed) of net cash proceeds and pro forma compliance with a 2.00x collateral coverage test.

Restricted Payments/Investments

•                  RP Builder Basket. The restricted payment covenant will include a builder basket substantially similar to that in the prepetition unsecured notes indentures based on, among other things, 50% of CNI and 100% of the proceeds of certain capital contributions and equity issuances and subject to a pro forma FCCR test of at least 2.25x.

•                  General RP Basket. The restricted payment covenant will include a general basket in the amount of $25 million.

•                  Investments in JVs. The investments covenant will include a carve-out for investments in JVs in connection with a disposition of the Merge Assets to such JV subject to pro forma compliance with a 2.00x collateral coverage test.

•                  Tax Distributions. The restricted payment covenant will include a basket for the payment of customary tax distributions.

Indebtedness and Liens

•                  Secured Hedges Basket. The debt covenant will include a basket permitting the incurrence of secured hedging obligations, subject to a customary intercreditor agreement.

•                  Junior/Unsecured Basket. The debt covenant will include a basket permitting junior lien or unsecured debt in the amount of $250 million, subject to a 13% per annum rate cap.

•                  Ratio Debt Basket. The debt covenant will include a debt basket permitting unsecured debt subject to a pro forma FCCR test of at least 2.25x.

•                  Cap Lease/Purchase Money Basket. The debt covenant will include a debt basket permitting capital lease obligations and/or purchase money obligations capped at the greater of (x) $25 million and (y) 2.5% of Modified ACNTA.

•                  General Debt and Liens Basket. The debt covenant will include a general debt basket in the amount of $25 million, which debt shall not be subject to rate caps and the liens covenant will include a general liens basket in the amount of $10 million.

•                  Letters of Credit. The debt and liens covenants will include a basket in an amount to be agreed for the issuance of ordinary course letters of credit and for liens with respect to cash or other collateral with respect thereto.

Events of Default

The Term Loan Facility will contain events of default customary for term loan facilities of this type, including Change of Control.

“Change of Control” will be defined to include any “person” or “group”, other than the Permitted Holders (as defined below), becoming the beneficial owner, directly or indirectly, of more than 50% of the voting stock of the Borrower .

“Permitted Holders” means Oaktree Capital Management and their respective affiliates.

Voting

Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Term Loan Facility, except that (a) the consent of each affected lender shall be required with respect to certain actions, including (i) increases in the commitment of such lender and (ii) reductions or forgiveness of principal, interest, fees or reimbursement obligations payable to such lender and (b) the consent of each lender shall be required with respect to certain actions, including (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of Lenders, including with respect to prepayments and commitment reductions, (iii) extensions of final maturity of the loans or of any fixed date for payment to such lender of any interest or fees or any reimbursement obligation and (iv) releases of all or substantially all of the value of the guarantees, or all or substantially all of the collateral.

For the avoidance of doubt, there shall be no restrictions on voting rights of affiliates of the Borrower which are Lenders under the Term Loan Facility.

Assignments and Participations

The Lenders will be permitted to assign loans under the Term Loan Facility with the consent of (i) the Borrower, unless an Event of Default has occurred and is continuing, and (ii) the Administrative Agent, in each case not to be unreasonably withheld or delayed.

For the avoidance of doubt, there shall be no restrictions on assignments to affiliates of the Borrower (other than Permitted Holders or among institutions that are Lenders on the Closing Date, any direct or indirect parent of the Borrower, the Borrower and its subsidiaries).

Defaulting Lenders	Usual and customary for facilities and transactions of this type.

Expenses and Indemnification	Usual and customary for facilities and transactions of this type.

Governing Law and Forum	New York.

Annex A

EXIT FACILITY TERM SHEET

JONES ENERGY HOLDINGS, LLC

Conditions Precedent

The initial availability of the Term Loan Facility, and the obligation of each Lender to make any Term Loan (each, a “Credit Extension”) shall be subject to the satisfaction or due waiver of the following conditions precedent:

(a)                    The Borrower and each Guarantor shall have executed and delivered a satisfactory credit agreement (the “Term Loan Credit Agreement”) and other definitive financing documentation with respect to the Term Loan Facility (together with the Term Loan Credit Agreement, the “Exit Facility Documents”), including security agreements, pledge agreements, control agreements, stock powers executed in blank, and other documentation reasonably satisfactory for the creation and perfection of the liens and security interests contemplated in the Term Sheet (subject to certain post-closing matters as may be mutually agreed).

(b)                    The Administrative Agent shall have received all fees required to be paid hereunder on the Closing Date, and all expenses for which invoices have been presented at least two (2) business days prior to the Closing Date.

(c)                     Except as would not reasonably expect to result in a Material Adverse Effect, all governmental and third-party approvals necessary in connection with the financing and transactions contemplated hereby shall have been obtained and be in full force and effect.

(d)                    The Administrative Agent shall have received unaudited interim consolidated financial statements of the Borrower and its subsidiaries for each calendar month period ended subsequent to a date to be agreed] as to which such financial statements are available, accompanied by a certificate of a financial officer of the Borrower.

(e)                     The Administrative Agent shall have received (i) a reasonably satisfactory opening balance sheet of the Borrower giving pro forma effect to the debt (if any) to be incurred on the Closing Date and (ii) projections of the revenues, expenses, and cash flows of the Borrower covering the period from January 1, 2019 through the Maturity Date, prepared on a quarterly basis.

(f)                      The Administrative Agent shall have received customary certificate of the an authorized officer of the Borrower as to satisfaction of all conditions precedents to Closing, certificates of authorized officers of each Loan Party attaching certified organization documents of such Loan Party, resolutions or other action, incumbency certificates and/or other certificates of authorized officers of each Loan Party evidencing the identity, authority and capacity of each authorized officer thereof authorized to act as a authorized officer in connection with Term Loan Credit Agreement and the other Exit Facility Documents to which such Loan Party is a party or is to be a party, and good standing certificates in such Loan Party’s jurisdiction of organization, satisfactory funds flow memorandum, insurance certificates and a solvency certificate from the Borrower’s chief financial officer or treasurer (certifying that, after giving pro forma effect to the Transactions (as defined in the Commitment Letter) and after giving effect to each debtors’ exit from the Chapter 11 Cases in accordance with the Plan (each as defined in the RSA), that the Loan Parties, on a consolidated basis, are solvent).

(g)                     The Administrative Agent shall have received copies of recent lien, judgment and mortgage searches in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties, to the extent requested by the Administrative Agent, no less than 30 days prior to the Closing Date;

(h)                    The Administrative Agent shall have received such legal opinions, including opinions of local counsel, as are reasonably satisfactory to the Administrative Agent.

(i)                        The Borrower’s capital structure and financing plan shall be reasonably satisfactory to the Required Consenting First Lien Noteholders (it being agreed and understood that the capital structure and financing plan as set forth in the RSA as in effect on the Agreement Effective Date (as defined in the RSA), and as amended by any amendments consented to in writing by the Administrative Agent, is deemed satisfactory to the Required Consenting First Lien Noteholders).

(j)                       The Administrative Agent shall have received (at least five (5) business days prior to Closing Date to the extent requested at least ten (10) business days prior to the Closing Date) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including but not restricted to the USA Patriot Act and the Beneficial Ownership Regulation (31 C.F.R. § 1010.230).

(k)                    The Bankruptcy Court (as defined in the RSA) shall have entered the Confirmation Order (as defined in the RSA), in form and substance reasonably satisfactory to the Required Consenting First Lien Noteholders, which shall include the approval of the Commitment Letter, and all conditions to the effectiveness of the Plan shall have been satisfied or waived in accordance therewith.

(l)                        Since the date of the Commitment Letter, there shall not have occurred any event or condition that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect. “Material Adverse Effect” means any event, circumstance or condition that has had a materially adverse effect on (i) the business, operations, assets, liabilities (actual or contingent) or financial condition of the Borrower and its subsidiaries, taken as a whole, (ii) the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Exit Facility Document to which any of the Loan Parties is a party or (iii) the rights and remedies of the Lenders, the collateral agent under the Term Loan Credit Agreement or the Administrative Agent under any Exit Facility Document, but excluding, for the avoidance of doubt, any events resulting from, or contributing to, the commencement of the Chapter 11 Cases.

(m)           On the Closing Date, immediately after giving effect to the consummation of the Transactions (as defined in the RSA), the issuance of the Term Loans, if any, to occur on the Closing Date and any other Transactions to occur on the Closing Date, the Borrower and its subsidiaries shall have outstanding no indebtedness for borrowed money other than the Term Loan Facility and any other indebtedness permitted under the Term Loan Credit Agreement.

(n)               On the Closing Date, the representations and warranties of the Loan Parties contained in the Exit Facility Documents shall be true and correct in all material respects; provided that any representation or warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects.

The availability of each Credit Extension on or after the Closing Date shall be subject to the following conditions:

(a)                    At the time of making any Credit Extension and after giving effect thereto, the representations and warranties of the Loan Parties contained in the Exit Facility Documents shall be true and correct in all material respects; provided that any representation or warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects.

(b)                    No default or Event of Default shall then exist or result therefrom.

(c)                     Delivery of a customary borrowing notice.

(d)                    The occurrence of the Plan Effective Date (as defined in the RSA).

Annex 4

Exit Commitment Letters

Annex 5

Management Compensation Term Sheet

FINAL RSA EXHIBIT

JONES ENERGY, INC.

MANAGEMENT COMPENSATION ARRANGEMENTS

The following summarizes the principal terms of employment-related arrangements for certain executives of Jones Energy, Inc. (the “Company”) following the consummation of the Restructuring Transactions.  Capitalized terms used but not defined herein shall have the meaning set forth in the Plan that is attached as Annex 1 to the Restructuring Support Agreement to which this term sheet is attached as Annex 5.

Management Incentive Plan

Overview:

“NewCo” shall mean the reorganized Company or another entity designated pursuant to the Plan to issue common stock on the Effective Date. General. On the Effective Date, NewCo will reserve exclusively for the participants in the Management Incentive Plan (such reserve, the “MIP Equity Pool”) a pool of equity interests of NewCo representing no less than 5% of NewCo’s equity interests (currently contemplated to be common stock), determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Equity Pool).

MIP Grants. The MIP Equity Pool shall be fully granted to employees of the Company and its subsidiaries within 24 months of the Effective Date.

The New Board shall engage in good faith with the Chief Executive Officer, the Chief Financial Officer, and the Chief Operations Officer on the terms of the management incentive plan, the allocation of the MIP Equity Pool, and new employment agreements as soon as reasonably practicable and may utilize advice from Willis Towers Watson in such discussions as the New Board deems appropriate, in its sole discretion.

Annex 6

Governance Term Sheet

FINAL RSA EXHIBIT

REORGANIZED JONES ENERGY

Summary of Terms and Conditions —

Governance of Reorganized Jones Energy

The following Summary of Terms and Conditions (this “Term Sheet”) relates to the cases (the “Bankruptcy Cases”) to be commenced under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) by Jones Energy, Inc. (“JEI”) and certain of its direct and indirect subsidiaries (the “Sellers”), each of whom, including Jones Energy Holdings, LLC (“JEH”), will be debtors in possession in the Bankruptcy Cases.  This Term Sheet presents certain illustrative terms regarding the governance of the reorganized holding company (“New Holdco”) that is proposed to emerge from the Bankruptcy Cases pursuant to a plan of reorganization (the “Plan”), which New Holdco shall be one of (1) reorganized JEH, (2) reorganized JEI or (3) one or more newly formed entities, as determined by the Required Consenting Pro Forma Equity Holders, in consultation with the Debtors, on or before the Plan confirmation hearing.

Summary of Terms

Reorganized Structure

If reorganized JEH or another entity intended to be treated as a partnership for U.S. federal income tax purposes (“Reorganized JEH”) is designated as New Holdco pursuant to the Plan, Plan distributions of equity and warrants will be made in the following form: (1) noteholders that certify that they are not subject to withholding obligations under section 1445 or 1446 of the Internal Revenue Code (e.g., U.S. holders of First Lien Notes, U.S. holders of Unsecured Notes, and foreign withholding partnerships) and who elect to receive units (the “Units”) issued directly by reorganized JEH (collectively “Electing Noteholders”) will receive Units and (2) all other holders of First Lien Notes or Unsecured Notes (“Blocker Noteholders”) shall receive shares (the “Ordinary Blocker Shares”), and (3) all unsecured noteholders shall receive warrants in, a newly-formed entity treated as a corporation for U.S. federal income tax purposes (the “Blocker”) that would hold the Units and warrants in Reorganized JEH allocated to such persons under the Plan. The Ordinary Blocker Shares and warrants issued to the Blocker Noteholders will mirror, as closely as possible, the Units and warrants issued directly by Reorganized JEH to the Blocker.

If reorganized JEI or a newly-formed entity treated as a corporation for U.S. federal income tax purposes (“Reorganized JEI”) is designated as New Holdco pursuant to the Plan, all holders of First Lien Notes and all unsecured noteholders shall receive equity in such entity and the unsecured noteholders shall receive warrants in such entity.

In either case, no Units, Blocker Shares or warrants will be publicly traded upon consummation of the Plan.

Except as otherwise noted herein, this Term Sheet assumes that New

Holdco will be Reorganized JEH. To the extent New Holdco is Reorganized JEI (or Reorganized JEH or JEI implements some alternative corporate structure), the form of the definitive documentation will be modified as the context requires to implement the terms hereof (including, but not limited to, providing all holders of First Lien Notes and Unsecured Notes the same substantive economic, voting and information rights and shareholder protections set forth herein).

Investment Company Issues

If Reorganized JEH is designated as New Holdco by the Plan, to prevent the Blocker from being deemed an “investment company” under the Investment Company Act of 1940 (the “‘40 Act”), the Blocker would be designated the sole manager of, and thereby control the major decisions, of New Holdco. Electing Noteholders would receive direct economics, but limited direct voting rights, in Reorganized JEH through their Units and would also receive a special class of shares in the Blocker (“Special Blocker Shares”, and together with the Ordinary Blocker Shares, the “Blocker Shares”) entitling them to proportional voting rights in the Blocker (but no additional economics) and, if applicable, the right to designate or remove a Director (defined below). Units would be exchangeable for Blocker Shares on a one-to-one basis.

Board of Directors:

The Blocker (or Reorganized JEI if Reorganized JEI is designated as New Holdco) will be governed by a seven (7) member board of directors (each a “Director”, and collectively, the “Board”) constituted as follows:

•                  one (1) Director shall be the CEO of Reorganized JEH and the Blocker;

•                  two (2) Directors (the “Oaktree Directors”) shall be designated by Oaktree Capital (“Oaktree”) so long as Oaktree holds (directly or indirectly) at least 13% of the issued and outstanding voting interests in New Holdco, and one (1) Director shall be designated by Oaktree so long as Oaktree holds (directly or indirectly) less than 13% but at least 8% of the issued and outstanding voting interests in New Holdco;

•                  one (1) Director (the “Avenue Director”) shall be designated by Avenue Capital Group (“Avenue” and together with Oaktree, the “Designating Holders”) so long as Avenue holds (directly or indirectly) at least 8% of the issued and outstanding voting interests in New Holdco; and

•                  one (1) Director (the “SP Director” and, together with the Oaktree Directors and the Avenue Director, the “Designated Directors”) shall be designated by Silver Point Capital (“Silver Point” and together with Oaktree and Avenue, the

2

“Designating Holders”) so long as Silver Point holds (directly or indirectly) at least 8% of the issued and outstanding voting interests in New Holdco; and

•                  the remaining Directors (the “Remaining Directors”) shall be initially selected by a vote of the members of Consenting Pro Forma Equity Holders other than the Designating Holders (the “Selecting Holders”) that hold at least a majority of the aggregate Pro Forma Equity held by such Selecting Holders (with any replacements selected by holders other than the Designating Holders); provided that (i) the Remaining Directors shall be industry professionals, (ii) the Selecting Holders shall in good faith consult with and consider nominees proposed by the Designating Holders in selecting the initial Remaining Directors, (iii) the selection of such Remaining Directors shall be subject to a veto by Oaktree to be exercised reasonably for so long as Oaktree is a Designating Holder.

A Designated Director may only be removed, with or without cause, by the Designating Holder, and the Designating Holder will have the right to remove its Designated Director for any or no reason at any time and may designate a replacement Director in the event of the removal, resignation, retirement, death or incapacity of its designee. In the event that any Designated Director seat becomes vacant for any reason prior to the annual shareholders’ meeting, such vacancy shall be filled until the next shareholder meeting by the Designating Holder. Notwithstanding the foregoing, if any Designating Holder loses its right to designate a Director, such Designating Holder shall cause its Designated Director to tender his or her resignation to the Board, or will cause such Designated Director to be removed. The resulting vacancy created on the Board shall be filled by the Board until the next annual meeting of members. Designation rights shall not be transferrable.

The Remaining Directors may only be removed for cause.

Except as otherwise provided herein, the Board will act by the affirmative vote of a majority of the Directors then in office or by unanimous written consent. Except as otherwise provided herein, the presence of at least a majority of the Directors then in office at a duly called meeting of the Board shall constitute a quorum; provided that a duly called meeting of the Board shall require reasonable prior notice to each Director; and provided, further, that Directors may attend meetings of the Board telephonically or by means of other remote communication.

The governing documents of Blocker or Reorganized JEI, as applicable (the “Governing Documents”), will provide that the Directors will be subject to the same fiduciary duties applicable to

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directors of a Delaware corporation.

Blocker Shareholder Action:

All actions of the Blocker shareholders at any duly called meeting where quorum is established shall be determined by the majority of the affirmative votes of Blocker Shares entitled to vote thereat. The Blocker shareholders may also act without a meeting by written consent signed by the holders of Blocker Shares having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Dividends/Distributions:	At the discretion of the Board, except that Reorganized JEH will be required to make customary tax distributions.

Transfers:

The Blocker Shares and the Units will not be listed or registered under the Exchange Act. Direct and indirect transfers of Units (including transfers of Blocker Shares) shall be restricted to prohibit (1) transfers to foreign persons that would cause New Holdco to have to withhold for U.S. taxes with respect to the foreign transferee on a go-forward basis and (2) transfers that would cause New Holdco to be a publicly traded partnership taxed as a corporation.

Change of Control Transactions:

Any merger by New Holdco, sale of all or substantially of the New Holdco’s assets, or other transaction by New Holdco or any stockholder thereof that results in any person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act) holding a majority of New Holdco’s issued and outstanding Units will require the approval of both the majority of the disinterested Directors and the holders of a majority of the outstanding Units (other than Units held by interested parties). There will be no drag-along or tag-along rights.

Preemptive Rights:

Each member (including, for the avoidance of doubt, the Blocker, which will provide pass-through preemptive rights to its holders) that, together with its affiliates, directly holds at least 2.5% (by voting power) of the outstanding Units will have preemptive rights to subscribe for its pro rata share of any equity securities (including securities convertible into or rights to subscribe for or purchase equity securities) issued by New Holdco or any of its subsidiaries, subject to customary exceptions.

Information Rights:

New Holdco will make available to each holder of Blocker Shares (i) within 90 days of the end of each fiscal year, all annual financial statements and similar information with respect to New Holdco and its subsidiaries that would be required to be contained in a filing with the SEC on Form 10-K if New Holdco were required to file such forms, excluding any “Management’s

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Discussion and Analysis of Financial Condition and Results of Operations”, and (ii) within 45 days of the end of each of the first three quarters or each fiscal year, all quarterly financial statements and similar information with respect to New Holdco and its subsidiaries that would be required to be contained in a filing with the SEC on Form 10-Q if New Holdco were required to file such forms, excluding a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. New Holdco shall as promptly as reasonably practicable (but in any event, no later than 5 business days after furnishing the annual and quarterly reports) hold a conference call to discuss the results of operations for the relevant reporting period and to answer questions posed by holders of Blocker Shares with regard to those results. New Holdco will also make available to each person holding Units estimated, within 90 days of the end of each taxable year of New Holdco and final information regarding each such member’s share of New Holdco income or loss for tax purposes.

At any time that neither New Holdco nor the Blocker is a public filer, subject to customary confidentiality obligations, each holder of Units or Blocker Shares (as applicable) may share such information concerning New Holdco or the Blocker (as applicable) with its managers, officers, partners, members, employees, investors and advisors, as well as any bona fide prospective purchaser of Blocker Shares that agrees to keep such information confidential; provided that if a holder is entitled to any such information pursuant to any other agreement or in any other capacity, this confidentiality obligation shall not restrict or affect such other agreement or capacity or their rights or obligation with respect thereto.

Registration Rights:

If New Holdco or the Blocker (as applicable) undertakes an underwritten public offering of its equity interests, all holders of more than 2% of the outstanding equity interests will have piggyback rights to include their Units or shares (as applicable) in the public offering, subject to the right of New Holdco or the Blocker (as applicable) to sell Units or shares (as applicable) first in any such public offering and other customary cutback provisions and limitations. New Holdco or the Blocker (as applicable) shall only pay for the expenses of one counsel, to be selected by the holders of a majority of the Units or shares (as applicable) being so sold by selling holders. Any other advisor fees in connection with an underwritten public offering shall be paid by the holders.

Termination:

The terms herein regarding director designation, change of control transactions, preemptive rights and information rights shall terminate upon any public listing by New Holdco and/or the Blocker (as applicable).

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Other Terms:

The Governing Documents will also provide for other customary terms, including, but not limited to, the time, place and manner of calling of meetings of shareholders and the Board, the titles and duties of officers and the manner of appointment, removal and replacement thereof and indemnification and exculpation of directors, officers and other appropriate persons.

Any amendments or modifications to this Term Sheet, as well as the addition of any terms not provided for in this Term Sheet (including any determination to have a shareholders’ agreement to implement the terms hereof and/or the inclusion therein of any terms of any such agreement(s) not specified herein) shall be subject to the approval of (i) all three Designating Holders and (ii) (ii) the Required Pro Forma Equity Holders; provided that an amendment or modification that would have a material and disproportionate effect on the economic, voting or information rights of one or more holders of First Lien Notes or Unsecured Notes (as compared to the rights of the Designating Holders or any other holders of First Lien Notes or Unsecured Notes) shall require the approval of a majority of the affected holders.

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Annex 7

New Warrants Term Sheet

FINAL RSA EXHIBIT

Reorganized Jones Energy, Inc.
New Warrant Term Sheet

Issuer

“Issuer” is the entity that issues the Warrants and Common Stock, as will be determined in advance of the confirmation of the chapter 11 plan of reorganization (the “Plan”) in accordance with the Plan, as described further in the Governance Term Sheet.(1)

“Common Stock” means the shares that are distributed to holders of allowed unsecured notes claims on account of such claims pursuant to and in accordance with the Plan.

“Warrants” means the warrants that are distributed to holders of allowed unsecured notes claims on account of such claims pursuant to and in accordance with the Plan.

Underlying Security	[ ] shares (15%) of the Common Stock, calculated on a fully diluted basis (excluding equity issued pursuant to the management incentive plan).

Term	5 years from Effective Date of the Plan.

Exercise Price	Par plus accrued interest plus make-whole claim, each calculated as of Effective Date of the Plan (approximately $530 million).

Dilution

Subject to dilution by management incentive plan, consistent with Management Incentive Plan Term Sheet.

Customary adjustments to the Exercise Price for dividends, stock splits and the like, substantially in the form listed on Schedule I.

Conversion upon Sale

In the case of any Reorganization (as defined below), following the effective time of such Reorganization, a Warrantholder’s right to receive shares of Common Stock upon exercise of the Warrants shall be converted into the right receive, upon exercise of such Warrants, with respect to each share of Common Stock that would

(1)  For the avoidance of doubt, in the event that the Restructuring is implemented such that holders of first lien notes claims have the ability to elect to receive Units in reorganized JEH or another entity intended to be treated as a partnership for U.S. federal income tax purposes on the Plan Effective Date, then the “Issuer” will be the Blocker (in which case reorganized JEH or such other entity, as applicable, will issue underlying warrants to the Blocker, and the Blocker will issue the Warrants on a “back to back” basis to the holders of allowed unsecured notes claims on account of such claims).

have otherwise been deliverable, the type and amount of Exchange Property (as defined below) that the holder of one share of Common Stock would have been entitled to receive in such Reorganization; provided that if the Exchange Property consists solely of cash, on the effective date of such Reorganization, each Warrantholder shall receive, in respect of each of its Warrants, at the same time and upon the same terms as holders of Common Stock receive the cash in exchange for their shares of Common Stock, an amount of cash equal to the greater of (i) (x) the amount of cash that such Warrantholder would have received if such Warrantholder owned, as of the record date for such Reorganization, the number of shares of Common Stock underlying one Warrant, minus (y) the Exercise Price and (ii) $0, and upon Issuer’s delivery of such cash (if any) in respect of such Warrant, such Warrant shall be deemed to have been exercised in full and canceled.

In the case of any Reorganization in which holders of Common Stock may make an election as between different types of Exchange Property (as defined below), a Warrantholder shall be deemed to have elected to receive upon exercise of the Warrants, the weighted average of the types and amounts of consideration actually received by the holders of Common Stock.

“Reorganization” means any consolidation, merger, statutory share exchange, business combination or similar transaction, any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of Issuer and its subsidiaries, or any recapitalization, reclassification, reorganization or change of the Common Stock (other than as described in paragraph 1(A) of Schedule 1), in each case, in which the Common Stock is converted into, is exchanged for or becomes the right to receive cash, securities or other property (the “Exchanged Property”).

Settlement	Full physical

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Schedule I

1.              Adjustments.

(A)                               Adjustments upon Certain Transactions.  The Exercise Price and the number of shares of Common Stock underlying one Warrant (initially, one share, the “Warrant Share Number”) shall be adjusted pursuant to the formulas below in the event Issuer (i) pays a dividend or makes any other distribution with respect to its Common Stock solely in shares of its Common Stock, (ii) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares or (iii) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares.

Where:

Ub = Warrant Share Number before the adjustment

Ua = Warrant Share Number after the adjustment

Pb = Exercise Price before the adjustment

Pa = Exercise Price after the adjustment

Ob = Number of shares of Common Stock outstanding immediately before the transaction in question

Oa = Number of shares of Common Stock outstanding immediately after the transaction in question

(B)                               Certain Rights, Options and Warrants.  The Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below in the event Issuer issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than in connection with a shareholder rights plan or management incentive plan) entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the fair market values of one share of Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date of such issuance; provided that the Exercise Price shall not be increased (and Warrant Share Number shall not be decreased) as a result of this paragraph.  For purposes of this paragraph 1(B) in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the fair market values of one share of Common Stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account the fair market value of any consideration received by Issuer for such rights, options or warrants and any amount payable on exercise or conversion thereof.

Where:

Ub = Warrant Share Number before the adjustment

Ua = Warrant Share Number after the adjustment

Pb = Exercise Price before the adjustment

Pa = Exercise Price after the adjustment

Ob = Number of shares of Common Stock outstanding immediately before the transaction in question

X = Number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = Number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants divided by (ii) the average of the fair market values of one share of Common Stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the announcement date of the issuance of such rights, options or warrants

(C)                               Certain Dividends and Distributions.  If Issuer shall fix a record date for the payment of a dividend or the making of a distribution with respect to the Common Stock of shares of securities, evidences of indebtedness, assets, rights, options or warrants (other than (i) dividends, distributions or issuances for which an adjustment is made pursuant to paragraph 1(A) or paragraph 1(B) and (ii) regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles) to all or substantially all holders of the Common Stock, the Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below.

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Where:

Ub = Warrant Share Number before the adjustment

Ua = Warrant Share Number after the adjustment

Pb = Exercise Price before the adjustment

Pa = Exercise Price after the adjustment

M = fair market value per share of Common Stock determined as of the record date

D = fair market value of the dividend or distribution made per share of Common Stock

(D)                               Tender and Exchange Offers.  If a publicly-announced tender or exchange offer made by Issuer or any of its subsidiaries for the Common Stock (other than a Reorganization) shall be consummated, to the extent that the cash and fair market value of any other consideration included in the payment per share of Common Stock exceeds the average of the fair market values of one share of Common Stock over the 10 consecutive trading day period ending on, and including, the tenth trading day immediately following the date on which such tender or exchange offer is consummated, then the Exercise Price and the Warrant Share Number shall be adjusted pursuant to the formulas below; provided that the Exercise Price shall not be increased (and Warrant Share Number shall not be decreased) as a result of this paragraph 1(E).

Where:

Ub = Warrant Share Number before the adjustment

Ua = Warrant Share Number after the adjustment

Pb = Exercise Price before the adjustment

Pa = Exercise Price after the adjustment

M = Average of the fair market values of one share of Common Stock over the 10 consecutive trading day period ending on, and including, the tenth trading day immediately following the date on which such tender or exchange offer is consummated

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E = Aggregate fair market value of all cash and any other consideration paid or payable for shares of Common Stock in such tender or exchange offer

Ob = Number of shares of Common Stock outstanding immediately before giving effect to such tender or exchange offer

Oa = Number of shares of Common Stock outstanding immediately after giving effect to such tender or exchange offer

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Annex 8

Transfer Agreement

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of (the “Agreement”),(1) by and among Jones Energy, Inc. (“JEI”) and its affiliates and subsidiaries bound thereby, the Consenting First Lien Noteholders, and the Consenting Unsecured Noteholders, including the transferor to the Transferee of any First Lien Notes, 2022 Notes, 2023 Notes, or any other claims against the Debtors (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting First Lien Noteholder” or “Consenting Unsecured Noteholder,” as applicable, under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):
Telephone:
Facsimile:

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Notes (if any)	$
2022 Notes (if any)	$
2023 Notes (if any)	$

(1)         Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Annex 9

Form of Joinder

Joinder

This joinder (this “Joinder”) to the Restructuring Support Agreement (the “Agreement”), dated as of [  ], 2019, by and among:  (i) Jones Energy, Inc. (“JEI”), a company incorporated under the Laws of Delaware, and each of Jones Energy, LLC, CCPR Sub LLC, Jones Energy Finance Corp., Jones Energy Holdings, LLC, JRJ Opco, LLC, Nosley Acquisition, LLC, Nosley Assets, LLC, Nosley Midstream, LLC, Nosley SCOOP, LLC, and Jones Energy Intermediate, LLC (together with JEI, collectively, the “Company Parties”); (ii) the Consenting First Lien Noteholders; and (iii) the Consenting Unsecured Noteholders, is executed and delivered by [                ] (the “Joining Party”) as of [                ].  Each capitalized term used herein but not otherwise defined shall have the meaning ascribed to it in the Agreement.

1.             Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder as Annex A (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions thereof).  The Joining Party shall hereafter be deemed to be a Party for all purposes under the Agreement and one or more of the entities comprising the Consenting Stakeholders.

2.             Representations and Warranties.  The Joining Party hereby represents and warrants to each other Party to the Agreement that, as of the date hereof, such Joining Party (a) is the legal or beneficial holder of, and has all necessary authority (including authority to bind any other legal or beneficial holder) with respect to, the First Lien Notes and/or Unsecured Notes identified below its name on the signature page hereof, and (b) makes, as of the date hereof, the representations and warranties set forth in Section 10 hereof to each other Party.

3.             Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

4.             Notice.  All notices and other communications given or made pursuant to the Agreement shall be sent to:

To the Joining Party at:

[JOINING PARTY]
[ADDRESS]
Attn:
Facsimile: [FAX]
EMAIL:

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Notes (if any)	$
2022 Notes (if any)	$
2023 Notes (if any)	$

Annex A

Agreement